Form 10-K405, Exhibit 13
period 1996-12-31
ASTORIA FINANCIAL CORP
filed 1997-03-28
CIK 910322

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

Set forth below are selected consolidated financial and other data of the Company. This financial data is derived in part from, and should be read in conjunction with, the Company's consolidated financial statements and related notes.

                                                                At December 31,
                                        --------------------------------------------------------------
(In Thousands)                             1996         1995         1994         1993         1992
------------------------------------------------------------------------------------------------------
Selected Financial Data:
Total assets                            $7,272,763   $6,620,102   $4,642,547   $4,121,280   $3,418,924
Federal funds sold and
  repurchase agreements                     56,000      100,000      198,490      229,820      150,000
Mortgage-backed, mortgage-related and
  other securities available-for-sale    2,296,662    2,515,968       55,550         --           --
Mortgage-backed, mortgage-related and
  other securities held-to-maturity      1,961,015    1,615,542    2,659,533    2,227,402    1,404,020
Loans receivable, net                    2,637,327    2,043,643    1,574,760    1,506,966    1,692,939
Real estate owned and investments
  in real estate, net                       12,129       23,331       26,378       32,141       36,428
Deposits                                 4,513,093    4,263,421    3,280,652    2,898,372    2,877,843
Borrowed funds                           2,111,514    1,704,691      766,849      652,849      265,500
Stockholders' equity (1)                   588,829      590,685      550,575      537,349      242,219


                                                       For the Year Ended December 31,
                                        --------------------------------------------------------------

(In Thousands, Except Per Share Data)      1996         1995         1994         1993         1992
------------------------------------------------------------------------------------------------------
Selected Operating Data:
Interest income                         $  491,174   $  434,976   $  301,387   $  266,983   $  266,119
Interest expense                           304,481      265,705      150,527      140,406      155,692
------------------------------------------------------------------------------------------------------
Net interest income                        186,693      169,271      150,860      126,577      110,427
Provision for loan losses                    3,963        2,007        3,733        6,959       11,553
------------------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                          182,730      167,264      147,127      119,618       98,874
Non-interest income                         13,722        9,466        6,218        6,374        5,759

Non-interest expense:
  General and administrative                96,165       90,344       72,089       61,877       59,500
  Real estate operations, net               (2,723)      (3,344)       1,894        3,557        2,218
  (Recovery of)/provision for
    real estate losses                      (1,747)         259        3,017        6,020        3,546
  Amortization of excess of cost over
    fair value of net assets acquired        8,684        8,307        1,788        2,250        2,895
  SAIF recapitalization assessment          28,545         --           --           --           --
  Provision for restructuring                 --           --           --          8,325         --
------------------------------------------------------------------------------------------------------
    Total non-interest expense             128,924       95,566       78,788       82,029       68,159
------------------------------------------------------------------------------------------------------
  Income before income taxes,
    extraordinary item and cumulative
    effect of accounting changes            67,528       81,164       74,557       43,963       36,474
Income tax expense                          30,675       35,743       30,880       18,677       17,502
------------------------------------------------------------------------------------------------------
  Income before extraordinary item
    and cumulative effect of
    accounting changes                      36,853       45,421       43,677       25,286       18,972
Extraordinary item:
  Penalty on prepayment of FHLB-NY
    advances, net of income tax benefit       --           --           --         (3,499)        --
Cumulative effect of accounting changes       --           --           --          2,881         --
------------------------------------------------------------------------------------------------------
    Net income                          $   36,853   $   45,421   $   43,677   $   24,668   $   18,972
======================================================================================================
Primary earnings per
  common share (2), (3)                 $     1.77   $     2.07   $     1.85   $     0.19          N/A
Fully diluted earnings per
  common share (2), (3)                 $     1.71   $     2.06   $     1.85   $     0.19          N/A
Fully diluted earnings per
  common share excluding
  SAIF recapitalization assessment,
net of tax (2), (3)                     $     2.49   $     2.06   $     1.85   $     0.19          N/A

(See footnotes on the following page)

                                                                            At or For the Year Ended December 31,
                                                       ------------------------------------------------------------------------
                                                              1996           1995           1994           1993           1992
-------------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios and Other Data:
Return on average assets                                      0.53%          0.73%          0.99%          0.67%          0.57%
Return on average stockholders' equity                        6.38           8.01           7.95           8.37           8.14
Return on average stockholders' tangible equity               7.79           9.81           8.04           8.61           8.54
Average stockholders' equity to average assets                8.25           9.09          12.44           7.99           7.02
Average tangible stockholders' equity
  to average tangible assets                                  6.86           7.55          12.32           7.79           6.69
Stockholders' equity to total assets                          8.10           8.92          11.86          13.04           7.08
Core deposits to total deposits (4)                          38.52          39.59          38.71          47.56          45.49
Net interest spread                                           2.45           2.55           3.04           3.29           3.20
Net interest margin (5)                                       2.77           2.85           3.51           3.55           3.45
Operating income to average assets (6)                        0.17           0.15           0.14           0.17           0.17
General and administrative expense to average assets          1.37           1.45           1.63           1.68           1.79
Cash general and administrative expense
  to average assets (7)                                       1.21           1.31           1.46           1.68           1.79
Efficiency ratio (8)                                         48.37          50.55          45.89          46.54          51.21
Cash efficiency ratio (7)                                    42.58          45.88          40.95          46.54          51.21
Average interest-earning assets to
  average interest-bearing liabilities                       1.07x          1.07x          1.13x          1.07x          1.05x
Book value per common share                               $  27.42       $  26.13       $  22.87       $  20.39       $   --
Tangible book value per common share                         22.75          21.30          22.65          20.12           --
Cash dividends paid per common share                          0.43           0.20           --             --             --

Selected Financial Ratios, Excluding SAIF
Recapitalization Assessment:
Return on average assets                                      0.77%          0.73%          0.99%          0.67%          0.57%
Cash return on average assets (9)                             1.06           0.99           1.20           0.73           0.66
Return on average stockholders' equity                        9.28           8.01           7.95           8.37           8.14
Cash return on average stockholders' equity (9)              12.76          10.94           9.68           9.14           9.39
Return on average stockholders' tangible equity              11.33           9.81           8.04           8.61           8.54
Cash return on average stockholders'
  tangible equity (9)                                        15.58          13.40           9.79           9.39           9.84

Asset Quality Ratios:
Non-performing loans to total loans (10)                      1.26%          2.16%          4.20%          6.45%          7.43%
Non-performing loans to total assets                          0.46           0.67           1.44           2.40           3.74
Non-performing assets to total assets (11)                    0.63           1.02           2.01           3.18           4.80
Allowance for loan losses to non-performing loans            42.11          30.34          18.19          16.87          12.32
Allowance for loan losses to non-accrual loans               54.06          34.90          21.37          21.47          15.14
Allowance for loan losses to total loans                      0.53           0.65           0.76           1.09           0.92

Other Data:
Number of deposit accounts                                 461,044        439,681        308,218        284,334        297,941
Mortgage loans serviced for others (in thousands)         $109,521       $123,931       $ 54,157       $ 67,791       $ 87,070
Number of full service banking offices (12)                     46             46             28             28             30
Full time equivalent employees                                 930            954            751            788            791

(1) Balance at December 31, 1992 represents only retained earnings, substantially restricted.
(2)  1993 based on net income from November 18, 1993 to December 31, 1993.
(3)  Prior periods adjusted for two-for-one stock split on June 3, 1996.
(4) Core deposits are comprised of savings, money market, money manager and NOW accounts.
(5) Net interest margin represents net interest income divided by average interest-earning assets.
(6) Operating income represents total non-interest income less net gains on sales of securities, loans and premises and equipment of $1,614,000, $11,000 and $165,000, for 1996, 1995 and 1993, respectively.
(7) Excluding non-cash charge for amortization relating to allocation of ESOP stock and earned portion of RRP stock, and related tax benefit.
(8) Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus operating income.
(9) Excluding non-cash charge for amortization of excess of cost over fair value of net assets acquired and amortization relating to allocation of ESOP stock and earned portion of RRP stock, and related tax benefit.
(10) Non-performing loans consist of all non-accrual loans and all mortgage loans delinquent 90 days or more as to their maturity date but not their interest payments.
(11) Non-performing assets consist of all non-performing loans, real estate owned and investments in real estate, net.
(12) As of February 1, 1997, the number of banking offices totaled 45.

CONSOLIDATED SCHEDULE OF CASH EARNINGS
Astoria Financial Corporation and Subsidiary

                                                For the Year Ended                            For the Year Ended
                                                December 31, 1996                             December 31, 1995
                                   -------------------------------------------------------------------------------------

                                   Reported                          Cash        Reported                         Cash
(In Thousands, Except Share Data)  Earnings (1)   Adjustments      Earnings      Earnings (1)   Adjustments     Earnings
------------------------------------------------------------------------------------------------------------------------
Total interest income               $ 491,174      $    --        $ 491,174      $ 434,976      $    --        $ 434,976
Total interest expense                304,481           --          304,481        265,705           --          265,705
------------------------------------------------------------------------------------------------------------------------
Net interest income                   186,693           --          186,693        169,271           --          169,271
Provision for loan losses               3,963           --            3,963          2,007           --            2,007
------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses           182,730           --          182,730        167,264           --          167,264
------------------------------------------------------------------------------------------------------------------------
Total non-interest income              13,722           --           13,722          9,466           --            9,466
------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
  General and administrative:
    Compensation and benefits          50,130        (11,509)(2)     38,621         45,412         (8,346)(2)     37,066
    Other general and
      administrative                   46,035           --           46,035         44,932           --           44,932
------------------------------------------------------------------------------------------------------------------------
      Total general and
         administrative                96,165        (11,509)        84,656         90,344         (8,346)        81,998
  Real estate operations, net          (2,723)          --           (2,723)        (3,344)          --           (3,344)
  (Recovery of)/provision for
    real estate losses                 (1,747)          --           (1,747)           259           --              259
  Amortization of excess of
    cost over fair value of net
    assets acquired                     8,684         (8,684)(3)        --           8,307         (8,307)(3)       --
  SAIF recapitalization
    assessment                         28,545           --           28,545           --             --             --
------------------------------------------------------------------------------------------------------------------------
      Total non-interest
         expense                      128,924        (20,193)       108,731         95,566        (16,653)        78,913
------------------------------------------------------------------------------------------------------------------------
Income before income
  tax expense                          67,528         20,193         87,721         81,164         16,653         97,817
Income tax expense                     30,675           --           30,675         35,743           --           35,743
------------------------------------------------------------------------------------------------------------------------
Net income                          $  36,853      $  20,193      $  57,046      $  45,421      $  16,653      $  62,074
========================================================================================================================
Primary earnings per
  common share (4)                  $    1.77      $    0.96      $    2.73      $    2.07      $    0.76      $    2.83
========================================================================================================================
Fully diluted earnings per
  common share (4)                  $    1.71      $    0.93      $    2.64      $    2.06      $    0.76      $    2.82
========================================================================================================================

(1) Results of operations reported in conformity with generally accepted accounting principles.
(2) Non-cash amortization expense relating to allocation of ESOP stock and earned portion of RRP stock and related tax benefit.
(3) Non-cash amortization expense of excess of cost over fair value of net assets acquired (goodwill).
(4) 1995 figures adjusted for two-for-one stock split on June 3, 1996.

                                                For the Year Ended
                                                December 31, 1996
--------------------------------------------------------------------------

                                        Reported                    Cash
(In Thousands, Except Share Data)       Earnings   Adjustments    Earnings
--------------------------------------------------------------------------

Net income, excluding SAIF
  recapitalization assessment           $ 53,727     $ 20,193     $ 73,920
==========================================================================
Fully diluted earnings per common
  share, excluding SAIF
  recapitalization assessment(a)        $   2.49     $   0.94     $   3.43
==========================================================================

Note: SAIF recapitalization assessment was $16.9 million, net of tax.
(a) Calculation based on inclusion of dilutive effect of common stock equivalents.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Astoria Financial Corporation (the " Company") was incorporated on June 14, 1993, and is the holding company for Astoria Federal Savings and Loan Association (the "Association"). The Company is headquartered in Lake Success, New York and its principal business consists of the operation of its wholly-owned subsidiary, the Association. The Association's primary business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, principal repayments and borrowed funds, primarily in one-to-four family residential mortgage loans, mortgage-backed and mortgage-related securities and, to a lesser extent, commercial real estate loans, multi-family mortgage loans and consumer loans. In addition, the Association invests in securities issued by the U.S. Government and federal agencies and other securities. The Company had no operations prior to November 18, 1993, the date on which the Association completed its conversion from mutual to stock form of ownership, and, accordingly, the results of operations prior to that date reflect only those of the Association and its subsidiaries.

     The Company's results of operations are dependent primarily on its net interest income, which is the difference between the interest earned on its assets, primarily its loan and securities portfolios, and its cost of funds, which consists of the interest paid on its deposits and borrowings. The Company's net income also is affected by its provision for loan losses as well as its non-interest income, general and administrative expense, other non-interest expense, and income tax expense. General and administrative expense consists of compensation and benefits, occupancy, equipment and systems expenses, federal deposit insurance premiums, advertising and other operating expenses. Other non-interest expense generally consists of real estate operations, net, provision for real estate losses and amortization of excess of cost over the fair value of net assets acquired. The earnings of the Company are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates and U.S. Treasury yield curves, government policies and actions of regulatory authorities.

--------------------------------------------------------------------------------

Liquidity and
Capital
Resources

     The Company's primary source of funds is cash provided by investing activities and includes principal and interest payments on loans and mortgage-backed, mortgage-related and other securities. During the years ended December 31, 1996 and 1995, principal payments on loans and mortgage-backed, mortgage-related and other securities totaled $835.4 million and $624.4 million, respectively. The Company also received $521.1 million of proceeds from the sale of securities acquired through the acquisition of Fidelity New York, F.S.B. ("Fidelity") during the year ended December 31, 1995. The Company's other sources of funds are provided by operating and financing activities. Cash provided from operating activities during the years ended December 31, 1996 and 1995 totaled $62.3 million and $72.9 million, respectively, of which $36.9 million and $45.4 million, respectively, represented net income of the Company. The net increases in borrowings and deposits during 1996 totaled $406.7 million and $249.2 million, respectively. Net increases in borrowings during 1995 were $227.5 million. The Company's primary uses of funds in its investing activities are for the purchase and origination of mortgage loans and the purchase of mortgage-backed, mortgage-related and other securities. During the year ended December 31, 1996, the Company's gross purchases and originations of mortgage loans totaled $928.7 million, compared to $453.3 million during the year ended December 31, 1995. The Company's purchases of mortgage-backed, mortgage-related and other securities during the year ended December 31, 1996 totaled $788.5 million. Mortgage-backed, mortgage-related and other securities purchased during the year ended December 31, 1995 totaled $935.8 million.

     Stockholders' equity totaled $588.8 million at December 31, 1996 compared to $590.7 million at December 31, 1995. The decrease reflects the combined effect of the Company's earnings for the year ended December 31, 1996 of $36.9 million, the amortization for the allocated portion of shares held by the Employee Stock Ownership Plan ("ESOP") and the earned portion of the shares held by the Recognition and Retention Plans ("RRP") and related tax benefit, totaling $11.5 million and the net gain on the issuance of treasury stock for option exercises and the sale of unearned RRP shares totaling $625,000 all of which were offset by stock repurchases totaling $31.7 million, the change in the unrealized gain on securities, net of taxes, of $11.0 million and the declaration of dividends of $8.2 million.

     Tangible stockholders' equity (stockholders' equity less the excess of cost over fair value of net assets acquired ("goodwill")) totaled $488.5 million at December 31, 1996 compared to $481.7 million at December 31, 1995. This increase reflects the change in the Company's stockholders' equity noted above, plus the reduction in the balance of goodwill. Tangible equity is a critical measure of a company's ability to repurchase shares, pay dividends and continue to grow. The Association is subject to various capital requirements which affect its classification for safety and soundness purposes, as well as for deposit insurance purposes. These requirements utilize tangible equity as a base component, not equity as defined by generally accepted accounting principles ("GAAP"). Although reported earnings and return on equity are traditional measures of a company's performance, management believes that the growth in tangible equity, or "cash earnings" is also a significant measure of a company's performance. Cash earnings exclude the effects of various non-cash expenses such as the amortization for the allocation of ESOP and RRP stock as well as the amortization of goodwill. These items have either been previously charged to equity, as in the case of ESOP and RRP charges through contra-equity accounts, or do not affect tangible equity, such as the market appreciation of allocated ESOP shares, for which the operating charge is offset by a credit to additional paid-in capital, and goodwill amortization for which the related intangible asset has already been deducted in the calculation of tangible equity.

     Management believes that cash earnings and cash returns on average tangible equity reflect the Company's ability to generate tangible capital that can be leveraged for future growth. For the year ended December 31, 1996, cash earnings totaled $57.0 million, or $20.1 million more than reported earnings, representing a cash return on average tangible equity of 12.06%. Excluding the one time Savings Association Insurance Fund ("SAIF") recapitalization assessment, the cash earnings and cash return on tangible equity for the year ended December 31, 1996 were $73.9 million and 15.58%, respectively. For the year ended December 31, 1995, cash earnings totaled $62.1 million, or $16.7 million more than reported earnings, representing a cash return on average tangible equity of 13.40%. Management also believes that since cash earnings represents the Company's tangible capital growth, various other performance measures should also be analyzed utilizing cash earnings. Excluding the SAIF recapitalization assessment, the cash return on average assets was 1.06% and 0.99% for the years ended December 31, 1996 and 1995, respectively. Additionally, the cash general and administrative expense to average assets ratios and cash efficiency ratios decreased to 1.21% and 42.58%, respectively, for the year ended December 31, 1996 from 1.31% and 45.88% for the year ended December 31, 1995 reflecting similar trends to those noted in these ratios based on GAAP earnings. For more details on cash versus reported earnings, see the "Consolidated Schedule of Cash Earnings" on page 19.

     The Association is required to maintain an average daily balance of liquid assets and short-term liquid assets as a percentage of net withdrawable deposit accounts plus short-term borrowings as defined by the regulations of the Office of Thrift Supervision ("OTS"). The minimum required liquidity and short-term liquidity ratios are currently 5.0% and 1.0%, respectively. The Association's liquidity ratios were 8.60% and 7.09% at December 31, 1996 and 1995, respectively. The Association's short-term liquidity ratios were 3.76% and 2.50% at December 31, 1996 and 1995, respectively. The Association's short-term liquid assets consist primarily of cash and short-term investments. At December 31, 1996 and 1995, assets qualifying for short-term liquidity totaled $183.0 million and $130.0 million, respectively. The levels of the Association's short-term liquid assets are dependent on the Association's operating, investing and financing activities during any given period.

     In the normal course of its business, the Company routinely enters into various commitments, primarily relating to the origination and purchase of loans and the leasing of certain office facilities. Total commitments outstanding, at December 31, 1996, to originate and purchase loans were $85.4 million and $18.6 million, respectively. Rental payments under lease commitments totaled $25.5 million at December 31, 1996. The Company anticipates that it will have sufficient funds available to meet its current commitments in the normal course of its business.

     During the years ended December 31, 1996 and 1995, the Company repurchased 1,205,496 and 1,471,752 common shares, respectively, for an aggregate cost of $31.7 million and $26.6 million, respectively, bringing the cumulative total of common shares repurchased as of December 31, 1996 to 4,965,332 for an aggregate cost of $92.5 million. Of the total shares repurchased in 1996, 1,130,496 shares represented the completion of the Company's fourth 5% stock repurchase program, at an aggregate cost of $29.1 million, and 75,000 shares were purchased, at an aggregate cost of $2.6 million, as part of the Company's fifth stock repurchase plan approved by the Board of Directors on November 26, 1996. This fifth stock repurchase plan authorizes the purchase, at the discretion of management, of up to 2,500,000 shares of the Company's outstanding common stock over a two year period in open-market or privately negotiated transactions.

     On July 19, 1995, the Company declared its first quarterly cash dividend and adopted a dividend reinvestment and stock purchase plan. The dividend reinvestment and stock purchase plan which became effective on December 1, 1995, has to date, required no additional shares to be issued out of authorized and unissued shares. During the years ended December 31, 1996 and 1995, the Company declared cash dividends totaling $8.2 million and $4.0 million, respectively. On April 17, 1996, the Company declared a two-for-one stock split in the form of a 100% stock dividend and on June 3, 1996, shareholders received one additional share of the Company's common stock for each share of common stock owned as of May 15, 1996. On January 22, 1997, the Company declared a quarterly cash dividend of $0.11 per share payable on March 3, 1997 to shareholders of record as of the close of business on February 15, 1997.

     On July 18, 1996, the Company adopted a Stockholder Rights Plan (the "Rights Plan") and declared a dividend of one preferred share purchase right ("Right") for each outstanding share of common stock of the Company. Each Right entitles stockholders to buy one one-hundredth interest in a share of a new series of preferred stock of the Company, at an exercise price of $100.00 upon the occurrence of certain events described in the Rights Plan. The Rights Plan was not adopted in response to any specific event, but is intended to help ensure that all stockholders of the Company receive fair and equitable treatment in the event of any proposed acquisition of the Company and guards against partial tender offers, squeeze-outs and other tactics to gain control of the Company without paying all stockholders a fair and full value for their investment in the Company. The Rights Plan will not prevent the Company from being acquired, but rather encourages potential acquirors to negotiate any such proposed transaction with the Board of Directors, who has the responsibility to act in the best interest of all who own the Company's stock.

     At the time of the conversion to stock form, the Association was required to establish a liquidation account in an amount equal to its capital as of June 30, 1993. As part of the acquisition of Fidelity, the Association established a similar liquidation account equal to the remaining liquidation account balance previously maintained by Fidelity as a result of its conversion from mutual to stock form of ownership. These liquidation accounts will be reduced to the extent that eligible account holders reduce their qualifying deposits. In the unlikely event of a complete liquidation of the Association, each eligible account holder will be entitled to receive a distribution from the liquidation account. The Association is not permitted to declare or pay dividends on its capital stock, or repurchase any of its outstanding stock, if the effect thereof would cause its stockholders' equity to be reduced below the amounts required for the liquidation accounts or applicable regulatory capital requirements.

     At December 31, 1996, the Association exceeded all of its regulatory capital requirements with tangible, core, and risk-based capital ratios of 5.65%, 5.65%, and 16.41%, respectively. The respective minimum regulatory requirements were 1.50%, 3.00%, and 8.00%. During the first quarter of 1997, the Association created a new operating subsidiary, intended to qualify as a real estate investment trust, which may, among other things, be utilized by the Association to raise capital in the future.

     Retained earnings at December 31, 1996 and 1995 includes approximately $65,000,000 for which no Federal income tax liability has been recognized. This amount represents the balance of the bad debt reserves (other than supplemental reserves) created for tax purposes as of December 31, 1987. These amounts are subject to recapture in the unlikely event that the Association (i) makes distributions in excess of earnings and profits, (ii) redeems its stock, or (iii) liquidates. See "Impact of New Legislation--Recapture of Bad Debt Reserves."

--------------------------------------------------------------------------------

SAIF
Recapitalization

     In response to the disparity in deposit insurance assessment rates that existed between banks insured by the Bank Insurance Fund ("BIF") and thrifts insured by the SAIF, the Deposit Funds Insurance Act of 1996 (the "Funds Act") was enacted into law on September 30, 1996. The Funds Act authorized the Federal Deposit Insurance Corporation ("FDIC") to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. This special SAIF assessment for the Association of $28.5 million, or $16.9 million net of taxes was charged against income in the third quarter of 1996 and paid in November 1996. In view of the recapitalization of the SAIF, the FDIC reduced the assessment rates for SAIF-assessable deposits beginning on October 1, 1996. The Company expects to incur approximately $2.9 million of assessments (based on the Association's December 31, 1996 deposit insurance assessment base) for the year ending December 31, 1997. As a result of the lower assessment rates, the expected 1997 expense, based on the December 31, 1996 deposit insurance assessment base, would be $6.7 million lower than the expense incurred in 1996. See "Impact of New Legislation--Deposit Insurance--SAIF Recapitalization" for further discussion.

--------------------------------------------------------------------------------

Lending and
Investing
Activities

     The primary lending and investing activities of the Company include the origination of mortgage, consumer and other loans and the purchase of mortgage loans and mortgage-backed, mortgage-related and other securities. The Company's lending and investing activities in 1996 reflect the Company's emphasis on building its loan portfolio, supplemented by purchases of mortgage-backed, mortgage-related and other securities, in order to provide and enhance a stable earnings stream. The Company originates loans locally, either directly or through mortgage brokers who obtain applications and process loans, which are underwritten, committed for and closed by the Company. During the years ended December 31, 1996 and 1995, the Company originated gross mortgage loans totaling $612.7 million and $202.7 million, respectively, of which $378.1 million and $81.4 million, respectively, were originated through mortgage brokers. The Company expanded its loan production in 1996 by focusing on its external delivery channels, in particular, the purchase of mortgage loans through its third-party loan origination program, as well as through bulk loan purchase transactions. During the years ended December 31, 1996 and 1995, gross mortgage loan purchases totaled $316.0 million and $250.6 million, respectively, of which $60.2 million and $128.3 million, respectively, were bulk purchases. Of the total mortgage loans purchased or originated during the years ended December 31, 1996 and 1995, $303.7 million and $229.4 million, respectively, were secured by properties located outside New York State. As of December 31, 1996, $592.2 million, or 22.8% of the Company's total loan portfolio, was secured by properties located in 42 states other than New York State. The Company does not have a concentration of lending in any state other than New York that comprises more than 5% of the total loan portfolio. For the years ended December 31, 1996 and 1995, purchases of mortgage-backed and mortgage-related securities totaled $336.7 million and $703.0 million, respectively, and purchases of other securities totaled $451.8 million and $232.8 million, respectively.

--------------------------------------------------------------------------------

Interest Rate
Sensitivity
Analysis

     The Company's net interest income, the primary component of its net income, is subject to substantial risk due to changes in interest rates or changes in market yield curves, particularly if there is a substantial variation in the timing between the repricing of its assets and the liabilities which fund them. The Company seeks to manage this risk by monitoring and controlling the variation in repricing intervals between its assets and liabilities. As discussed more fully below, there are a variety of factors which influence the repricing characteristics of any given asset or liability.

     The matching of the repricing characteristics of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice, either by its contractual terms or based upon certain assumptions made by management, within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing within a specific time frame exceeds the amount of interest rate sensitive liabilities maturing or repricing within that same time frame. Conversely, a gap is considered negative when the amount of interest rate sensitive liabilities maturing or repricing within a specific time frame exceeds the amount of interest rate sensitive assets maturing or repricing within that same time frame. In a rising interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a greater increase in the costs of its liabilities relative to the yields of its assets and thus a decrease in the institution's net interest income, whereas an institution with a positive gap would generally be expected to experience the opposite results. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

     The Company has attempted to limit its exposure to interest rate risk through the origination and purchase of adjustable-rate mortgage loans ("ARMs") and through purchases of adjustable-rate mortgage-backed and mortgage-related securities and fixed-rate mortgage-backed and mortgage-related securities with short- and medium-term average lives.

     The actual duration of mortgage loans and mortgage-backed and mortgage-related securities, can be significantly impacted by changes in mortgage prepayment and market interest rates. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the largest determinants of prepayment rates are prevailing interest rates and related mortgage refinancing opportunities. Management monitors interest rate sensitivity so that adjustments in the asset and liability mix, when deemed appropriate, can be made on a timely basis.

     At December 31, 1996, the Company's net interest-earning assets maturing or repricing within one year exceeded interest-bearing liabilities maturing or repricing within the same time period by $1.3 billion, representing a positive cumulative one-year gap of 17.9% of total assets. This compares to net interest-earning assets maturing or repricing within one year exceeding interest-bearing liabilities maturing or repricing within the same time period by $1.4 billion, representing a positive cumulative one-year gap of 21.7% of total assets at December 31, 1995. The Company's December 31, 1996 and 1995 cumulative one-year gap positions, however, reflect the classification of available-for-sale securities within the one-year maturing or repricing category. If those securities, at December 31, 1996, were classified according to repricing periods based on their estimated prepayments and maturities, interest-bearing liabilities maturing or repricing within one year would have exceeded net interest-earning assets maturing or repricing within the same time period by $31.7 million, representing a negative cumulative one-year gap of 0.44% of total assets. Using this method, at December 31, 1995, net interest-earning assets would have exceeded net interest-bearing liabilities by $9.9 million, representing a positive cumulative one-year gap of 0.15%.

     The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996, which are anticipated by the Company, using certain assumptions based on its historical experience and other data available to management, to reprice or mature in each of the future time periods shown. This table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the actual repricing dates of various assets and liabilities are subject to customer discretion and competitive and other pressures. Callable features of certain assets and liabilities, in addition to the foregoing, may cause actual experience to vary from that indicated. In addition, the available-for-sale securities may or may not be sold, or effectively repriced, since that activity is subject to management's discretion.

                                                                         At December 31, 1996
                                           ---------------------------------------------------------------------------------
                                                              More than        More than
                                                               One Year       Three Years
                                             One Year            to               to            More than
(Dollars in Thousands)                      or Less(1)     Three Years(1)      Five Years      Five Years(1)         Total
----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Mortgage loans (2)                       $   852,670      $   840,797       $   232,070       $   636,636      $ 2,562,173
  Consumer and other loans (2)                  37,541            8,642            10,767              --             56,950
  Federal funds sold and
  repurchase agreements                         56,000             --                --                --             56,000
  Mortgage-backed, mortgage-
  related and other securities
  available-for-sale                         2,296,662             --                --                --          2,296,662
  Mortgage-backed, mortgage-
  related and other securities
  held-to-maturity                             387,369          169,962           183,023         1,258,450        1,998,804
----------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets            3,630,242        1,019,401           425,860         1,895,086        6,970,589
Less:
  Unearned discount, premium
    and deferred fees (3)                        2,196            2,167               598             1,641            6,602
----------------------------------------------------------------------------------------------------------------------------
    Net interest-earning assets              3,628,046        1,017,234           425,262         1,893,445        6,963,987
----------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Savings                                      168,000          288,000           240,000           438,038        1,134,038
  NOW                                           22,548           15,048             7,524            30,039           75,159
  Money market and money
  manager                                      138,550          138,552            92,360            92,351          461,813
  Certificates of deposit                    1,582,985          928,134           263,631              --          2,774,750
  Borrowed funds                               411,514        1,590,000           100,000            10,000        2,111,514
----------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities       2,323,597        2,959,734           703,515           570,428        6,557,274
----------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                   $ 1,304,449      $(1,942,500)      $  (278,253)      $1,323,017$          406,713
============================================================================================================================
Cumulative interest sensitivity gap        $ 1,304,449      $  (638,051)      $  (916,304)      $   406,713
============================================================================================================================
Cumulative interest sensitivity gap
  as a percentage of total assets                17.94%           (8.77)%          (12.60)%            5.59%
Cumulative net interest-earning
  assets as a percentage of
  interest-bearing liabilities                  156.14%           87.92%            84.69%           106.20%

(1) For purposes of this analysis, $257.4 million of debt and mortgage-related securities and $600.0 million of borrowings, which are callable within one year, are classified above according to their contractual maturity dates (primarily in the more than five year category for debt and mortgage-related securities and the more than one year to three year category for borrowings).
(2) For purposes of this analysis, mortgage, consumer and other loans exclude non-performing loans, but are not reduced for the allowance for loan losses.
(3) For purposes of this analysis, unearned discount, premium and deferred fees are prorated.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar contractual maturities or periods to repricing, they may react in different ways to changes in market interest rates. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Additionally, certain assets, such as ARMs, have contractual features which restrict changes in interest rates on a short-term basis and over the life of the asset. Finally, the ability of borrowers to service their ARMs or other loan obligations may decrease in the event of an interest rate increase. The table reflects the estimates of management as to periods to repricing at a particular point in time. Among the factors considered are current trends and historical repricing experience with respect to similar products. For example, the Company has a number of deposit accounts, including savings, NOW accounts, money market and money manager accounts which, subject to certain regulatory exceptions not relevant here, may be withdrawn at any time. The Company, based upon its historical experience, assumes that while all customers in these account categories could withdraw their funds on any given day, they will not do so even if market interest rates change. As a result, different assumptions may be used at different points in time.

The Company, from time to time, in an attempt to further reduce volatility in its earnings caused by changes in interest rates will enter into financial derivative agreements with third parties. See Note 12 of the

     "Notes to the Consolidated Financial Statements" for a description of such transactions. The Company has not entered into any such transactions during 1996.

--------------------------------------------------------------------------------

Analysis of
Net Interest
Income

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends primarily upon the volume of interest-earning assets and interest-bearing liabilities and the corresponding interest rates earned or paid.

     The following table sets forth certain information relating to the Company for the years ended December 31, 1996, 1995 and 1994. Yields and costs are derived by dividing income or expense by the average balance of the related assets or liabilities, respectively, for the periods shown, except where otherwise noted. Average balances are derived from month-end balances. Management does not believe that the use of average monthly balances instead of average daily balances causes material differences in the information presented. The average balance of loans receivable includes loans on which the Company has discontinued accruing interest. The yields and costs include fees, premiums and discounts which are considered adjustments to interest rates.

                                                                          Year Ended December 31,
                                     -----------------------------------------------------------------------------------------------

                                                   1996                             1995                              1994
                                     -----------------------------------------------------------------------------------------------

                                                           Average                           Average                         Average
                                     Average                Yield/     Average                Yield/    Average               Yield/
(Dollars in Thousands)               Balance     Interest    Cost      Balance    Interest     Cost     Balance     Interest    Cost
------------------------------------------------------------------------------------------------------------------------------------
Assets:
  Interest-earning assets:
    Mortgage loans                  $2,317,574   $187,219    8.08%   $1,828,152   $153,262     8.38%   $1,442,932   $121,209   8.40%
    Consumer and other loans            58,753      6,021   10.25        61,480      6,496    10.57        52,510      4,983   9.49
    Mortgage-backed and
      mortgage-related
      securities (1)                 3,592,606    246,761    6.87     3,448,205    238,232     6.91     2,266,729    145,559   6.42
    Federal funds sold and
      repurchase agreements             55,255      2,978    5.39       153,972      9,021     5.86       157,044      7,170   4.57
    Other securities (1)               709,433     48,195    6.79       438,693     27,965     6.37       383,351     22,466   5.86
                                    ----------   --------            ----------   --------             ----------   --------
      Total interest-earning assets  6,733,621    491,174    7.29     5,930,502    434,976     7.33     4,302,566    301,387   7.00
                                                 --------                         --------                          --------
  Non-interest-earning assets          272,034                          308,095                           117,239
                                    ----------                       ----------                        ----------
Total assets                        $7,005,655                       $6,238,597                        $4,419,805
                                    ==========                       ==========                        ==========
Liabilities and
Stockholders' equity:
  Interest-bearing liabilities:
    Savings                         $1,146,243     29,000    2.53    $1,176,433     29,764     2.53    $1,095,827     27,466   2.51
    Certificates of deposit          2,699,540    148,335    5.49     2,544,542    142,052     5.58     1,713,688     83,051   4.85
    NOW                                114,110      2,282    2.00       240,032      4,841     2.02       128,653      2,612   2.03
    Money manager                      148,871      2,977    2.00          --         --       --            --         --     --
    Money market                       237,709      9,152    3.85       196,767      7,300     3.71       100,896      2,539   2.52
    Borrowed funds                   1,948,649    112,735    5.79     1,402,270     81,748     5.83       761,925     34,859   4.58
                                    ----------   --------            ----------   --------             ----------   --------
      Total interest-
        bearing liabilities          6,295,122    304,481    4.84     5,560,044    265,705     4.78     3,800,989    150,527   3.96
                                                 --------                         --------                          --------
  Non-interest-bearing liabilities     132,747                          111,225                            69,150
                                    ----------                       ----------                        ----------
Total liabilities                    6,427,869                        5,671,269                         3,870,139
Stockholders' equity                   577,786                          567,328                           549,666
                                    ----------                       ----------                        ----------
Total liabilities and
  stockholders' equity              $7,005,655                       $6,238,597                        $4,419,805
                                    ==========                       ==========                        ==========
Net interest income/net
  interest rate spread (2)                       $186,693    2.45%                $169,271     2.55%                $150,860   3.04%
                                                 ========    ====                 ========     ====                 ========   ====
Net interest-earning assets/
  net interest margin (3)           $  438,499               2.77%   $  370,458                2.85%   $  501,577              3.51%
                                    ==========               ====    ==========                ====    ==========              ====
Ratio of interest-earnings assets
  to interest-bearing liabilities        1.07x                            1.07x                             1.13x
                                    ==========                       ==========                        ==========

(1) Securities available-for-sale are reported at average amortized cost.

(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average interest-earning assets.

--------------------------------------------------------------------------------

Rate/Volume
Analysis

     The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) the changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) the changes attributed to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                           Year Ended December 31, 1996           Year Ended December 31, 1995
                                                    Compared to                            Compared to
                                           Year Ended December 31, 1995           Year Ended December 31, 1994
-----------------------------------------------------------------------------------------------------------------
                                               Increase (Decrease)                    Increase (Decrease)
                                      ---------------------------------------------------------------------------
(In Thousands)                         Volume        Rate         Net         Volume        Rate           Net
-----------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Mortgage loans                      $39,627      $(5,670)     $33,957      $ 32,342      $   (289)     $ 32,053
  Consumer and other loans               (282)        (193)        (475)          908           605         1,513
  Mortgage-backed and
    mortgage-related securities         9,916       (1,387)       8,529        80,836        11,837        92,673
  Federal funds sold and
    repurchase agreements              (5,371)        (672)      (6,043)         (142)        1,993         1,851
  Other securities                     18,277        1,953       20,230         3,431         2,068         5,499
-----------------------------------------------------------------------------------------------------------------
    Total                              62,167       (5,969)      56,198       117,375        16,214       133,589
-----------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Savings                                (764)        --           (764)        2,074           224         2,298
  Certificates of deposit               8,589       (2,306)       6,283        45,023        13,978        59,001
  NOW                                  (2,512)         (47)      (2,559)        2,242           (13)        2,229
  Money manager                         2,977         --          2,977          --            --            --
  Money market                          1,568          284        1,852         3,180         1,581         4,761
  Borrowed funds                       31,553         (566)      30,987        35,395        11,494        46,889
-----------------------------------------------------------------------------------------------------------------
    Total                              41,411       (2,635)      38,776        87,914        27,264       115,178
-----------------------------------------------------------------------------------------------------------------
Net change in net interest income     $20,756      $(3,334)     $17,422      $ 29,461      $(11,050)     $ 18,411
=================================================================================================================

--------------------------------------------------------------------------------

Asset Quality

     One of the Company's key operating objectives has been and continues to be to obtain and maintain a high level of asset quality. Through a variety of strategies, including, but not limited to, borrower workout arrangements and aggressive marketing of owned properties, the Company has been proactive in addressing problem and non-performing assets which, in turn, has helped to build the strength of the Company's financial condition. Such strategies, as well as the Company's concentration on one-to-four family mortgage lending and maintaining sound credit standards for new loan originations, have resulted in a reduction in non-performing assets of $22.2 million, or 32.8%, from $67.8 million at December 31, 1995 to $45.6 million at December 31, 1996. During the year ended December 31, 1996, net loan charge-offs totaled $3.4 million, of which $1.2 million related to five large commercial properties, compared to net loan charge-offs of $4.2 million for the year ended December 31, 1995. The reduction in non-performing assets was primarily due to decreases in non-accrual loans of $12.6 million, or 32.6%, and real estate owned, net of $10.3 million, or 58.0%. The significant reduction in real estate owned during the year ended December 31, 1996 was primarily a result of the Company's continued aggressive marketing of such properties, with net charge-offs on properties totaling only $881,000 for the year ended December 31, 1996. The following set of tables shows a comparison of delinquent loans and non-performing assets at December 31, 1996, 1995 and 1994.

     Delinquent Loans                           At December 31, 1996
                                    -------------------------------------------
                                        60-89 Days           90 Days or More
                                    -------------------------------------------
                                    Number   Principal      Number    Principal
                                      of      Balance         of       Balance
     (Dollars in Thousands)          Loans   of Loans        Loans    of Loans
     --------------------------------------------------------------------------
     One-to-four family               73      $3,901          276     $25,098
     Multi-family                      6       1,226           13       3,651
     Commercial real estate            2         823           13       3,301
     Construction                     --          --            4         251
     Consumer and other loans         52         337           92       1,159
     --------------------------------------------------------------------------
       Total delinquent loans        133      $6,287          398     $33,460
     --------------------------------------------------------------------------
     Delinquent loans to total loans            0.24%                    1.26%

                                                At December 31, 1995
                                    -------------------------------------------
                                        60-89 Days           90 Days or More
                                    -------------------------------------------
                                    Number   Principal      Number    Principal
                                      of      Balance         of       Balance
     (Dollars in Thousands)          Loans   of Loans        Loans    of Loans
     --------------------------------------------------------------------------
     One-to-four family              118      $8,173          366     $33,384
     Multi-family                      3         336           17       2,851
     Commercial real estate            3         384           21       4,698
     Construction                     --          --           10       2,271
     Consumer and other loans         47         622           65       1,276
     --------------------------------------------------------------------------
       Total delinquent loans        171      $9,515          479     $44,480
     --------------------------------------------------------------------------
     Delinquent loans to total loans            0.46%                    2.16%

                                                At December 31, 1994
                                    -------------------------------------------
                                        60-89 Days           90 Days or More
                                    -------------------------------------------
                                    Number   Principal      Number    Principal
                                      of      Balance         of       Balance
     (Dollars in Thousands)          Loans   of Loans        Loans    of Loans
     --------------------------------------------------------------------------
     One-to-four family              142      $8,002          272     $29,326
     Multi-family                      3         540           35       6,784
     Commercial real estate            2         198           18      23,009
     Construction                      1           7           21       6,899
     Consumer and other loans         31          97           67         920
     --------------------------------------------------------------------------
       Total delinquent loans        179      $8,844          413     $66,938
     --------------------------------------------------------------------------
     Delinquent loans to total loans            0.56%                    4.20%

     The underlying credit quality of the loan portfolio is dependent primarily on each borrower's ability to continue to make required loan payments and, in the event that a borrower is unable to continue to do so, the value of the collateral, if any, securing the loan. A borrower's ability to pay is typically dependent primarily on employment and other sources of income, which in turn is impacted by general economic conditions, although other factors, such as unanticipated expenditures or changes in the financial markets may also impact a borrower's ability to pay. Collateral values, particularly real estate values, are also impacted by a variety of factors including general economic conditions, demographics, maintenance and collection or foreclosure delays.

     Non-Performing Assets

                                                                             At December 31,
                                                                      -----------------------------
     (Dollars in Thousands)                                           1996(1)    1995(1)    1994(1)
     ----------------------------------------------------------------------------------------------
     Non-accrual delinquent mortgage loans (2)                        $24,905    $37,394    $56,037
     Non-accrual delinquent consumer and other loans                    1,159      1,276        920
     Mortgage loans delinquent 90 days or more (3)                      7,396      5,810      9,981
     ----------------------------------------------------------------------------------------------
         Total non-performing loans                                    33,460     44,480     66,938
     ----------------------------------------------------------------------------------------------
     Real estate owned, net (4)                                         7,421     17,677     18,898
     Investment in real estate, net (5)                                 4,708      5,654      7,480
     ----------------------------------------------------------------------------------------------
         Total real estate owned and investment in real estate, net    12,129     23,331     26,378
     ----------------------------------------------------------------------------------------------
         Total non-performing assets                                  $45,589    $67,811    $93,316
     ==============================================================================================
     Allowance for loan losses to non-performing loans (6)              42.11%     30.34%     18.19%
     Allowance for loan losses to total loans (6)                        0.53%      0.65%      0.76%

     (1) If all non-accrual loans had been performing in accordance with their original terms, the Company would have recorded interest income of $2.4 million and $4.0 million for the years ended December 31, 1996 and 1995, respectively. This compares to $934,000 and $1.3 million, respectively, of actual payments recorded to interest income. For the year ended December 31, 1994, the net amount of foregone interest income on the Company's non-accrual loans amounted to $7.1 million.

     (2) Total non-accrual delinquent mortgage loans include 3.8%, 15.4% and 49.7% of mortgage loans secured by other than one-to-four family properties at December 31, 1996, 1995 and 1994, respectively

     (3) Loans delinquent 90 days or more and still accruing interest consist solely of loans delinquent 90 days or more as to their maturity date but not their interest payments, and are primarily secured by multi-family and commercial properties.

     (4) Real estate acquired by the Company as a result of foreclosure or by deed in lieu of foreclosure is recorded at the lower of cost or fair value less estimated costs to sell.

     (5) Investment in real estate is recorded at the lower of cost or fair value.

     (6) For the activity in the allowance for loan losses, refer to Note 7 of the "Notes to Consolidated Financial Statements."

Comparison of Financial Condition and Operating Results for the Years Ended December 31, 1996 and 1995
--------------------------------------------------------------------------------

Changes in
Financial
Condition

     Total assets increased $652.7 million, or 9.9%, from $6.6 billion at December 31, 1995 to $7.3 billion at December 31, 1996. The growth in assets was primarily attributable to an increase in loans receivable, net, of $593.7 million, from $2.0 billion at December 31, 1995, to $2.6 billion at December 31, 1996. The growth in total loans receivable reflects the Company's continued emphasis on residential lending. See "Lending and Investing Activities" for further discussion. During the year ended December 31, 1996, gross mortgage loan originations totaled $612.7 million and purchases totaled $316.0 million. This compares to 1995 gross mortgage loan originations of $202.7 million and purchases of $250.6 million. Additionally, other securities available-for-sale and held-to-maturity increased $370.7 million, from $465.0 million at December 31, 1995, to $835.7 million at December 31, 1996. Purchases of these securities totaled $451.8 million for 1996 compared to $232.8 million for 1995. The Company's purchases of such other securities during the year ended December 31, 1996 were primarily callable government agency notes classified as held-to-maturity. The purchases of such securities resulted in the average yield of other securities increasing from 6.37% for the year ended December 31, 1995 to 6.79% for the year ended December 31, 1996. Asset growth in 1996 was funded through increased borrowings and deposits. Deposits increased $249.7 million, from $4.3 billion at December 31, 1995, to $4.5 billion at December 31, 1996. The increase in deposits was concentrated in certificates of deposit which increased $199.0 million, from $2.6 billion at December 31, 1995 to $2.8 billion at December 31, 1996. Borrowed funds increased $406.8 million, from $1.7 billion at December 31, 1995 to $2.1 billion at December 31, 1996, primarily reverse repurchase agreements which increased $361.7 million, from $1.5 billion at December 31, 1995 to $1.8 billion at December 31, 1996.

     Real estate owned and investments in real estate decreased $11.2 million, or 48.0%, from $23.3 million at December 31, 1995 to $12.1 million at December 31, 1996. This decrease was primarily the result of aggressive marketing of the Company's real estate owned properties. During the year ended December 31, 1996, the net book value of properties sold totaled $16.6 million, while additions to real estate owned properties through foreclosures and deeds in lieu of foreclosure totaled $8.9 million.

     Stockholders' equity totaled $588.8 million at December 31, 1996 compared to $590.7 million at December 31, 1995. The decrease reflects the combined effect of the Company's earnings for the year ended December 31, 1996 of $36.9 million, the amortization for the allocated portion of shares held by the ESOP and the earned portion of the shares held by the RRPs, and related tax benefit, totaling $11.5 million and the net gain on the issuance of treasury stock for option exercises and the sale of unearned RRP shares totaling $625,000 all of which were offset by stock repurchases totaling $31.7 million, the change in the unrealized gain on securities, net of taxes, of $11.0 million and the declaration of dividends of $8.2 million.

--------------------------------------------------------------------------------

Results of
Operations

     General

     Net income for the year ended December 31, 1996 was $36.9 million compared to $45.4 million for the year ended December 31, 1995. This $8.5 million decrease was the result of the SAIF recapitalization assessment of $16.9 million, net of tax, recorded in the third quarter. Although net income decreased from the prior year, net income, excluding the SAIF recapitalization assessment, for the year ended December 31, 1996, would have been $53.7 million, which represents an increase of $8.3 million, or 18.3% over net income for the year ended December 31, 1995. During 1996, net interest income increased $17.4 million and non-interest income increased $4.3 million, which were partially offset by an increase in general and administrative expense of $5.8 million and an increase in the provision for loan losses of $2.0 million.

     The return on average equity decreased from 8.01% for the year ended December 31, 1995 to 6.38% for the year ended December 31, 1996. Excluding the one-time SAIF recapitalization assessment, the return on average equity would have increased to 9.28% for the year ended December 31, 1996, representing a 15.9% increase from the prior year. The return on average tangible equity decreased from 9.81% for the year ended December 31, 1995 to 7.79% for the year ended December 31, 1996. Excluding the one-time SAIF recapitalization assessment, the return on average tangible equity would have increased to 11.33% for the year ended December 31, 1996, representing a 15.5% increase from the prior year. The return on average assets decreased 20 basis points, from 0.73% for the year ended December 31, 1995, to 0.53% for the year ended December 31, 1996. Excluding the one-time SAIF recapitalization assessment, the return on average assets would have increased to 0.77% for the year ended December 31, 1996, a 5.5% increase from the prior year.

     Interest Income

     Interest income for the year ended December 31, 1996 totaled $491.2 million compared to $435.0 million for the year ended December 31, 1995. This increase of $56.2 million, or 12.9%, was the result of an increase in total average interest-earning assets of $803.1 million, partially offset by a decrease in the average yield on interest-earning assets. The growth in total interest-earning assets was concentrated in mortgage loans and other securities. Interest income on mortgage loans increased $33.9 million, or 22.2%, to $187.2 million for the year ended December 31, 1996 which was the result of an increase in the average balance of $489.4 million, partially offset by a decrease in the average yield on mortgage loans from 8.38% for the year ended December 31, 1995 to 8.08% for the year ended December 31, 1996. Interest income on mortgage-backed and mortgage-related securities increased $8.6 million, from $238.2 million for the year ended December 31, 1995 to $246.8 million for the year ended December 31, 1996, which was the result of an increase in the average balance of such securities of $144.4 million and a decrease in the average yield of such securities from 6.91% for the year ended December 31, 1995 to 6.87% for the year ended December 31, 1996. Interest income on other securities increased $20.2 million from the combined effect of an increase in the average portfolio of $270.7 million and an increase in the average yield from 6.37% for the year ended December 31, 1995 to 6.79% for the year ended December 31, 1996. These increases were primarily the result of the Company's purchase of higher-yielding, callable agency-issued notes classified as held-to-maturity. Interest income on federal funds sold and repurchase agreements decreased $6.0 million due to decreases in both the average balance of $98.7 million and the average yield, from 5.86% for the year ended December 31, 1995 to 5.39% for the year ended December 31, 1996. The overall increase in the volume of average interest-earning assets resulted in a $62.2 million increase in interest income, whereas the overall reduction in the average yields on average interest-earning assets resulted in a $6.0 million decrease in interest income.

     Interest Expense

     Interest expense for the year ended December 31, 1996 totaled $304.5 million, representing an increase of $38.8 million from $265.7 million for the year ended December 31, 1995. This increase was attributable to increases in both the average balance of interest-bearing liabilities of $735.1 million and the average cost of such liabilities from 4.78% for the year ended December 31, 1995 to 4.84% for the year ended December 31, 1996. This growth in average interest-bearing liabilities was primarily used to fund the purchase and origination of mortgage loans. The Company's ability to leverage its asset growth through lower cost medium-term borrowings controlled the increase of interest expense on total interest-bearing liabilities. The increase in the average balances of total interest-bearing liabilities was concentrated in borrowed funds and certificates of deposit.

     Interest expense on deposit accounts increased $7.7 million, from $184.0 million for the year ended December 31, 1995 to $191.7 million for the year ended December 31, 1996. Although the average cost of deposits was relatively unchanged at 4.41% for the year ended December 31, 1996, the average balance increased $188.7 million. Interest expense on savings accounts decreased $764,000 as a result of a decrease in the average balance of $30.2 million. Interest expense on certificates of deposit increased $6.3 million, from $142.0 million for the year ended December 31, 1995 to $148.3 million for the year ended December 31, 1996. This increase reflects the impact of an increase in the average balance of certificates of deposits of $155.0 million, offset in part, by a decrease in the average cost from 5.58% during the year ended December 31, 1995 to 5.49% during the year ended December 31, 1996. During the first quarter of 1996, the Company implemented a program which converted its NOW accounts to a master account consisting of a NOW sub-account and a money market sub-account (money manager account). This resulted in a substantial shift of deposits from NOW accounts to money manager accounts. Total interest expense for NOW and money manager accounts for the year ended December 31, 1996 was $5.3 million, with a combined average balance for these accounts of $263.0 million for the same period. This compares to total interest expense for NOW accounts of $4.8 million and an average balance of $240.0 million for the year ended December 31, 1995, representing a $418,000 and $23.0 million increase in interest expense and average balance, respectively, from 1995 to 1996. Total interest expense on money market accounts increased $1.9 million, from $7.3 million for the year ended December 31, 1995 to $9.2 million for the year ended December 31, 1996. The average balance of money market accounts increased $40.9 million from 1995 to 1996 and the average cost of such accounts increased 14 basis points, from 3.71% for the year ended December 31, 1995 to 3.85% for the year ended December 31, 1996.

     Interest expense on borrowed funds increased $31.0 million, from $81.7 million for the year ended December 31, 1995 to $112.7 million for the year ended December 31, 1996. While the average balance increased $546.4 million, from $1.4 billion for the year ended December 31, 1995 to $1.9 billion for the year ended December 31, 1996, the average cost of borrowings decreased from 5.83% in 1995 to 5.79% in 1996. While the average cost of borrowings is generally higher than the average cost of core deposits, the Company's utilization of such funding sources provides greater flexibility in managing cash flow and interest rate risk, primarily through the use of two to three year borrowings. The cost of these medium-term borrowings has generally been less than the all-inclusive cost associated with certificates of deposit for the same terms.

     Net Interest Income

     Net interest income increased $17.4 million, or 10.3%, from $169.3 million for the year ended December 31, 1995 to $186.7 million for the year ended December 31, 1996. This change was the result of an increase in total average interest-earning assets of $803.1 million, or 13.5%, offset by an increase in total average interest-bearing liabilities of $735.1 million. The Company's net interest margin decreased from 2.85% during the year ended December 31, 1995 to 2.77% during the year ended December 31, 1996. The Company's net interest spread decreased from 2.55% for the year ended December 31, 1995 to 2.45% for the year ended December 31, 1996. This decrease in net interest spread was due to a slight reduction in the average yield on total average interest-earning assets of 4 basis points, from 7.33% for the year ended December 31, 1995 to 7.29% for the year ended December 31, 1996, coupled with a slight increase in the average cost of total average interest-bearing liabilities of 6 basis points from 4.78% to 4.84% for the same periods above.

     Provision for Loan Losses

     The provision for loan losses increased $2.0 million, from $2.0 million for the year ended December 31, 1995 to $4.0 million for the year ended December 31, 1996. The increase in the provision was primarily attributable to the growth in the Company's loan portfolio as a result of record loan originations and purchases during 1996, primarily in one-to-four family mortgage loans. Total net loan charge-offs during the year ended December 31, 1996, were $3.4 million, which included $1.2 million relating to five large commercial properties. The net effect of the provision for loan losses together with the 1996 charge-offs, resulted in an increase in the allowance for loan losses of $594,000, from $13.5 million at December 31, 1995 to $14.1 million at December 31, 1996. The reduction in non-performing loans, in addition to the slight increase in the allowance for loan losses, improved the Company's percentage of allowance for loan losses to non-performing loans from 30.34% at December 31, 1995 to 42.11% at December 31, 1996. See "Asset Quality."

     Non-Interest Income

     Non-interest income increased $4.2 million, or 45.0%, from $9.5 million for the year ended December 31, 1995 to $13.7 million for the year ended December 31, 1996. This increase was due to net gains recognized on sales of securities and loans of $1.6 million for the year ended December 31, 1996, compared to $11,000 for the year ended December 31, 1995, and an increase of $2.1 million in customer service fees, which principally reflects new service fees introduced in the fourth quarter of 1995 as well as continued efforts toward increasing the collection percentage of fees charged.

     Non-Interest Expense

     Non-interest expense increased $33.3 million, from $95.6 million for the year ended December 31, 1995 to $128.9 million for the year ended December 31, 1996. This increase includes a one-time charge of $28.5 million for the SAIF recapitalization assessment. Excluding the SAIF recapitalization assessment, non-interest expense increased $4.8 million, or 5.0%. General and administrative expense increased $5.9 million, from $90.3 million for 1995 to $96.2 million for 1996, which includes an increase of $2.3 million for the amortization relating to the allocation of ESOP stock due to a higher average fair market value of the Company's stock as well as additional compensation and benefits expense, relating to normal salary increases. In addition, occupancy, equipment and systems expense increased $2.4 million, which reflects increases in banking office renovation expenses and additional information services-related expenditures. Despite these increases, the Company continued to increase efficiencies as evidenced by the decrease in general and administrative expense as a percentage of average assets from 1.45% for the year ended December 31, 1995 to 1.37% for the year ended December 31, 1996, as well as a decrease in the efficiency ratio from 50.55% to 48.37% for the same comparable periods. Real estate operations, net, and recoveries of provision for real estate losses increased $1.4 million, from a net recovery during the year ended December 31, 1995 of $3.1 million to a net recovery during the year ended December 31, 1996 of $4.5 million, which resulted from gains on dispositions of both real estate owned and investments in real estate. See "Impact of New Legislation" for discussion of the SAIF recapitalization assessment and the relative impact on future federal deposit insurance premiums.

     Income Tax Expense

     Income tax expense decreased $5.0 million, from $35.7 million for the year ended December 31, 1995 to $30.7 million for the year ended December 31, 1996, primarily due to the decrease in income before taxes of $13.6 million.

     Supervisory Goodwill Action

     On July 21, 1995, the Association commenced an action, Astoria Federal Savings and Loan Association v. United States, No. 95-468C, in the United States Court of Federal Claims against the United States seeking in excess of $250 million in damages arising from the breach of an assistance agreement entered into by the Association's predecessor in interest, Fidelity, in connection with its acquisition in October 1984 of Suburbia Federal Savings and Loan Association, and the Government's subsequent enactment and implementation of the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") in 1989. The case was stayed by the court throughout most of 1996 awaiting the decision of the United States Supreme Court in U.S. v. Winstar Corp. 116 S.Ct.2432 (1996) which held the Government liable for breach of contract to the plaintiffs in three similar cases and remanded such cases to the Court of Federal Claims to ascertain damage, and while a case management order was finalized in October 1996 which established procedures for a more efficient prosecution of the approximately 125 similar cases pending before the court. In November 1996, the Association moved for partial summary judgment against the government on the issues of whether Fidelity had a contract with the government and whether the enactment of FIRREA was contrary to the terms of such contract. The government is contesting such motion and has cross-moved for summary judgment to dismiss the Association's complaint. The issue with respect to the motion is not expected to be fully joined until May 1997. While management is confident that it will be successful in the pursuit of its motion and intends to aggressively pursue its claim against the government, no assurance can be given as to the result of such claim or the timing of the recovery, if any, with respect thereto. The costs incurred with respect to this litigation in 1996 were not material to the Association's results of operations. While such costs are expected to increase during 1997, they are also, at this time, not expected to be material to the Association's results of operations for 1997.

Comparison of Financial Condition and Operating Results for the Years Ended December 31, 1995 and 1994
--------------------------------------------------------------------------------

Changes in
Financial
Condition

     Total assets increased $2.0 billion to $6.6 billion at December 31, 1995, from $4.6 billion at December 31, 1994. This increase primarily reflects the addition of $1.8 billion of Fidelity assets as of the acquisition date. Deposits increased $1.0 billion to $4.3 billion at December 31, 1995, from $3.3 billion at December 31, 1994, primarily due to the assumption of $1.1 billion of Fidelity deposits. Borrowed funds increased $937.8 million, from $766.8 million at December 31, 1994 to $1.7 billion at December 31, 1995. The increase was due to the $707.8 million of borrowings assumed in the Fidelity acquisition which were subsequently reduced by $417.0 million, using proceeds received by the Company as a result of the restructuring of the Fidelity portfolio, and additional borrowings by the Company of $647.0 million.

     Asset growth was concentrated in mortgage-backed, mortgage-related and other securities which increased $1.4 billion to $4.1 billion at December 31, 1995, from $2.7 billion at December 31, 1994. This increase was partially due to the Fidelity acquisition, which added $1.5 billion of such securities, of which, $521.1 million were sold immediately subsequent to the acquisition. Additionally, during the year ended December 31, 1995, the Company purchased $703.0 million of mortgage-backed and mortgage-related securities. Loans receivable, net, increased $468.9 million to $2.0 billion at December 31, 1995, from $1.6 billion at December 31, 1994. Gross mortgage loan originations totaled $202.7 million for the year ended December 31, 1995, compared to $221.4 million for the year ended December 31, 1994. The decrease in mortgage originations was more than offset by an increase in loan purchases through the Company's third party loan origination program and bulk purchase transactions. Gross mortgage loan purchases totaled $250.6 million for 1995 compared to $162.9 million for 1994. The Fidelity acquisition added $255.8 million to loans receivable, net.

     Real estate owned and investments in real estate decreased $3.1 million to $23.3 million at December 31, 1995, from $26.4 million at December 31, 1994. This decrease was primarily the result of aggressive marketing of the Company's real estate owned properties, as well as additional write-downs to fair value as a result of reappraisals. Sales and write-downs of real estate owned were offset by the addition of $12.6 million of REO properties acquired from Fidelity and an additional $12.7 million of loans foreclosed during 1995.

     Stockholders' equity increased $40.1 million to $590.7 million at December 31, 1995 due to earnings for the year, the amortization of the ESOP and RRPs, the change in the net unrealized gain (loss) on securities, net of taxes, and the conversion of Fidelity common stock options into options to purchase Company common stock. Other effects on stockholders' equity included the repurchase of the Company's common stock and dividends paid on common stock.

--------------------------------------------------------------------------------

Results of
Operations

     General

     Net income for the year ended December 31, 1995 was $45.4 million compared to $43.7 million for the 1994 year. The $1.7 million, or 4.0% increase, is primarily attributable to an increase of $18.4 million in net interest income, a decrease in the provisions for loan and real estate losses of $4.5 million, and a decrease in real estate operations, net, of $5.2 million. These increases in net income were partially offset by the increase in general and administrative expense of $18.2 million, from $72.1 million for the year ended December 31, 1994, to $90.3 million for the year ended December 31, 1995, which reflects the added operating costs relating to the Fidelity acquisition. In addition, amortization of excess of cost over fair value of net assets acquired increased $6.5 million, also a result of the Fidelity acquisition.

     Interest Income

     Interest income totaled $435.0 million for the year ended December 31, 1995 compared to $301.4 million for the year ended December 31, 1994, primarily due to the increase in total average interest-earning assets of $1.6 billion for the 1995 period which was partially offset by the decrease in net interest margin from 3.51% to 2.85%. The increase in average interest-earning assets was primarily due to the acquisition of Fidelity, which, on the date of acquisition, provided $255.8 million in net loans and $1.5 billion of mortgage-backed, mortgage-related and other securities. Interest income from mortgage loans increased $32.1 million, or 26.4%, to $153.3 million for the year ended December 31, 1995. While the yield on mortgage loans decreased from 8.40% in 1994 to 8.38% in 1995, the average mortgage loan portfolio increased by $385.2 million for the 1995 year. The increase in the average portfolio was due to the acquisition of loans from Fidelity coupled with loan originations and purchases. Interest income on mortgage-backed and mortgage-related securities increased $92.7 million, or 63.7%, to $238.2 million for the year ended December 31, 1995. This increase resulted from the combined effect of a 49 basis point increase in yield, from 6.42% in 1994 to 6.91% in 1995, and an increase in the average portfolio balance of 52.1%, or $1.2 billion, resulting from the Fidelity acquisition and purchases. Interest income from other securities increased $5.5 million, or 24.5%, to $28.0 million due to a 51 basis point increase in yield, from 5.86% in 1994 to 6.37% in 1995, and an average balance increase of $55.3 million to $438.7 million.

     Interest Expense

     Interest expense increased $115.2 million, or 76.5%, from $150.5 million for the year ended December 31, 1994, to $265.7 million for the year ended December 31, 1995. The cost of average interest-bearing liabilities increased 82 basis points, from 3.96% in 1994 to 4.78% in 1995, and the average balance increased 46.3%, or $1.8 billion, during 1995. These increases were due to the Company's additional borrowings during 1995, bearing higher interest rates, coupled with the increase in deposits, primarily from the Fidelity acquisition, and a shift of deposits from passbook savings to higher-yielding certificates of deposit. Deposits and borrowed funds assumed from Fidelity totaled $1.8 billion, of which $417.0 million in borrowings was subsequently repaid.

     Interest expense on deposits increased $68.3 million from $115.7 million for the year ended December 31, 1994, to $184.0 million for the year ended December 31, 1995, reflecting an increase in the average cost of deposits from 3.81% to 4.42% and an increase in the average balance of total deposits of $1.1 billion. Interest expense on certificates of deposit increased $59.0 million from $83.1 million for the year ended December 31, 1994, to $142.1 million for the year ended December 31, 1995. The increase resulted from the combined effect of a 73 basis point increase in the average cost, from 4.85% in 1994 to 5.58% in 1995, and a $830.9 million increase in the average balance of certificates outstanding for 1995 as compared to 1994. Interest expense on passbook accounts increased $2.3 million, from $27.5 million in 1994 to $29.8 million in 1995, due to the increase in the average balance of $80.6 million. Interest expense on money market accounts increased $4.8 million from $2.5 million in 1994 to $7.3 million in 1995. The average cost increased 119 basis points from 2.52% to 3.71%, which was the result of higher interest rates offered on large balance accounts, and the average balance increased $95.9 million. Interest expense on NOW accounts increased $2.2 million, from $2.6 million in 1994, to $4.8 million in 1995 as a result of the average balance increasing by $111.4 million. The significant deposit balance and related expense increases are primarily due to the Fidelity acquisition, which provided $1.1 billion in deposits.

     Interest expense on borrowed funds increased $46.8 million, from $34.9 million for the year ended December 31, 1994, to $81.7 million for the year ended December 31, 1995. This resulted from an increase in the average cost of borrowings of 125 basis points, from 4.58% in 1994 to 5.83% in 1995, and an increase in the average balance from $761.9 million for the year ended December 31, 1994, to $1.4 billion for the year ended December 31, 1995. During the year ended December 31, 1995, the Company incurred additional borrowings, primarily to fund the purchases of higher-yielding mortgage-backed and mortgage-related securities. Borrowed funds assumed from Fidelity totaled $707.8 million, of which $417.0 million were subsequently repaid.

     Net Interest Income

     Net interest income for the year ended December 31, 1995 increased $18.4 million, or 12.2%, to $169.3 million from $150.9 million for the year ended December 31, 1994, primarily due to an increase in average interest-earning assets, significantly offset by the decrease in the net interest margin from 3.51% for the year ended December 31, 1994, to 2.85% for the year ended December 31, 1995. The decrease in the net interest margin reflects the impact of the volatile interest rate environment over the past two years on the Company. Seven Federal Reserve Board rate increases during 1994 and the first quarter of 1995 resulted in the Company's cost of funds rising faster than the yield on interest-earning assets. The slower increase in the yield on assets is a result of the repricing characteristics of the portfolio combined with the flattening of the yield curve during 1995 which reduced the ability to obtain adequate spreads through the investment of cash flow produced from operations and new funds acquired. The subsequent rate decreases by the Federal Reserve Board in 1995 have provided some relief as evidenced by the slowing of the decrease in the net interest margin and the passbook savings decay rate throughout 1995.

     Provision for Loan Losses

     The provision for loan losses decreased $1.7 million, to $2.0 million for the year ended December 31, 1995, from $3.7 million for the year ended December 31, 1994. This is attributable to the significant decrease in non-performing loans from $66.9 million at December 31, 1994 to $44.5 million at December 31, 1995, despite the addition of $7.0 million of non-performing loans from the Fidelity acquisition. The significant decrease was primarily due to management's extensive workout and collection efforts with its borrowers, which resulted in a significant number of loans being satisfied and/or brought current. At December 31, 1995, the Company's percentage of allowance for loan losses to non-performing loans increased to 30.34% from 18.19% at December 31, 1994. In addition, the Company's percentage of non-performing loans to total loans decreased from 4.20% at December 31, 1994, to 2.16% at December 31, 1995.

     Non-Interest Income

     Non-interest income increased $3.3 million, from $6.2 million for the year ended December 31, 1994, to $9.5 million for 1995. The increase primarily reflects increased customer services fees related to the eighteen Fidelity banking offices acquired, along with new service fees introduced during the fourth quarter of 1995 and an increased effort toward the collection of fees charged.

     Non-Interest Expense

     Total non-interest expense increased $16.8 million, or 21.3%, from $78.8 million for the year ended December 31, 1994, to $95.6 million for the year ended December 31, 1995. The increase is primarily due to an $18.2 million increase in general and administrative expense, from $72.1 million in 1994 to $90.3 million in 1995, relating, in large part, to the Fidelity acquisition. Although the dollar total increased, the ratio of general and administrative expense to average assets decreased from 1.63% in 1994 to 1.45% in 1995. Real estate operations, net, and the provision for real estate losses decreased $8.0 million, from $4.9 million for the year ended December 31, 1994, to a recovery of $3.1 million for the year ended December 31, 1995. This decrease reflects management's efforts to dispose of real estate owned properties, which also reduced the expense of maintaining them, and the stabilization of the real estate market. In addition, the real estate operations net recovery for 1995 includes the recognition of a $3.1 million profit on the sale of one REO land parcel. Non-interest expense also includes the amortization of excess of cost over fair value of net assets acquired which increased $6.5 million, from $1.8 million for the year ended December 31, 1994, to $8.3 million for the year ended December 31, 1995, due to the acquisition of Fidelity.

     Income Tax Expense

     Income tax expense increased $4.8 million, from $30.9 million for the year ended December 31, 1994, to $35.7 million for the year ended December 31, 1995. The increase reflects the higher effective tax rate in 1995 due primarily to the increase in the amortization of excess of cost over fair value of net assets acquired, which is not deductible for tax purposes.

--------------------------------------------------------------------------------

Impact of New
Legislation

     Deposit Insurance--SAIF Recapitalization. For the first three quarters of 1996, SAIF-insured institutions paid deposit insurance assessment rates of $0.23 to $0.31 per $100 of deposits. As a well capitalized institution, the Association paid deposit insurance assessment rates of $0.23 per $100 of deposits or $7.4 million for the first three quarters of 1996. In contrast, BIF-insured institutions that were well capitalized and without any significant supervisory concerns paid the minimum annual assessment of $2,000, and all other BIF-insured institutions paid deposit insurance assessment rates of $0.03 to $0.27 per $100 of deposits.

     In response to the SAIF/BIF assessment disparity, the Funds Act was enacted into law on September 30, 1996. The Funds Act amended the Federal Deposit Insurance Act (the "FDIA") in several ways to recapitalize the SAIF and reduce the disparity in the assessment rates for the BIF and the SAIF. The Funds Act authorized the FDIC to impose a special one-time assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. As implemented by the FDIC, institutions with SAIF-assessable deposits paid a special assessment, subject to adjustment, of 65.7 basis points per $100 of the institution's SAIF-assessable deposits. The special assessment was based on the amount of SAIF-assessable deposits held on March 31, 1995. The Funds Act provided that the amount of the special assessment is deductible for federal income tax purposes for the taxable year in which the special assessment is paid. Based on the foregoing, the special assessment for the Association of $28.5 million (before taxes) was charged against income during the quarter ended September 30, 1996 and paid in November 1996.

     In view of the recapitalization of the SAIF, the FDIC reduced the assessment rates for SAIF-assessable deposits. For periods beginning on October 1, 1996 the rates were reduced to a range of 18 to 27 basis points, and beginning on January 1, 1997, the effective rates were reduced to a range of 0 to 27 basis points. The Funds Act also provides that the FDIC cannot assess regular insurance assessments for an insurance fund unless required to maintain or to achieve the designated reserve ratio of 1.25% of insured deposits, except on those of its member institutions that are not classified as "well capitalized" or that have been found to have "moderately severe" or "unsatisfactory" financial, operational or compliance weaknesses. The Association has not been so classified by the FDIC or the OTS.

     In addition, the Funds Act expanded the assessment base for the payments on the bonds issued in the late 1980s by the Financing Corporation (the "FICO bonds") to recapitalize the now defunct Federal Savings and Loan Insurance Corporation to include the deposits of both BIF- and SAIF-insured institutions beginning January 1, 1997. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist (relative to charter form), the rate of assessment for BIF-assessable deposits will be one-fifth of the rate imposed on SAIF-assessable deposits. The FDIC has reported that the rates of assessment for the payment of interest on the FICO bonds will be 1.3 basis points for BIF-assessable deposits and 6.48 basis points for SAIF-assessable deposits beginning on January 1, 1997. Assuming that the designated reserve ratio is maintained by the SAIF, the Association, as long as it maintains its regulatory status, will pay substantially lower regular assessments compared to those paid by the Association in recent years. Based on the foregoing, the Company's SAIF assessment rate was 4.5 basis points for the last quarter of 1996, and the Company's annual SAIF assessment rate for 1997 is zero basis points. As a result, the Company expects a reduction in its total 1997 expense for the assessment for deposit insurance and FICO obligations of $6.7 million from the 1996 expense incurred.

     The Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, with such merger being conditioned upon the prior elimination of the thrift charter and the development of a new common charter. The Secretary of the Treasury is required to conduct a study of relevant factors with respect to the development of a common charter for all insured depository institutions and to report the Secretary's conclusions and findings to the Congress on or before March 31, 1997. Two bills to eliminate the federal thrift charter have been introduced in Congress in advance of this report. Although no assurances can be given as to whether legislation will be enacted to eliminate the thrift charter or if enacted, what powers would be available to the Association under any new or revised depository institution charter, management believes that such legislation will not significantly impact the core business activities of the Association. Management intends to continue to closely monitor such developments.

     Recapture of Bad Debt Reserves. Prior to the enactment, on August 20, 1996, of the Small Business Job Protection Act of 1996 (the "1996 Act"), for federal income tax purposes, thrift institutions such as the Association, which met certain definitional tests primarily relating to their assets and the nature of their business, were permitted to establish tax reserves for bad debts and to make annual additions thereto, which additions could, within specified limitations, be deducted in arriving at their taxable income. The Association's deduction with respect to "qualifying loans," which are generally loans secured by certain interest in real property, could be computed using an amount based on the Association's actual loss experience (the "Experience Method"), or a percentage equal to 8.0% of the Association's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. Similar deductions for additions to the Association's bad debt reserve were permitted under the New York State Franchise Tax and the New York City Financial Corporation Tax; however, for purposes of these taxes, the effective allowable percentage under the PTI method was 32% rather than 8%.

     Under the 1996 Act, the PTI Method was repealed and the Association, as a "large bank" (one with assets having an adjusted basis of more than $500 million), will be unable to make additions to its tax bad debt reserve, will be permitted to deduct bad debts only as they occur and will be required to recapture (that is, take into taxable income) over a six-year period, beginning with the Association's taxable year beginning January 1, 1996, the excess of the balance of such reserves (other than the supplemental reserve) as of December 31, 1995 over the balance of such reserves as of December 31, 1987. However, under the 1996 Act, such recapture requirements will be suspended for each of the two successive taxable years beginning January 1, 1996 in which the Association originates a minimum amount of certain residential loans during such years that is not less than the average of the principal amounts of such loans made by the Association during its six taxable years preceding January 1, 1996. Since the Association has already provided a deferred income tax liability for financial reporting purposes, there will be no adverse impact to the Association's financial condition or results of operations from the enactment of this legislation.

     The New York State and New York City tax laws have been amended to prevent a similar recapture of the Association's bad debt reserve, and to permit continued future use of the bad debt reserve method for purposes of determining the Association's New York State and New York City tax liabilities, in either case so long as the Association continues to satisfy the New York State and New York City definitional tests related to its assets and the nature of its business, which are similar to the former federal income tax tests, discussed above.

--------------------------------------------------------------------------------

Impact of New
Accounting
Standards

     In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. Under this approach, an entity, subsequent to a transfer of financial assets, must recognize the financial and servicing assets it controls and the liabilities when extinguished. Standards for distinguishing transfer of financial assets that are sales from those that are secured borrowings are provided in SFAS No. 125. A transfer not meeting the criteria for a sale must be accounted for as a secured borrowing with a pledge of collateral.

     SFAS No. 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. SFAS No. 125 also requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of transfer. Servicing assets and liabilities must be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and assessed for asset impairment, or increased obligation, based on their fair value.

     SFAS No. 125 supersedes the FASB's Statement of Financial Accounting Standards No. 76, "Extinguishment of Debt", and Statement of Financial Accounting Standards No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." SFAS No. 125 amends Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("SFAS No. 115") to prohibit the classification of a debt security as held to maturity if it can be prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment. It further requires that loans and other assets that can be prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recording investment shall be subsequently measured like debt securities classified as available-for-sale or trading under SFAS No. 115, as amended by SFAS No.
     125. SFAS No. 125 also amends and extends to all servicing assets and liabilities the accounting standards for mortgage servicing rights now in Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Activities," and supersedes Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights."

     SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. However, in December 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS No. 127"). SFAS No. 127 defers the effective date of certain transfer and collateral provisions of SFAS No. 125 for one year. Repurchase agreements, dollar-rolls, securities lending and similar transactions (SFAS No. 125, paragraphs 9-12 and 237(b)) in addition to secured borrowings and collateral (SFAS No. 125, paragraph 15), shall be effective for all transfers of financial assets occurring after December 31, 1997. The Company does not anticipate a material impact from the implementation of SFAS No. 125 and/or SFAS No. 127 on its consolidated financial statements.

--------------------------------------------------------------------------------

Impact of
Inflation and
Changing
Prices

     The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or, to the same extent, as the price of goods and services.

--------------------------------------------------------------------------------

Private
Securities
Litigation
Reform Act
Safe Harbor
Statement

     This annual report contains certain forward-looking statements consisting of estimates with respect to financial condition, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic, market, legislative and regulatory conditions, and the development of an interest rate environment that adversely affects the interest rate spread or other income anticipated from the Company's operations and investments.

     INDEPENDENT AUDITORS' REPORT

--------------------------------------------------------------------------------

To The Board
of Directors
and
Shareholders
of Astoria
Financial
Corporation

     We have audited the accompanying consolidated statements of financial condition of Astoria Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Astoria Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


     /s/ KPMG Peat Marwick LLP
     KPMG Peat Marwick LLP
     New York, New York
     January 23, 1997

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
Astoria Financial Corporation and Subsidiary

                                                                                At December 31,
                                                                           --------------------------
     (In Thousands, Except Share Data)                                         1996           1995
-----------------------------------------------------------------------------------------------------
      Assets
      Cash and due from banks                                              $    18,923    $    33,869
      Federal funds sold and repurchase agreements                              56,000        100,000
      Mortgage-backed and mortgage-related securities available-for-sale
        (at estimated fair value)                                            2,100,376      2,332,822
      Other securities available-for-sale (at estimated fair value)            196,286        183,146
      Mortgage-backed and mortgage-related securities held-to-maturity
        (estimated fair value of $1,309,007 and $1,340,588, respectively)    1,321,613      1,333,644
      Other securities held-to-maturity (estimated fair value of
        $637,338 and $280,192, respectively)                                   639,402        281,898
      Federal Home Loan Bank of New York stock                                  32,354         24,975
      Loans receivable                                                       2,651,416      2,057,138
        Less allowance for loan losses                                          14,089         13,495
      -----------------------------------------------------------------------------------------------
        Loans receivable, net                                                2,637,327      2,043,643
      Real estate owned and investments in real estate, net                     12,129         23,331
      Accrued interest receivable                                               43,976         35,931
      Premises and equipment, net                                               83,424         80,083
      Excess of cost over fair value of net assets
        acquired and other intangibles                                         100,267        109,022
      Other assets                                                              30,686         37,738
      -----------------------------------------------------------------------------------------------
                                                                           $ 7,272,763    $ 6,620,102
      ===============================================================================================
      Liabilities and Stockholders' Equity
      Liabilities:
        Deposits                                                           $ 4,513,093    $ 4,263,421
        Reverse repurchase agreements                                        1,845,000      1,483,329
        Federal Home Loan Bank of New York advances                            266,514        221,362
        Mortgage escrow funds                                                   26,520         22,585
        Accrued expenses and other liabilities                                  32,807         38,720
      -----------------------------------------------------------------------------------------------
          Total liabilities                                                  6,683,934      6,029,417

      Commitments and contingencies

      Stockholders' Equity:
        Preferred stock, $.01 par value;
          (5,000,000 shares authorized; none issued)                              --             --
        Common stock, $.01 par value;
          (70,000,000 shares authorized; 26,361,704 issued;
          21,472,886 and 22,609,940 outstanding, respectively)                     264            264
        Additional paid-in capital                                             330,398        325,992
        Retained earnings--substantially restricted                            379,876        351,923
        Treasury stock (4,888,818 and 3,751,764 shares,
          at cost, respectively)                                               (91,188)       (60,693)
        Net unrealized gains on securities, net of taxes                           156         11,126
        Unallocated common stock held by ESOP                                  (24,489)       (27,355)
        Unearned common stock held by RRPs                                      (6,188)       (10,572)
      -----------------------------------------------------------------------------------------------
          Total stockholders' equity                                           588,829        590,685
      -----------------------------------------------------------------------------------------------
                                                                           $ 7,272,763    $ 6,620,102
      ===============================================================================================

     Shares and related amounts for 1995 adjusted for two-for-one stock split on June 3, 1996.

     See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
Astoria Financial Corporation and Subsidiary

                                                                Year Ended December 31,
                                                           --------------------------------
     (In Thousands, Except Share Data)                       1996        1995        1994
-------------------------------------------------------------------------------------------
     Interest income:
        Mortgage loans                                     $187,219    $153,262    $121,209
        Consumer and other loans                              6,021       6,496       4,983
        Mortgage-backed and mortgage-related securities     246,761     238,232     145,559
        Federal funds sold and repurchase agreements          2,978       9,021       7,170
        Other securities                                     48,195      27,965      22,466
     --------------------------------------------------------------------------------------
            Total interest income                           491,174     434,976     301,387
     --------------------------------------------------------------------------------------
     Interest expense:
        Deposits                                            191,746     183,957     115,668
        Borrowed funds                                      112,735      81,748      34,859
     --------------------------------------------------------------------------------------
            Total interest expense                          304,481     265,705     150,527
     --------------------------------------------------------------------------------------
     Net interest income                                    186,693     169,271     150,860
     Provision for loan losses                                3,963       2,007       3,733
     --------------------------------------------------------------------------------------
     Net interest income after provision for loan losses    182,730     167,264     147,127
     --------------------------------------------------------------------------------------
     Non-interest income:
        Customer service fees                                 7,329       5,260       2,835
        Loan fees                                             1,755       1,679       1,305
        Net gain on sales of securities and loans             1,604          11        --
        Other                                                 3,034       2,516       2,078
     --------------------------------------------------------------------------------------
            Total non-interest income                        13,722       9,466       6,218
     --------------------------------------------------------------------------------------
     Non-interest expense:
        General and administrative:
          Compensation and benefits                          50,130      45,412      38,792
          Occupancy, equipment and systems                   23,155      20,753      15,325
          Federal deposit insurance premiums                  9,573       9,713       6,773
          Advertising                                         3,379       4,091       3,296
          Other                                               9,928      10,375       7,903
     --------------------------------------------------------------------------------------
            Total general and administrative                 96,165      90,344      72,089
        Real estate operations, net                          (2,723)     (3,344)      1,894
        (Recovery of)/provision for real estate losses       (1,747)        259       3,017
        Amortization of excess of cost over fair value
          of net assets acquired                              8,684       8,307       1,788
        SAIF recapitalization assessment                     28,545        --          --
     --------------------------------------------------------------------------------------
            Total non-interest expense                      128,924      95,566      78,788
     --------------------------------------------------------------------------------------
     Income before income tax expense                        67,528      81,164      74,557
     Income tax expense                                      30,675      35,743      30,880
     --------------------------------------------------------------------------------------
     Net income                                            $ 36,853    $ 45,421    $ 43,677
     ======================================================================================
     Primary earnings per common share                     $   1.77    $   2.07    $   1.85
     ======================================================================================
     Fully diluted earnings per common share               $   1.71    $   2.06    $   1.85
     ======================================================================================
     Primary weighted average common stock and
        common stock equivalents outstanding             20,872,779  21,941,052  23,633,440
     Fully diluted weighted average common stock and
        common stock equivalents outstanding             21,581,770  22,023,342  23,633,440

     Shares and related amounts for 1995 and 1994 adjusted for two-for-one stock split on June 3, 1996.

     See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY
Astoria Financial Corporation and Subsidiary

                                                               Year Ended December 31,
                                                         ----------------------------------
     (In Thousands, Except Share Data)                      1996         1995         1994
--------------------------------------------------------------------------------------------
     Common Stock
     Balance at beginning and end of year                $     264    $     264    $     264
     ---------------------------------------------------------------------------------------
     Additional Paid-In Capital
     Balance at beginning of year                          325,992      322,913      322,320
     Conversion of Fidelity stock options
       into Astoria stock options                             --          1,755         --
     Amortization relating to allocation of
       ESOP stock and earned portion of RRP stock
       and related tax benefit                               4,406        1,324          593
     ---------------------------------------------------------------------------------------
     Balance at end of year                                330,398      325,992      322,913
     ---------------------------------------------------------------------------------------
     Retained Earnings--Substantially Restricted
     Balance at beginning of year                          351,923      310,564      266,887
     Net Income                                             36,853       45,421       43,677
     Cash dividends declared on common stock                (8,201)      (4,018)        --
     Loss on issuance of treasury stock (68,442 shares
       and 8,072 shares, respectively)                        (699)         (44)        --
     ---------------------------------------------------------------------------------------
     Balance at end of year                                379,876      351,923      310,564
     ---------------------------------------------------------------------------------------
     Treasury Stock
     Balance at beginning of year                          (60,693)     (34,252)        --
     Common stock repurchased
       (1,205,496 shares, 1,471,752 shares and
       2,288,084 shares, respectively)                     (31,672)     (26,592)     (34,252)
     Treasury stock issued for options exercised
       (68,442 shares and 8,072 shares, respectively)        1,177          151         --
     ---------------------------------------------------------------------------------------
     Balance at end of year                                (91,188)     (60,693)     (34,252)
     ---------------------------------------------------------------------------------------
     Net Unrealized Gains (Losses) on
       Securities, Net of Taxes
     Balance at beginning of year                           11,126       (3,965)        --
     Net unrealized gains on securities
       available-for-sale at January 1, 1994                  --           --          2,613
     Change in unrealized gains (losses) on
       securities available-for-sale                       (10,970)      15,091       (6,578)
     ---------------------------------------------------------------------------------------
     Balance at end of year                                    156       11,126       (3,965)
     ---------------------------------------------------------------------------------------
     Unallocated Common Stock Held by ESOP
     Balance at beginning of year                          (27,355)     (30,126)     (33,029)
     Amortization relating to allocation of
       ESOP stock                                            2,866        2,771        2,903
     ---------------------------------------------------------------------------------------
     Balance at end of year                                (24,489)     (27,355)     (30,126)
     ---------------------------------------------------------------------------------------
     Unearned Common Stock Held by RRPs
     Balance at beginning of year                          (10,572)     (14,823)     (19,093)
     Sale of unearned RRP stock (10,176 shares)                147         --           --
     Amortization relating to earned portion of
       RRP stock and related tax benefit                     4,237        4,251        4,270
     ---------------------------------------------------------------------------------------
     Balance at end of year                                 (6,188)     (10,572)     (14,823)
     ---------------------------------------------------------------------------------------
     Total stockholders' equity                          $ 588,829    $ 590,685    $ 550,575
     =======================================================================================

     Shares and related amounts for 1995 and 1994 adjusted for two-for-one stock split on June 3, 1996.

     See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Astoria Financial Corporation and Subsidiary

                                                                                       Year Ended December 31,
                                                                                 ------------------------------------
     (In Thousands)                                                                1996          1995         1994
---------------------------------------------------------------------------------------------------------------------
     Cash flows from operating activities:
       Net income                                                                $  36,853    $   45,421    $  43,677
     ----------------------------------------------------------------------------------------------------------------
       Adjustments to reconcile net income to net
         cash provided by operating activities:
         Amortization of net deferred loan origination
           fees, discounts, and premiums                                            (6,447)       (6,776)        (933)
         Provision for loan and real estate losses                                   2,216         2,266        6,750
         Depreciation and amortization                                               5,662         5,021        3,610
         Net gain on sales of securities and loans                                  (1,604)          (11)        --
         Amortization of excess of cost over fair value of net assets acquired       8,684         8,307        1,788
         Allocated and earned shares from ESOP and RRPs                             10,674         8,346        7,766
         Increase in accrued interest receivable                                    (8,045)       (4,324)         (54)
         Increase in mortgage escrow funds                                           3,935         2,366        2,372
         Net change in other assets, accrued expenses and other liabilities         10,334        12,284        8,284
     ----------------------------------------------------------------------------------------------------------------
           Net cash provided by operating activities                                62,262        72,900       73,260
     ----------------------------------------------------------------------------------------------------------------
       Cash flows from investing activities:
         Loan originations                                                        (642,836)     (225,152)    (239,357)
         Loan purchases through third parties                                     (256,646)     (123,860)    (152,600)
         Bulk loan purchases                                                       (60,534)     (130,201)     (10,907)
         Principal repayments on loans                                             346,924       250,472      319,682
         Principal payments on mortgage-backed and mortgage-related
           securities held-to-maturity and available-for-sale                      488,487       373,898      342,946
         Purchases of mortgage-backed and mortgage-related
           securities held-to-maturity and available-for-sale                     (336,711)     (702,975)    (876,519)
         Purchases of other securities                                            (451,841)     (232,825)     (67,457)
         Proceeds from maturities of other securities
           and redemption of FHLB stock                                             70,869       129,538      112,997
         Decrease in federal funds sold                                               --            --        185,000
         Proceeds from the sales of securities and loans                            95,295         4,772        1,112
         Proceeds from sales of real estate owned                                   16,925        24,209       15,323
         Proceeds from sales, net of costs and advances, related to
           investment in real estate                                                 1,164         2,172         (222)
         Purchases of premises and equipment, net of proceeds from sales            (8,901)       (6,713)     (10,614)
         Proceeds from sales of securities acquired from Fidelity                     --         521,087         --
         Cash paid for Fidelity, net of cash and cash equivalents acquired            --        (158,491)        --
     ----------------------------------------------------------------------------------------------------------------
           Net cash used in investing activities                                  (737,805)     (274,069)    (380,616)
     ----------------------------------------------------------------------------------------------------------------
       Cash flows from financing activities:
         Net increase (decrease) in deposits                                       249,174       (71,129)     382,280
         Net increase in reverse repurchase agreements                             361,671       682,016       85,000
         Proceeds from FHLB of New York advances                                   135,000        50,000       55,000
         Payments of FHLB of New York advances                                     (90,000)     (504,549)     (26,000)
         Costs to repurchase common stock                                          (31,672)      (26,592)     (34,252)
         Cash dividends paid to stockholders                                        (8,201)       (4,018)        --
         Cash received for options exercised,
           net of loss on issuance of treasury stock                                   478           107         --
         Cash received from sale of unallocated RRP stock                              147          --           --
     ----------------------------------------------------------------------------------------------------------------
           Net cash provided by financing activities                               616,597       125,835      462,028
     ----------------------------------------------------------------------------------------------------------------
           Net (decrease) increase in cash and cash equivalents                    (58,946)      (75,334)     154,672
       Cash and cash equivalents at beginning of year                              133,869       209,203       54,531
     ----------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year                                  $  74,923    $  133,869    $ 209,203
     ================================================================================================================
       Supplemental disclosures:
         Cash paid during the year:
           Interest                                                              $ 296,555    $  262,418    $ 150,549
           Income taxes                                                             26,065        31,460       27,596
         Additions to real estate owned                                              8,896        12,732       14,711
         Transfers of securities from held-to-maturity to
           available-for-sale, net                                                    --       2,437,151       20,284
     ================================================================================================================

     Supplemental Information to the Consolidated Statement of Cash Flows Relating to Fidelity Acquisition

     Noncash investing and financing transactions relating to the Fidelity acquisition that are not reflected in the Consolidated Statement of Cash Flows for the year ended December 31, 1995 are listed below:

     (In Thousands)
     ----------------------------------------------------------------------------------------------------------------
     Fair value of assets acquired, excluding cash and cash equivalents acquired                         $ 1,824,776
     Liabilities assumed                                                                                  (1,772,060)
     Conversion of Fidelity stock options and Fidelity common stock previously acquired                       (6,367)
     Excess of cost over fair value of net assets acquired                                                   112,142
     ----------------------------------------------------------------------------------------------------------------
     Cash paid for Fidelity, net of cash and cash equivalents acquired                                   $   158,491
     ================================================================================================================

     See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Astoria Financial Corporation and Subsidiary

--------------------------------------------------------------------------------

1
Summary of
Significant
Accounting
Policies

     The accounting and reporting policies of Astoria Financial Corporation (the "Company") and subsidiary subsidiary conform to generally accepted accounting principles. The following are the significant accounting and reporting policies that the Company follows in preparing and presenting their consolidated financial statements:

     (a) Basis of Presentation

     The accompanying consolidated financial statements of the Company include the accounts of its wholly-owned subsidiary, Astoria Federal Savings and Loan Association (the "Association"). All significant intercompany transactions and balances are eliminated in consolidation.

     As more fully described in Note 2, the Company, a Delaware corporation, was organized in 1993 for the purpose of acquiring and holding all of the outstanding stock of the Association in connection with the conversion of the Association from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association.

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

     (b) Cash Equivalents

     For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and repurchase agreements with original maturities of three months or less.

     (c) Securities

     The Company follows Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). The Company's available-for-sale portfolio is carried at estimated fair value, with any unrealized gains and losses, net of taxes, reported as a separate component of stockholders' equity. The securities which the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. Additions to the Company's portfolios are classified at the time of acquisition. Transfers of securities between held-to-maturity and available-for-sale portfolios are recorded at their estimated fair value at the time of transfer. Gains and losses on the sale of all securities are determined using the specific identification method and are reflected in earnings when realized. For the years ending December 31, 1996 and 1995, the Company did not maintain a trading portfolio.

     The Company's available-for-sale and held-to-maturity portfolios consist primarily of mortgage-backed securities and mortgage-related securities. Mortgage-backed securities represent participating interests in pools of long-term mortgage loans. Mortgage-related securities consist of collateralized mortgage obligations ("CMOs") and real estate investment conduits ("REMICs"), which are securities that are collateralized by mortgage loans and other mortgage-backed securities. Other securities consist of government and corporate bonds and notes.

     Premiums and discounts are recognized as adjustments to interest income using the interest method over the remaining period to contractual maturity adjusted for estimated prepayments. Other securities held-to-maturity are carried at amortized cost, with related premiums and discounts recognized as adjustments to interest income using the interest method over the remaining period to contractual maturity.

     Management conducts a periodic review and evaluation of the securities portfolio to determine if the value of any security has declined below its carrying value, and whether such decline is other than temporary.

     (d) Loans Receivable

     Loans receivable are carried at their unpaid principal balances, net of unamortized discounts and premiums and net deferred loan origination fees.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower's ability to repay, the estimated fair value of any underlying collateral and current and prospective economic conditions.

     When loans become ninety days delinquent, with the exception of loans delinquent 90 days or more as to their maturity date but not their interest payment, the Company will discontinue accruing interest, which results in a charge to interest income equal to all interest previously accrued and not collected. While loans are in non-accrual status, interest due is monitored and income is recognized only to the extent cash is received, until a return to accrual status is warranted. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized to income using the interest method. Discounts and premiums on mortgage loans purchased are deferred and amortized using the interest method. The Company is generally amortizing these amounts over the contractual life of the related loans, adjusted for prepayments.

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114") and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" ("SFAS No. 118"). Under SFAS No. 114 and SFAS No. 118, a loan is considered impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement. In connection with the adoption of SFAS No. 114, the Company has, for all years prior to its adoption, reclassified in-substance foreclosed loans, net of the related allowance for losses, from real estate owned to loans receivable in the Company's statements of financial condition and has reclassified provision for losses on in-substance foreclosed loans from provision for real estate losses to provision for loan losses in the statements of operations. Interest income received on impaired loans is recognized on a cash basis. The adoption of SFAS No. 114 and No. 118 had no impact on 1996 and 1995 net income.

     In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"). SFAS No. 122 amends FASB Statement No. 65 "Accounting for Certain Mortgage Banking Activities", to require that a company recognize, as a separate asset, rights to service mortgage loans for others, however those servicing rights are acquired. A company that acquires mortgage servicing rights through either a purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values, if it is practicable to estimate those fair values. The statement also requires that a company periodically assess its capitalized mortgage service rights for impairment based on the estimated fair value of those rights. The Company's adoption of SFAS No. 122 on January 1, 1996 did not have a material impact on its financial condition or results of operations.

     (e) Real Estate Owned and Investments in Real Estate

     Real estate acquired through loan foreclosure is carried at the lower of cost or estimated fair value at the date of foreclosure, and at the lower of the new cost basis or estimated fair value less estimated selling costs thereafter. Write-downs required at the time of acquisition are charged to the allowance for loan losses. Subsequent to acquisition, the Company maintains an allowance for actual and potential future declines in value.

     Investments in unconsolidated real estate joint ventures are accounted for using the equity method of accounting. Interest and other carrying charges are capitalized on projects in process of development. The recognition of gains on sale of real estate is dependent upon the terms of sale and various other factors. Valuation allowances for estimated losses are charged to income when the carrying value of real estate held for investment exceeds its estimated fair value.

     (f) Premises and Equipment

     Land is carried at cost. Buildings and improvements, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and improvements and furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are being amortized using the straight-line method over the shorter of the term of the related leases or the estimated useful lives.

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss, measured by the difference between the carrying amount of the asset and its fair value, must be recognized in the event that the sum of the expected future cash flows (undiscounted and without interest charges) from the use and eventual disposition of the asset are less than the carrying value of the asset. In addition, SFAS No. 121 requires that long-lived assets and certain identified intangibles intended to be disposed of be reported at the lower of carrying amount or fair value less selling costs. The Company's adoption of SFAS No. 121 on January 1, 1996, did not have a material impact on its financial condition or results of operations.

     (g) Excess of Cost Over Estimated Fair Value of Net Assets Acquired

     The portion, if any, of the excess of cost over the estimated fair value of net assets acquired in acquisitions identified as core deposit intangible is amortized using the interest method over the estimated lives of the related liabilities. The remaining portions are amortized using a straight line method over varying periods up to fifteen years. The excess of cost over the estimated fair value of net assets acquired is evaluated periodically by the Company for impairment in response to changes in circumstances or events.

     (h) Interest Rate Caps and Interest Rate Swaps

     As part of its asset/liability management program, the Company from time-to-time utilizes interest rate caps and interest rate swaps to reduce the Company's sensitivity to interest rate fluctuations. Premiums paid for interest rate caps are amortized to interest expense over the term of the agreements. Interest expense is decreased or increased on a current basis by amounts receivable or payable with respect to the rate caps purchased or sold. The net interest differential, resulting from the difference between exchanging variable and fixed rate interest payments as part of an interest rate swap is recorded as a component of net interest income.

     (i) Income Taxes

     The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109") which requires the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates, applicable to future years, to differences between the financial statement carrying amounts and tax basis of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     (j) Earnings Per Share ("EPS") and Stock Split

     Primary and fully diluted earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock and common stock equivalents outstanding during the year.

     For the primary earnings per common share calculation, the weighted-average number of shares of common stock and common stock equivalents outstanding includes the average number of shares of common stock outstanding adjusted for the weighted average number of unallocated shares held by the Employee Stock Ownership Plan ("ESOP") and the Recognition and Retention Plans ("RRPs") and the dilutive effect of unexercised stock options using the treasury stock method.

     For the fully diluted earnings per common share calculation, the weighted average number of shares of common stock and common stock equivalents include the same components used in the primary earnings per common share calculation; however, the maximum dilutive effect for the unexercised stock options is computed using the period-end market price of the Company's common stock if it is higher than the average market price used in calculating primary earnings per share.

     On April 17, 1996, the Company's Board of Directors approved a two-for-one stock split, in the form of a 100% stock dividend, which was paid on June 3, 1996. Accordingly, all capital accounts, share and per common share data have been restated for all reported periods to reflect the stock split.

     (k) Employee Benefits

     The Company follows the provisions of the AICPA's Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). In accordance with SOP 93-6, compensation expense is recorded at an amount equal to the shares allocated by the ESOP multiplied by the average fair value of the common stock during the year. For EPS and other per-share disclosure, ESOP shares that have been committed to be released are considered outstanding. ESOP shares that have not been committed to be released (unallocated shares) are excluded from outstanding shares on a weighted average basis for EPS calculations. The difference between the fair value of shares for the period and the $12.50 per share cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital.

     The Company follows Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106") for medical and dental coverage provided to select individuals upon retirement. This statement requires that the cost of postretirement benefits, primarily health care benefits, be accrued during an employee's active working career.

     In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") was issued. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans. SFAS No. 123 established a fair value-based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value-based method that is contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). SFAS No. 123 does not require an entity to adopt the new fair value-based method for purposes of preparing its basic financial statements. While the SFAS No. 123 fair value-based method is considered by the FASB to be preferable to the APB No. 25 method, an entity is allowed to continue to use the APB No. 25 method for preparing its basic financial statements. The Company has chosen to continue to use the APB No. 25 method, however, SFAS No. 123 requires presentation of pro forma net income and earnings per share information, in the notes to the financial statements, as if the fair value-based method had been adopted.

     The disclosure requirements are effective for financial statements for fiscal years beginning after December 15, 1995; however, the pro forma disclosures are required to include the effects of all awards granted in fiscal years that begin after December 15, 1994. Pro forma disclosures for awards granted in the first fiscal year beginning after December 15, 1994 need to be included whenever financial statements for that fiscal year are presented for comparative purposes with financial statements for a later fiscal year.

     (l) Treasury Stock

     Repurchases of common stock are accounted for under the cost method, whereby shares repurchased are recorded in a contra-equity account.

--------------------------------------------------------------------------------

2
Stockholders'
Equity

     On May 19, 1993, the Board of Directors of the Association adopted a Plan of Conversion to convert from a federally chartered mutual savings and loan association to a federally chartered capital stock savings and loan association. On November 18, 1993, the conversion was completed and the Company completed its initial public offering and issued 26,361,704 shares of common stock (par value $.01 per share) at a price of $12.50 per share resulting in proceeds, net of costs related to the conversion, of approximately $322,584,000. The Company retained $105,000,000 of the net proceeds and used the remaining net proceeds to purchase all of the outstanding stock of the Association. Parent company-only financial information is presented in Note 19.

     At the time of conversion, the Association established a liquidation account with a balance equal to the retained earnings reflected in its June 30, 1993 statement of financial condition. As part of its acquisition of Fidelity New York, F.S.B. ("Fidelity"), (see Note 3), the Association established a liquidation account equal to the account balance previously maintained by Fidelity for its eligible account holders. These liquidation accounts will be reduced annually to the extent that eligible account holders reduce their qualifying deposits as of each anniversary date. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

     During the three years ended December 31, 1996, the Company repurchased 4,965,332 shares of its common stock for an aggregate cost of $92.5 million.

     The Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below the Association's applicable regulatory capital maintenance requirements or the amount required for the liquidation accounts, or if such declaration and payment would otherwise violate regulatory requirements. While the payment of the cash dividend by the Company is not subject to the payment of a dividend to the Company by the Association, the ability of the Company to continue to fund the payment of future cash dividends could be dependent upon the Association continuing to declare and pay cash dividends to the Company.

     On July 19, 1995, the Company adopted a dividend reinvestment and stock purchase plan. The dividend reinvestment and stock purchase plan, which became effective on December 1, 1995, required no additional shares to be issued out of authorized and unissued shares, although 300,000 shares of authorized and unissued shares were reserved for use by the plan, should the need arise.

     On July 18, 1996, the Company adopted a Stockholders Rights Plan (the "Rights Plan") and declared a dividend of one preferred share purchase right ("Right") for each outstanding share of common stock of the Company. Each Right, initially, will entitle stockholders to buy a one one-hundredth interest in a share of a new series of preferred stock of the Company at an exercise price of $100.00 upon the occurrence of certain events described in the Rights Plan. The Company reserved 325,000 shares of its available preferred stock for such series. The Rights Plan was not adopted in response to any specific event, but is intended to help ensure that all stockholders of the Company receive fair and equitable treatment in the event of any proposed acquisition of the Company and guards against partial tender offers, squeeze-outs and other tactics to gain control of the Company without paying all stockholders a fair and full value for their investment in the Company. The Rights Plan will not prevent the Company from being acquired, but rather encourages potential acquirors to negotiate any such proposed transaction with the Board of Directors, who has the responsibility to act in the best interest of all who own the Company's stock.

--------------------------------------------------------------------------------

3
Fidelity
Acquisition

     After the close of business on January 31, 1995, the Company completed the acquisition of Fidelity, with Fidelity ultimately merging with and into the Association, in a transaction which was accounted for as a purchase. The cost of the acquisition was $157.8 million and the Company incurred approximately $21.3 million of acquisition-related costs. The total excess of cost over estimated fair value of net assets acquired generated by the acquisition was $112.1 million, which is being amortized to expense on a straight line basis over 15 years. The Company's consolidated results of operations include Fidelity's results of operations commencing February 1, 1995.

     The following summarizes the actual and projected amortization of discount and premium relating to the fair market value adjustments and the excess of cost over estimated fair value of net assets acquired:

                                          Excess of Cost                                                    Total
                                          over Fair Value      Net        Net Discount   Net Discount    Net Decrease
                                           of Net Assets   Discount on         on             on           in Income
     (In Thousands)                          Acquired      Securities     Other Assets   Liabilities     Before Taxes
     -----------------------------------------------------------------------------------------------------------------
     Total at acquisition date              $ 112,142      $ (42,478)     $    (272)     $   4,926      $    --
     Adjustment for sales of securities          --           37,037           --             --             --
     -----------------------------------------------------------------------------------------------------------------
     Balance after sales                      112,142         (5,441)          (272)         4,926           --
     Amortization:
     1995 actual                               (6,853)         5,294            (57)        (3,084)        (4,700)
     1996 actual                               (7,476)           814            (60)          (651)        (7,373)
     1997 estimated                            (7,476)          (667)           (58)          (352)        (8,553)
     1998 estimated                            (7,476)          --              (56)          (352)        (7,884)
     1999 estimated                            (7,476)          --              (54)          (352)        (7,882)
     thereafter estimated                     (75,385)          --              557           (135)       (74,963)

--------------------------------------------------------------------------------

4
Repurchase
Agreements

     The Company and the Association purchase securities under agreements to resell (repurchase agreements). These agreements represent short-term loans and are reflected as an asset in the consolidated statements of financial condition. The same securities are to be resold at maturity of the repurchase agreements. There were no such repurchase agreements outstanding as of December 31, 1996 or 1995.

     Securities purchased under repurchase agreements averaged $13,736,000 per month for two months during 1996 and $8,063,000 per month for eight months during 1995. The maximum amount of such agreements outstanding at any month end, during the years ended December 31, 1996 and 1995, were $17,064,000 and $10,558,000, respectively.

--------------------------------------------------------------------------------

5
Securities

     The amortized cost and estimated fair values of mortgage-backed, mortgage-related and other securities available-for-sale and held-to-maturity at December 31, 1996 and 1995 are as follows:

                                                                                      At December 31, 1996
                                                                    --------------------------------------------------------

                                                                                      Gross           Gross        Estimated
                                                                     Amortized     Unrealized      Unrealized         Fair
     (In Thousands)                                                    Cost           Gains          Losses          Value
     ------------------------------------------------------------------------------------------------------------------------
     Available-for-Sale:
       Mortgage-backed and mortgage-related securities:
         GNMA certificates                                          $  235,751     $    2,256     $   (1,319)     $  236,688
         FHLMC certificates                                            262,044          1,338         (1,785)        261,597
         FNMA certificates                                              46,364             69           (319)         46,114
         REMICs:
           Agency issuance                                           1,142,349          4,225        (11,952)      1,134,622
           Private issuance                                             14,307           --             (146)         14,161
           Residuals                                                     1,457            924           (102)          2,279
         Other mortgage-related                                        398,014          7,340           (439)        404,915
     ------------------------------------------------------------------------------------------------------------------------
           Total mortgage-backed and mortgage-related securities     2,100,286         16,152        (16,062)      2,100,376
     ------------------------------------------------------------------------------------------------------------------------
       Other securities:
         Obligations of the U.S. Government and agencies               128,999             57         (1,454)        127,602
         Equity securities                                              66,959          1,662             (1)         68,620
         Other                                                              67           --               (3)             64
     ------------------------------------------------------------------------------------------------------------------------
           Total other securities                                      196,025          1,719         (1,458)        196,286
     ------------------------------------------------------------------------------------------------------------------------
     Total Available-for-Sale                                       $2,296,311     $   17,871     $  (17,520)     $2,296,662
     ========================================================================================================================

                                                                                      At December 31, 1996
                                                                    --------------------------------------------------------

                                                                                      Gross           Gross        Estimated
                                                                     Amortized     Unrealized      Unrealized         Fair
     (In Thousands)                                                    Cost           Gains          Losses          Value
     ------------------------------------------------------------------------------------------------------------------------
     Held-to-Maturity:
       Mortgage-backed and mortgage-related securities:
         GNMA certificates                                           $   86,733     $    3,795     $      (73)     $   90,455
         FHLMC certificates                                              28,189          1,021            (16)         29,194
         FNMA certificates                                               22,044             75           (611)         21,508
         CMOs                                                             6,450             61            (60)          6,451
         REMICs:
           Agency issuance                                              936,692          2,315        (12,912)        926,095
           Private issuance                                             241,154            125         (6,326)        234,953
         Other mortgage-related                                             351           --             --               351
     ------------------------------------------------------------------------------------------------------------------------
           Total mortgage-backed and mortgage-related securities      1,321,613          7,392        (19,998)      1,309,007
     ------------------------------------------------------------------------------------------------------------------------

       Other securities:
         Obligations of the U.S. Government and agencies                578,293          1,810         (3,813)        576,290
         Obligations of states and political subdivisions                51,063           --              (81)         50,982
         Corporate debt securities                                       10,046             22             (2)         10,066
     ------------------------------------------------------------------------------------------------------------------------
           Total other securities                                       639,402          1,832         (3,896)        637,338
     ------------------------------------------------------------------------------------------------------------------------
     Total Held-to-Maturity                                          $1,961,015     $    9,224     $  (23,894)     $1,946,345
     ========================================================================================================================

                                                                                      At December 31, 1995
                                                                    --------------------------------------------------------

                                                                                      Gross           Gross        Estimated
                                                                     Amortized     Unrealized      Unrealized         Fair
     (In Thousands)                                                    Cost           Gains          Losses          Value
     ------------------------------------------------------------------------------------------------------------------------
     Available-for-Sale:
       Mortgage-backed and mortgage-related securities:
         GNMA certificates                                           $  156,330     $    3,082     $     --        $  159,412
         FHLMC certificates                                             332,109          4,363           (635)        335,837
         FNMA certificates                                              147,016          1,425            (17)        148,424
         REMICs:
           Agency issuance                                            1,116,842          9,418         (5,584)      1,120,676
           Private issuance                                              19,788             41            (58)         19,771
           Residuals                                                      2,645           --              (15)          2,630
       Other mortgage-related                                           540,565          5,900           (393)        546,072
     ------------------------------------------------------------------------------------------------------------------------
           Total mortgage-backed and mortgage-related securities      2,315,295         24,229         (6,702)      2,332,822
     ------------------------------------------------------------------------------------------------------------------------
       Other securities:
         Obligations of the U.S. Government and agencies                149,990          1,023           (446)        150,567
         Equity securities                                               30,885          1,719           (101)         32,503
         Other                                                               76           --             --                76
     ------------------------------------------------------------------------------------------------------------------------
           Total other securities                                       180,951          2,742           (547)        183,146
     ------------------------------------------------------------------------------------------------------------------------
     Total Available-for-Sale                                        $2,496,246     $   26,971     $   (7,249)     $2,515,968
     ========================================================================================================================
     Held-to-Maturity:
       Mortgage-backed and mortgage-related securities:
         GNMA certificates                                           $  105,589     $    4,566     $      (22)     $  110,133
         FHLMC certificates                                              36,503          1,406            (16)         37,893
         FNMA certificates                                               24,613            150           (476)         24,287
         CMOs                                                            10,638            119            (46)         10,711
         REMICs:
           Agency issuance                                              961,536          9,169         (4,396)        966,309
           Private issuance                                             194,411            412         (3,922)        190,901
         Other mortgage-related                                             354           --             --               354
     ------------------------------------------------------------------------------------------------------------------------
           Total mortgage-backed and mortgage-related securities      1,333,644         15,822         (8,878)      1,340,588
     ------------------------------------------------------------------------------------------------------------------------
       Other securities:
         Obligations of the U.S. Government and agencies                220,181          1,022         (2,460)        218,743
         Obligations of states and political subdivisions                51,753              2            (96)         51,659
         Corporate debt securities                                        9,964           --             (174)          9,790
     ------------------------------------------------------------------------------------------------------------------------
           Total other securities                                       281,898          1,024         (2,730)        280,192
     ------------------------------------------------------------------------------------------------------------------------
     Total Held-to-Maturity                                          $1,615,542     $   16,846     $  (11,608)     $1,620,780
     ========================================================================================================================

     In November 1995, the FASB issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", which granted institutions a one-time opportunity to reassess securities classifications by December 31, 1995. The Company reassessed its entire portfolio and transferred $2,434,202,000 of mortgage-backed, mortgage-related and other securities from held-to-maturity to available-for-sale as of December 31, 1995. The total estimated fair value of the securities transferred was $2,452,911,000, which resulted in the recognition of an unrealized gain of $12,107,000, net of taxes of $9,261,000. As a result of this transfer, coupled with securities already classified available-for-sale, the total net unrealized gains on securities reported as a separate component of stockholders' equity was $11,126,000, net of taxes of $8,512,000, at December 31, 1995. At December 31, 1996, the net unrealized gains on securities reported as a separate component of stockholder's equity was $156,000, net of taxes of $115,000.

     During the year ended December 31, 1996, the Company's proceeds from sales of securities available-for-sale totaled $84,073,000. Gross gains recognized on such sales of debt and equity securities were $1,529,000 and $37,000, respectively. There were no gross losses recorded on sales of securities available-for-sale during the year ended December 31, 1996. During the year ended December 31, 1995, subsequent to the Fidelity acquisition, the Company sold approximately $521,087,000 of securities acquired in the transaction; as these securities were already recorded at their estimated fair values, no gain or loss was recorded. There were no other sales of securities available-for-sale during the years ended December 31, 1995 and 1994 and there were no sales of securities held-to-maturity during any of the three years ended December 31, 1996.

     Included in the obligations of states and political subdivisions are New York City Housing Development Corporation Bonds which are tax-exempt FHA mortgage-backed bonds with an amortized cost of approximately $45,105,000 and $45,902,000 at December 31, 1996 and 1995, respectively. The fair value of these bonds is not readily available and, therefore, they are reported as having an estimated fair value equal to their amortized cost.

     The amortized cost and estimated fair values of debt securities at December 31, 1996, by contractual maturity, excluding mortgage-backed securities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. As of December 31, 1996, the amortized cost of such callable securities totaled $533,093,000.

                                                           At December 31, 1996
                                                          ----------------------
                                                                       Estimated
                                                          Amortized      Fair
     (In Thousands)                                          Cost        Value
     ---------------------------------------------------------------------------
     Available-for-Sale:
     Due in one year or less                               $ 45,000     $ 45,057
     Due after one year through five years                   83,999       82,545
     Due after five years through ten years                      19           20
     Due after ten years                                         48           44
     ---------------------------------------------------------------------------
     Total Available-for-Sale                              $129,066     $127,666
     ===========================================================================
     Held-to-Maturity:
     Due in one year or less                               $    540     $    535
     Due after one year through five years                  117,719      116,396
     Due after five years through ten years                 371,927      371,840
     Due after ten years                                    149,216      148,567
     ---------------------------------------------------------------------------
     Total Held-to-Maturity                                $639,402     $637,338
     ===========================================================================

--------------------------------------------------------------------------------

6
Loans
Receivable

     Loans receivable, net, are summarized as follows:

                                                          At December 31,
                                                   ----------------------------

     (In Thousands)                                    1996             1995
     ---------------------------------------------------------------------------
     Mortgage loans (primarily conventional):
       Secured by one-to-four family residences    $ 2,259,409      $ 1,748,284
       Secured by multi-family properties              166,836          109,944
       Secured by commercial properties                158,100          128,668
       Construction and land loans                      10,129           12,598
     ---------------------------------------------------------------------------
                                                     2,594,474        1,999,494
         Net deferred loan origination fees             (5,923)          (5,657)
         Net unamortized premium                         4,756            1,638
     ---------------------------------------------------------------------------
     Total mortgage loans                            2,593,307        1,995,475
     ---------------------------------------------------------------------------
     Consumer and other loans:
       Home equity                                      34,895           38,761
       Passbook                                          4,022            2,915
       Credit card                                       8,431            8,578
       Other                                            10,761           11,420
     ---------------------------------------------------------------------------
                                                        58,109           61,674
         Unearned discount                                --                (11)
     ---------------------------------------------------------------------------
     Total consumer and other loans                     58,109           61,663
     ---------------------------------------------------------------------------
     Total loans                                     2,651,416        2,057,138
         Allowance for loan losses                     (14,089)         (13,495)
     ---------------------------------------------------------------------------
     Loans receivable, net                         $ 2,637,327      $ 2,043,643
     ===========================================================================

     As of December 31, 1996 and 1995, the Company had loans in non-accrual status, included in loans receivable, of approximately $26,064,000 and $38,670,000, respectively. If all non-accrual loans had been performing in accordance with their original terms, the Company would have recorded interest income of $2.4 million and $4.0 million for the years ended December 31, 1996 and 1995, respectively. This compares to $934,000 and $1.3 million, respectively, of actual payments recorded as interest income. For the year ended December 31, 1994, the net amount of foregone interest income on non-accrual loans amounted to $7.1 million.

     Under SFAS No. 114, a loan is considered impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, such as one-to-four family mortgage loans and consumer loans. Loans individually reviewed for impairment by the Company are limited to multi-family loans, commercial loans, construction and land loans, loans modified in a troubled debt restructuring and selected large one-to-four family loans. Examples of measurement techniques utilized by the Company include present value of expected future cash flows, the loan's market price if one exists, and the estimated fair value of the collateral.

     The following table summarizes information regarding the Company's impaired loans:

                                                     At December 31, 1996
                                                --------------------------------
                                                           Allowance
                                                 Recorded   for Loan     Net
     (In Thousands)                             Investment   Losses   Investment
     ---------------------------------------------------------------------------
     One-to-four family loans:
       With a related allowance                   $1,383     $  372     $1,011
       Without a related allowance                   161       --          161
     ---------------------------------------------------------------------------
         Total one-to-four family loans            1,544        372      1,172
     ---------------------------------------------------------------------------
     Commercial and multi-family mortgage loans:
       With a related allowance                    5,285        729      4,556
       Without a related allowance                   124       --          124
     ---------------------------------------------------------------------------
         Total commercial and multi-family loans   5,409        729      4,680
     ---------------------------------------------------------------------------
     Construction and land loans:
       With a related allowance                     --         --         --
       Without a related allowance                     8       --            8
     ---------------------------------------------------------------------------
         Total construction and land loans             8       --            8
     ---------------------------------------------------------------------------
     Total impaired loans                         $6,961     $1,101     $5,860
     ===========================================================================

                                                     At December 31, 1995
                                                --------------------------------
                                                           Allowance
                                                 Recorded   for Loan     Net
     (In Thousands)                             Investment   Losses   Investment
     ---------------------------------------------------------------------------
     One-to-four family loans:
       With a related allowance                   $ 2,321    $   992    $ 1,329
       Without a related allowance                    353       --          353
     ---------------------------------------------------------------------------
         Total one-to-four family loans             2,674        992      1,682
     ---------------------------------------------------------------------------
     Commercial and multi-family mortgage loans:
       With a related allowance                     6,636      1,777      4,859
       Without a related allowance                    283       --          283
     ---------------------------------------------------------------------------
         Total commercial and multi-family loans    6,919      1,777      5,142
     ---------------------------------------------------------------------------
     Construction and land loans:
       With a related allowance                       825         59        766
       Without a related allowance                    687       --          687
     ---------------------------------------------------------------------------
         Total construction and land loans          1,512         59      1,453
     ---------------------------------------------------------------------------
     Total impaired loans                         $11,105    $ 2,828    $ 8,277
     ---------------------------------------------------------------------------

     The Company's average recorded investment in impaired loans for the years ended December 31, 1996 and 1995 was $8,860,000 and $11,839,000,
     respectively. Interest income recognized on impaired loans, which was not materially different from cash-basis interest income, amounted to $947,000 and $608,000 for the years ended December 31, 1996 and 1995, respectively.

     The Company services mortgage loans for investors with unpaid principal balances of approximately $109,521,000 and $123,931,000 at December 31, 1996 and 1995, respectively, which are not reflected in the accompanying consolidated statements of financial condition.

--------------------------------------------------------------------------------

7
Allowance for
Loan Losses

     Activity in the allowance for loan losses is summarized as follows:

                                                  Year Ended December 31,
                                           -------------------------------------

     (In Thousands)                          1996          1995          1994
     ---------------------------------------------------------------------------
     Balance at beginning of year          $ 13,495      $ 12,173      $ 16,672
     Allowance of acquired institution         --           3,528          --
     Provision charged to operations          3,963         2,007         3,733
     Charge-offs                             (4,493)       (5,284)       (8,336)
     Recoveries                               1,124         1,071           104
     ---------------------------------------------------------------------------
     Balance at end of year                $ 14,089      $ 13,495      $ 12,173
     ===========================================================================

--------------------------------------------------------------------------------

8
Real Estate

     Real estate owned and investments in real estate are summarized as follows:

                                                              At December 31,
                                                         -----------------------
     (In Thousands)                                        1996          1995
     ---------------------------------------------------------------------------
     One-to-four family                                  $  5,809      $  8,779
     Multi-family                                              68           359
     Co-op and Condo                                          737         1,934
     Commercial                                               695         6,996
     Land                                                   6,865         9,009
     ---------------------------------------------------------------------------
                                                           14,174        27,077
     Allowance for losses                                  (2,045)       (3,746)
     ---------------------------------------------------------------------------
                                                          $12,129       $23,331
     ===========================================================================

     Activity in the allowance for losses on real estate owned and investments in real estate is summarized as follows:

                                                     Year Ended December 31,
                                                  ------------------------------

     (In Thousands)                                 1996       1995       1994
     ---------------------------------------------------------------------------
     Balance at beginning of year                 $ 3,746    $ 5,250    $ 4,741
     Allowance of acquired institution               --        1,144       --
     (Recovery)/provision recorded to operations   (1,747)       259      3,017
     Charge-offs                                   (1,620)    (3,997)    (3,744)
     Recoveries                                     1,666      1,090      1,236
     ---------------------------------------------------------------------------
     Balance at end of year                       $ 2,045    $ 3,746    $ 5,250
     ===========================================================================

--------------------------------------------------------------------------------

9
Accrued
Interest
Receivable

     Accrued interest receivable is summarized as follows:

                                                                At December 31,
                                                             -------------------
     (In Thousands)                                            1996        1995
     ---------------------------------------------------------------------------
     Mortgage-backed and mortgage-related securities         $18,973     $20,551
               Other securities                               14,502       8,276
               Loans receivable                               10,501       7,104
     ---------------------------------------------------------------------------
                                                             $43,976     $35,931
     ===========================================================================

--------------------------------------------------------------------------------

10
Deposits

          Deposits are summarized as follows:

                                                            At December 31,
                                    ------------------------------------------------------------------
                                                 1996                               1995
                                    ------------------------------------------------------------------
                                    Weighted                         Weighted
                                     Average                          Average
     (Dollars in Thousands)           Rate     Balance     Percent     Rate        Balance     Percent
     -------------------------------------------------------------------------------------------------
     Core Deposits:
       Savings                        2.50%  $1,134,038     25.12%     2.50%     $1,154,777     27.09%
       Money market                   3.99      260,739      5.78      3.80         218,653      5.13
       Money manager                  1.22      201,074      4.46      --              --        --
       NOW                            1.24       75,159      1.67      2.00         267,339      6.27
       Non-interest bearing NOW       --         67,333      1.49      --            46,949      1.10
                                             ---------------------               ---------------------
                                              1,738,343     38.52                 1,687,718     39.59
     Certificates of deposit          5.44    2,774,750     61.48      5.56       2,575,703     60.41
                                             ---------------------               ---------------------
                                             $4,513,093    100.00%               $4,263,421    100.00%
                                             =====================               =====================

          During the first quarter of 1996, the Company implemented a program which converted its NOW accounts to a master account consisting of a NOW sub-account and a money market sub-account (money manager account). The result of this change was a substantial shift of deposits from NOW accounts to money manager accounts.

          The aggregate amount of certificates of deposit with balances equal to or greater than $100,000 was $298,479,000 and $239,287,000 at December
          31, 1996 and 1995, respectively.

          At December 31, 1996 and 1995, scheduled maturities of certificates of deposit are as follows:

                                                            At December 31,
                                    ------------------------------------------------------------------
                                                 1996                               1995
                                    ------------------------------------------------------------------
                                    Weighted                         Weighted
                                     Average                          Average
     (Dollars in Thousands)           Rate     Balance     Percent     Rate        Balance     Percent
     -------------------------------------------------------------------------------------------------
     Six months or less               5.04%  $1,014,273      36.55%    5.36%     $1,005,429      39.03%
     Greater than six months
        through one year              5.29      568,712      20.50     5.33         513,818      19.95
     Greater than one year
        through three years           5.72      928,134      33.45     5.84         913,825      35.48
     Greater than three years         6.31      263,631       9.50     6.01         142,631       5.54
                                             ---------------------               ---------------------
                                             $2,774,750     100.00%              $2,575,703     100.00%
                                             =====================               =====================

     Interest expense on deposits for the years ended December 31, 1996, 1995 and 1994 is summarized as follows:

                                                    Year ended December 31,
                                              ----------------------------------

     (In Thousands)                             1996         1995         1994
     ---------------------------------------------------------------------------

     Savings                                  $ 29,000     $ 29,764     $ 27,466
     Money market                                9,152        7,300        2,539
     Money manager                               2,977         --           --
     NOW                                         2,282        4,841        2,612
     Certificates of deposit                   148,335      142,052       83,051
     ---------------------------------------------------------------------------
                                              $191,746     $183,957     $115,668
     ===========================================================================

--------------------------------------------------------------------------------

11
Borrowed
Funds

     Borrowed funds are summarized as follows:

                                                  At December 31,
                                      ------------------------------------------
                                             1996                  1995
                                      ------------------------------------------
                                                  Weighted              Weighted
                                                   Average               Average
     (Dollars in Thousands)             Amount      Rate     Amount       Rate
     ---------------------------------------------------------------------------
     Reverse repurchase agreements    $1,845,000    5.65%  $1,483,329     5.69%
     Advances from the FHLB-NY           266,514    6.13      221,362     6.25
                                      ----------           ----------
                                      $2,111,514    5.71   $1,704,691     5.76
                                      ==========           ==========

     The Company enters into sales of securities under agreements to repurchase (reverse repurchase agreements). These agreements are recorded as financing transactions, and the obligations to repurchase are reflected as a liability in the consolidated statements of financial condition. The securities underlying the agreements are delivered to the dealer with whom each transaction is executed. The dealers, who may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, agree to resell to the Company the same securities at the maturities of the agreements. The Company retains the right of substitution of collateral throughout the terms of the agreements.

     At December 31, 1996 and 1995, all of the outstanding reverse repurchase agreements had original contractual maturities between one and five years, with the exception of one agreement outstanding at December 31, 1996 with a contractual maturity of 60 days and one agreement outstanding at December 31, 1995 with a contractual maturity of 30 days. All of the outstanding agreements with contractual maturities between one and five years were secured by U.S. Treasury, Government agency notes and mortgage-backed and mortgage-related securities held-to-maturity and available-for-sale. The agreement outstanding at December 31, 1996 with a contractual maturity of 60 days was secured by a mortgage-related security classified as held-to-maturity with an estimated fair value of $54,711,000. The agreement outstanding at December 31, 1995 with a contractual maturity of 30 days was secured by a mortgage-related security classified as available-for-sale with an estimated fair value of $8,581,000. Other information relating to these agreements are summarized as follows:

                                                                     At or for the year ended
                                                                          December 31,
                                                                   --------------------------
     (Dollars in Thousands)                                           1996             1995
     ----------------------------------------------------------------------------------------
     Book value of collateral (including accrued interest):
       U.S. Treasury notes                                         $   62,467      $  146,342
       Government agency notes                                        305,358            --
       Mortgage-backed and mortgage-related
         securities available-for-sale and held-to-maturity         1,627,246       1,474,650
     Estimated fair value of collateral:
       U.S. Treasury notes                                             61,611         144,468
       Government agency notes                                        304,261            --
       Mortgage-backed and mortgage-related
         securities available-for-sale and held-to-maturity         1,605,054       1,472,157
     Average balance of outstanding agreements during the year      1,744,830         978,653
     Maximum balance of outstanding agreements at a month
         end during the year                                        1,910,801       1,510,530
     Average interest rate for the year                                  5.58%           5.69%

     Reverse repurchase agreements at December 31, 1996 have contractual maturities as follows: 1997: $345,000,000, 1998: $600,000,000, 1999:
     $800,000,000 and 2001: $100,000,000. At December 31, 1996, $600,000,000,
     $620,000,000 and $100,000,000 of such agreements were callable during various months in 1997, 1998, and 1999, respectively.

     Pursuant to a blanket collateral agreement with the FHLB-NY, advances are secured by all of the Company's stock in the FHLB-NY, certain qualifying mortgage loans, mortgage-backed and mortgage-related securities and other securities not otherwise pledged in an amount at least equal to 110% of the advances outstanding. Advances at December 31, 1996 mature as follows:
     1997: $31,000,000, 1998: $65,000,000, 1999: $160,000,000, and 2004:
     $10,000,000.

     At December 31, 1996, the Company had available an overnight line of credit with the FHLB-NY for $50,000,000 for a term of 12 months, to be priced at the federal funds rate plus 12.5 basis points.

--------------------------------------------------------------------------------

12
Interest Rate
Caps and
Interest Rate
Swaps

     Interest Rate Caps

     During the year ended December 31, 1994, the Company, as part of its overall interest rate risk management strategy, purchased an interest rate cap on $105,000,000 notional amount on which the Company received a payment, based on the notional amount, equal to the three month LIBOR in excess of 5% on any reset date for that reset period, and simultaneously sold an interest rate cap on the same notional amount whereby the Company made payments, based on the notional amount, equal to the three month LIBOR in excess of 7% on any reset date for that reset period. These transactions, referred to, in the aggregate, as a corridor, were structured to reprice on the same dates and mature on the same dates as a $105,000,000 reverse repurchase agreement bearing interest based on the three month LIBOR that matured on March 15, 1996. As of December 31, 1995, the three month LIBOR was 5.625%. Interest expense on borrowed funds was decreased by $312,000, during the year ended December 31, 1995, and increased by $48,800 and $369,000 during the years ended December 31, 1996 and 1994, respectively, as a result of these agreements. There were no such agreements outstanding as of December 31, 1996.

     Interest Rate Swaps

     During the year ended December 31, 1996, the Company had an interest rate swap with a notional amount of $50,000,000 that, in effect, converted a medium term $50,000,000 variable rate borrowing into a fixed rate borrowing. The interest rate swap requires the Company to pay a fixed rate of interest equal to 6.632% and receive three month LIBOR. The agreement matures on April 21, 1997. As of December 31, 1996, three month LIBOR was 5.563%. Interest expense on borrowed funds was increased $477,000 and $168,000 during the years ended December 31, 1996 and 1995, respectively, as a result of this agreement.

--------------------------------------------------------------------------------

13
Income Taxes

     The Company files a consolidated federal income tax return on a calendar-year basis.

     Prior to the enactment of the Small Business Job Protection Act of 1996 (the "1996 Act"), for federal income tax purposes, the Association met certain definitional tests primarily relating to its assets and the nature of its business, and was permitted to establish tax reserves for bad debts and to make annual additions thereto, which additions could, within specified limitations, be deducted in arriving at its taxable income. The Association's deduction with respect to "qualifying loans," which are generally loans secured by certain interest in real property, could be computed using an amount based on the Association's actual loss experience (the "Experience Method"), or a percentage equal to 8.0% of the Association's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. Similar deductions for additions to the Association's bad debt reserve were permitted under the New York State Franchise Tax and the New York City Financial Corporation Tax; however, for purposes of these taxes, the effective allowable percentage under the PTI method was 32% rather than 8%.

     Under the 1996 Act, the PTI Method was repealed and the Association, as a "large bank" (one with assets having an adjusted basis of more than $500 million), will be unable to make additions to its tax bad debt reserve, will be permitted to deduct bad debts only as they occur and will be required to recapture (that is, take into taxable income) over a six-year period, beginning with the Association's taxable year beginning January 1, 1996, the excess of the balance of its bad debt reserves (other than the supplemental reserve) as of December 31, 1995 over the balance of such reserves as of December 31, 1987. However, under the 1996 Act, such recapture requirements will be suspended for each of the two successive taxable years beginning January 1, 1996 in which the Association originates a minimum amount of certain residential loans during such years that is not less than the average of the principal amounts of such loans made by the Association during its six taxable years preceding January 1, 1996. Since the Association has already provided a deferred income tax liability for financial reporting purposes, there will be no adverse impact to the Association's financial condition or results of operations from the enactment of this legislation. Retained earnings at December 31, 1996 and 1995 includes approximately $65,000,000 for which no Federal income tax liability has been recognized. This amount represents the balance of the bad debt reserves (other than supplemental reserves) created for tax purposes as of December 31, 1987. These amounts are subject to recapture in the unlikely event that the Association (i) makes distributions in excess of earnings and profits, (ii) redeems its stock, or (iii) liquidates.

     The New York State and New York City tax laws have been amended to prevent a similar recapture of the Association's bad debt reserve, and to permit continued future use of the bad debt reserve method for purposes of determining the Association's New York State and New York City tax liabilities, in either case so long as the Association continues to satisfy the New York State and New York City definitional tests related to its assets and the nature of its business, which are similar to the former federal income tax tests, discussed above.

     The significant components of income tax expense attributable to income before income taxes, for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                                      Year Ended December 31,
                                                                 ----------------------------------
     (In Thousands)                                                1996         1995         1994
     ----------------------------------------------------------------------------------------------
     Current income tax expense                                  $ 14,668     $ 28,204     $ 31,268
     Deferred income tax expense (benefit) (exclusive of
       the effect of other components listed below)                15,824        7,409         (123)
     Adjustments to deferred tax assets and liabilities
       for enacted changes in tax laws and rates                      183          130           (4)
     Decrease in valuation allowance for deferred tax assets         --           --           (261)
     ----------------------------------------------------------------------------------------------
     Total income tax expense                                    $ 30,675     $ 35,743     $ 30,880
     ==============================================================================================

     Income tax expense for the years ended December 31, 1996, 1995 and 1994 is summarized as follows:

                                                       At December 31,
                                             -----------------------------------
     (In Thousands)                            1996         1995         1994
     ---------------------------------------------------------------------------
     Federal
       Current                               $ 10,876     $ 21,155     $ 22,522
       Deferred                                11,908        5,311         (180)
     ---------------------------------------------------------------------------
                                               22,784       26,466       22,342
     State and local
       Current                                  3,792        7,049        8,746
       Deferred                                 4,099        2,228         (208)
     ---------------------------------------------------------------------------
                                                7,891        9,277        8,538
     ---------------------------------------------------------------------------
     Total income tax expense                $ 30,675     $ 35,743     $ 30,880
     ===========================================================================

     For the years ended December 31, 1996 and 1995, the Federal deferred tax expense resulted primarily from the partial deferral of losses, for tax purposes only, on the sale of securities acquired in the Fidelity acquisition. The tax losses deferred resulted from the carrying basis differential between book and tax and are deferred due to limitations on loss recognition for tax purposes. For the year ended December 31, 1994, the Federal deferred tax benefit resulted primarily from deferred net loan origination fees and accretion of discounts on investments.

     The total income tax expense attributable to income before income taxes differed from the amounts computed by applying the Federal income tax rate of 35% for the years ended December 31, 1996, 1995 and 1994 as a result of the following:

                                                      At December 31,
                                           -------------------------------------
     (In Thousands)                          1996          1995          1994
     ---------------------------------------------------------------------------
     Expected income tax expense
       at statutory Federal tax rate       $ 23,635      $ 28,407      $ 26,095
     State and local taxes,
       net of Federal income tax benefit      5,129         6,030         5,550
     Tax exempt income                       (1,153)       (1,743)       (1,601)
     Amortization of intangibles              2,797         2,580           180
     Other, net                                 267           469           656
     ---------------------------------------------------------------------------
     Total income tax expense              $ 30,675      $ 35,743      $ 30,880
     ===========================================================================

     The Company also files state and local tax returns on a calendar-year basis. State and local taxes imposed on the Company consist of New York State Franchise tax, New York City Financial Corporation tax and Delaware Franchise tax. The Company's annual tax liability to New York State and New York City is the greater of a tax on income or an alternative tax based on a specified formula. The Company's liability for Delaware Franchise tax is the lesser of a tax based on an authorized shares method or an assumed par value capital method; however, under either method, the Company's total tax will not exceed $150,000.

     The Company provided for New York State and New York City taxes based on taxable income for the years ended December 31, 1996, 1995 and 1994. For the years ended December 31, 1996, 1995 and 1994, the Company's Delaware Franchise tax was based on the authorized shares method.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

                                                                                     At December 31,
                                                                                 -----------------------
     (In Thousands)                                                                1996          1995
     ---------------------------------------------------------------------------------------------------
     Deferred tax assets:
       Mortgages and other loans receivable, primarily
         due to allowances for losses and deferred loan fees                     $ 13,247      $ 13,650
       Real estate owned, primarily due to allowance for losses                      --           1,765
       Deferred tax losses on securities sold                                       9,767        14,775
       Alternative minimum tax credit                                               1,625         1,625
       Compensation and benefits                                                    5,926         8,940
       Other                                                                          235           899
     ---------------------------------------------------------------------------------------------------
       Total gross deferred tax assets                                             30,800        41,654
       Less valuation allowance                                                    (1,819)       (1,819)
     ---------------------------------------------------------------------------------------------------
     Deferred tax assets                                                           28,981        39,835
     ---------------------------------------------------------------------------------------------------
     Deferred tax liabilities:
       Unearned discount on investments, not yet recognized for tax purposes       (5,005)         (665)
       Net unrealized gains on securities available-for-sale                         (115)       (8,512)
       Other                                                                       (4,342)       (3,529)
     ---------------------------------------------------------------------------------------------------
       Total gross deferred tax liabilities                                        (9,462)      (12,706)
     ---------------------------------------------------------------------------------------------------
     Net deferred tax asset                                                      $ 19,519      $ 27,129
     ===================================================================================================

     The valuation allowance for deferred tax assets relates primarily to uncertainties of realization under the New York State and New York City tax codes which do not allow for net operating loss carryforwards or carrybacks.

--------------------------------------------------------------------------------

14

Commitments
and
Contingencies

     Lease Commitments

     At December 31, 1996, the Company was obligated under several non-cancelable operating leases on buildings and land used for office space and banking purposes through 2035. These operating leases contain escalation clauses which provide for increased rental expense based primarily on increases in real estate taxes and cost-of living indices. Rent expense under these operating leases was approximately $3,108,000, $2,677,000 and $1,910,000 for the years ended December 31, 1996, 1995 and
     1994, respectively.

     The minimum rental payments under the terms of the non-cancelable operating leases as of December 31, 1996, are summarized below:

                      Years Ending
                      December 31,                  Amount
                      ------------------------------------
                                 (In Thousands)
                        1997                       $ 2,853
                        1998                         2,742
                        1999                         1,881
                        2000                         1,757
                        2001                         1,714
                        Thereafter                  14,515
                      ------------------------------------
                                                   $25,462
                      ====================================

     Loan Commitments

     The Company had outstanding commitments to originate and/or purchase loans as follows:

                                               At December 31,
                                  ----------------------------------------------
                                        1996                     1995
                                  ----------------------------------------------
                                   Fixed      Variable     Fixed      Variable
     (In Thousands)                 Rate        Rate        Rate        Rate
     ---------------------------------------------------------------------------
     Mortgage loans               $45,868     $56,115     $38,148     $51,742
     Home equity loans                665         998         503       1,565
     Consumer and other loans        --           340        --           330
     ---------------------------------------------------------------------------
                                  $46,533     $57,453     $38,651     $53,637
     ===========================================================================

     Commitments outstanding in the above table to purchase loans as of December 31, 1996 and 1995 totaled $18,600,000 and $22,317,000, respectively. At
     December 31, 1996, commitments to originate residential mortgage loans and commercial mortgage loans at fixed rates had stated rates ranging from 6.50% to 9.88% and 8.38% to 9.88%, respectively.

     The Company uses the same credit policies and underwriting standards in making loan commitments and lines of credit (off balance sheet financial instruments) as it does for on balance sheet financial instruments. The Company's maximum exposure to credit risk is represented by the contractual amount of the instruments. For loan commitments, the Company would generally be exposed to interest rate risk from the time a commitment, with a defined contractual interest rate, is issued until such commitment expires or is exercised.

     Litigation

     In the normal course of business there are various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the financial position, operating results and liquidity of the Company will not materially be adversely affected by the outcome of such legal proceedings.

--------------------------------------------------------------------------------

15
Benefit
Plans

     Pension Plan

     The Association has a qualified, non-contributory defined benefit pension plan ("the Plan"), covering substantially all of its eligible employees. The Association's policy is to fund pension costs in accordance with the minimum funding requirement. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. In addition, the Association has non-qualified, unfunded and supplemental retirement plans covering certain officers and directors.

     As of December 31, 1996 and 1995, the Plan held 100,000 shares of the Company's common stock. As of December 31, 1996 and 1995, the Company's common stock was valued at a market price of $36.88 and $22.81 per share, respectively. Shares of stock held by the Plan are voted by the trustees of the Plan, three of whom are executive officers of the Company and the Association, and one of whom is an officer of the Association.

     Pursuant to the acquisition of Fidelity, the Pension Plan for employees of Fidelity was merged into the Plan effective April 30, 1995. As a result of the merger of the plans, additional participants became enrolled in the Plan and the assets of Fidelity's plan of approximately $8,000,000 were transferred to the Plan.

     The following is a reconciliation of the status of the plans and the amount of prepaid (accrued) pension cost recognized in the consolidated statements of financial condition:

                                                                          At December 31,
                                                          ----------------------------------------------------
                                                                  1996                        1995
                                                          ----------------------------------------------------
                                                                      Non-Qualified              Non-Qualified
                                                          Qualified    Supplemental   Qualified   Supplemental
     (In Thousands)                                          Plan          Plans         Plan         Plans
     ---------------------------------------------------------------------------------------------------------
     Actuarial present value of benefit obligations:
       Accumulated benefit obligation:
         Vested                                            $ 18,348      $  2,524      $ 18,161      $  2,112
         Non-vested                                             615            64           907            51
     ---------------------------------------------------------------------------------------------------------
                                                             18,963         2,588        19,068         2,163
         Effect of projected future compensation              2,591         2,431         2,434         2,063
     ---------------------------------------------------------------------------------------------------------
     Projected benefit obligation for service
       rendered to date                                      21,554         5,019        21,502         4,226
     Estimated plan assets, at fair value                    25,606          --          22,953          --
     ---------------------------------------------------------------------------------------------------------
     Excess (deficiency) of plan assets over (under)
       projected benefit obligation                           4,052        (5,019)        1,451        (4,226)
     Unrecognized net loss (gain) from past experience
       different from that assumed and effects
       of changes in assumptions                               (438)         (103)        2,595          (485)
     Prior service cost not yet recognized
       in periodic pension cost                                (512)        1,031          (558)        1,147
     Unrecognized net transition (asset) obligation
       (from adoption of SFAS No. 87) being amortized
       over 17 years and 11 years for qualified plan
       and unfunded supplemental plan, respectively            (763)           18          (867)           50
     Additional minimum liability                              --            (179)         --            (250)
     ---------------------------------------------------------------------------------------------------------
     Prepaid (accrued) pension cost                        $  2,339      $ (4,252)     $  2,621      $ (3,764)
     =========================================================================================================

     The components of net pension expense are as follows:

                                                                                At December 31,
                                                ------------------------------------------------------------------------------
                                                           1996                      1995                       1994
                                                ------------------------------------------------------------------------------
                                                           Non-Qualified             Non-Qualified               Non-Qualified
                                                Qualified   Supplemental   Qualified  Supplemental    Qualified   Supplemental
     (Dollars in Thousands)                       Plan          Plans        Plan          Plans        Plan         Plans
     -------------------------------------------------------------------------------------------------------------------------
     Service cost (benefits earned
       during the period)                       $   618       $   218      $   447       $   214      $   534       $   217
     Interest cost on projected
       benefit obligation                         1,512           256        1,339           229          840           207
     Expected return on plan assets              (1,797)         --         (1,512)         --         (1,018)         --
     Net amortization and deferral                  (51)          147         (150)          133         (132)          131
     -------------------------------------------------------------------------------------------------------------------------
       Net pension expense                      $   282       $   621      $   124       $   576      $   224       $   555
     =========================================================================================================================
     Assumptions utilized in the
       actuarial valuations are as follows:
         Discount rate (pre-tax for
           qualified plan; after-tax for
           supplemental plan)                       7.5%          6.0%         7.0%          6.0%         8.5%          6.0%
         Expected long-term rate
           of return on assets                      8.0%         --            8.0%         --            8.0%         --
         Rate of increase in
           compensation levels                      5.0%          8.0%         5.0%          8.0%         5.0%          8.0%

     Incentive Savings Plan

     The Association maintains a 401K incentive savings plan which provides for contributions to trust funds by both the Association and its participating employees. Under the plan, participants may contribute up to 10% of their pre-tax base salary, not to exceed $9,500 for the calendar year ending December 31, 1996. Matching contributions, if any, will be made at the discretion of the Association. No such contributions were made for 1996, 1995 and 1994. Participants vest immediately in their own contributions and after a period of five years for Association contributions.

     During 1993, an employer stock fund was established as an investment alternative for participants in connection with the conversion of the Association to stock form of ownership. As of December 31, 1996 and 1995, the fund held 250,767 and 229,734 shares, respectively, of the Company's common stock valued at $36.88 and $22.82, respectively, on behalf of participants. Shares held by the fund are voted by the fund trustee as directed by the participants for whose accounts the shares are held.

     Employee Stock Ownership Plan and Trust

     The Association established the ESOP for eligible employees of the Company or the Association. To fund the purchase of 2,642,354 shares of the Company's common stock issued in the conversion, the ESOP borrowed funds from the Company. The loan to the ESOP is being repaid principally from the Association's contributions to the ESOP over a period of 12 years and the collateral for the loan is the common stock purchased by the ESOP. The Association's contributions are reduced by any investment earnings realized and any dividends paid on unallocated shares. During the years ended December 31, 1996 and 1995, a total of $187,000 and $44,000, respectively, in dividends were paid on allocated shares, which increased total shares allocated in those years, and $961,000 and $486,000 respectively, in dividends were paid on unallocated shares which reduced the Association's contribution to the ESOP. At December 31, 1996 and 1995, the loan from the Company had an outstanding balance of $26,586,464, and $28,951,955, respectively and an interest rate of 6.00%.

     Shares purchased by the ESOP are held by a trustee for allocation among participants as the loan is repaid. The number of shares released annually is based upon the ratio that the current principal and interest payment bears to the current and all remaining scheduled future principal and interest payments. For the years ended December 31, 1996, 1995 and 1994, 229,250 shares, 221,728 shares and 232,264 shares, respectively, were allocated to participants. As of December 31, 1996, 1995 and 1994, 1,959,112 shares, 2,188,362 shares and 2,410,090 shares, respectively, remain unallocated.

     In accordance with SOP 93-6, for the years ended December 31, 1996, 1995 and 1994, the Company recorded compensation expense of $6,437,000, $4,095,000 and $3,496,000, respectively, which was equal to the shares allocated by the ESOP multiplied by the average estimated fair value of the common stock during the year of allocation. For the years ended December 31, 1996, 1995 and 1994, the average quoted price of a share of the Company's common stock was $28.08, $18.47 and $15.06, respectively.

     Other Postretirement Benefits

     In accordance with SFAS No. 106, costs of postretirement benefits, primarily health care benefits, are accrued during an employee's active working career. The Company provides medical and dental coverage to select individuals upon retirement. Postretirement benefit expense recorded for the years ended December 31, 1996, 1995 and 1994 was $313,000, $188,000 and
     $255,000, respectively.

     The following table sets forth the accumulated postretirement benefit obligation (APBO):

                                                     At December 31,
                                            ------------------------------------
     (In Thousands)                           1996        1995         1994
     ---------------------------------------------------------------------------
     Retirees                               $   289     $   (92)     $   387
     Fully eligible active participants         754         693          397
     Other active participants                1,052       1,080          799
     ---------------------------------------------------------------------------
       Total                                $ 2,095     $ 1,681      $ 1,583
     ===========================================================================

     The following is a reconciliation between the APBO and accrued postretirement benefit cost:

                                                                 At December 31,
                                                       ---------------------------------
     (In Thousands)                                      1996         1995         1994
     -----------------------------------------------------------------------------------
     Accumulated postretirement benefit obligation     $ 2,095      $ 1,681      $ 1,583
     Unrecognized net gain from past experience
       different from that assumed and effects of
       changes in assumptions                             (391)        (252)        (405)
     Unrecognized prior service cost                       (69)         (76)        --
     -----------------------------------------------------------------------------------
     Accrued postretirement benefit cost               $ 1,635      $ 1,353      $ 1,178
     ===================================================================================

     The assumed medical cost trend rates used in computing the APBO was 12% in 1996 and was assumed to decrease gradually to 6% in 2002 and to remain at that level thereafter. Increasing the assumed medical care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit obligation as of December 31, 1996 by $417,800 and increase the aggregate of service and interest cost components of the net periodic postretirement benefit cost for 1996 by $61,100.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.50%, 7.00% and 8.50% as of December 31, 1996, 1995 and 1994, respectively.

--------------------------------------------------------------------------------

16
Stock
Benefit
Plans

     The Incentive Stock Option Plan ("1993 Employee Option Plan"), the Stock Option Plan for Outside Directors ("1993 Directors' Option Plan") and the Recognition and Retention Plan for Outside Directors and the Recognition and Retention Plan for Officers and Employees ("RRPs") were adopted and implemented in 1993 upon the conversion of the Association from a mutual to stock form. In 1995, pursuant to the Fidelity Merger Plan, certain options were granted to former officers and directors of Fidelity. In 1996, the Company adopted the 1996 Stock Option Plan for Officers and Employees ("1996 Employee Option Plan"), and the 1996 Stock Option Plan for Outside Directors ("1996 Directors Option Plan"). The Company applies APB No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for these stock-based compensation plans and grants been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                                         Year Ended December 31,
                                                         -----------------------
     (In Thousands, Except Per Share Data)                   1996       1995
     ---------------------------------------------------------------------------
     Net Income:
       As Reported                                         $36,853     $45,421
       Pro forma                                           $36,605     $44,076

     Primary earnings per common share:
       As Reported                                         $  1.77     $  2.07
       Pro forma                                           $  1.76     $  2.01

     Fully diluted earnings per common share:
       As Reported                                         $  1.71     $  2.06
       Pro forma                                           $  1.70     $  2.00

     Incentive Stock Option Plans

     Pursuant to the terms of the 1993 Employee Option Plan, the number of shares reserved for issuance was 2,068,058. In 1996, the Company adopted the 1996 Employee Option Plan. Pursuant to the 1996 Employee Option Plan, the number of shares reserved for issuance was 950,000. Under both plans, the exercise price of each option granted was equal to the market price of the Company's stock on the grant date. Options under each of the two plans vest and are exercisable as determined by the Compensation Committee at the time of grant. All options granted will be immediately vested and exercisable in the event the optionee terminates his/her employment due to death, disability or retirement, or in the event of a change of control of the Association or the Company and, in the case of the 1996 Employee Option Plan, in the event of a threatened change of control of the Association or the Company, as defined in the plans. All options expire no later than ten years following the date of grant. The 1993 and 1996 Employee Option Plans do not provide for the granting of stock appreciation rights; however, all options granted were granted in tandem with limited stock appreciation rights exercisable in the event of a change of control of the Association or the Company as defined by the plans, and in the case of the 1996 Employee Option Plan, in the event of a threatened change of control of the Association or the Company, as defined by the plans.

     A summary of the status of the Company's 1993 and 1996 Employee Option Plans as of December 31, 1996, 1995 and 1994, and changes during the years ended on those dates is presented below:

                                             1996                 1995                   1994
                                      ----------------------------------------------------------------
                                                 Weighted             Weighted               Weighted
                                                  Average              Average                Average
                                                 Exercise             Exercise               Exercise
                                       Shares      Price    Shares      Price    Shares        Price
     -------------------------------------------------------------------------------------------------
     Outstanding at beginning
       of the year:                   2,064,774   $13.11   1,974,996     $12.51   1,975,174   $12.50
         Granted                        195,500    35.12     158,786      20.41      10,000    13.59
         Canceled                          --       --       (64,936)     12.50     (10,178)   12.50
         Exercised                      (10,000)   12.50      (4,072)     12.50        --       --
                                      ----------           ----------             ----------
     Outstanding at end of year       2,250,274    15.03   2,064,774      13.11   1,974,996    12.51
                                      ==========           ==========             ==========
     Options exercisable at year-end    430,604              217,302                  4,072

     Options to purchase 755,748 shares, 1,248 shares and 95,098 shares were available for future grants under the Employee Option Plans at December 31, 1996, 1995 and 1994, respectively.

     Stock Option Plans for Outside Directors

     The 1993 Directors' Option Plan provided for the fixed granting of non-statutory options to purchase up to 574,906 shares of the Company's common stock. Contemporaneously, with the conversion, outside directors received fixed grants of options to purchase 534,198 shares. After the close of business on January 31, 1995, options to purchase an additional 20,354 shares of the Company's common stock were granted pursuant to the Directors' Option Plan with the addition of a director to the Board of Directors of the Company and the Association. The 1993 Directors' Option Plan was frozen in 1996, so no further grants will be made thereunder. The 1996 Directors' Option Plan provides for the fixed granting of non-statutory options to purchase up to 120,000 shares of the Company's stock. Under both plans, the exercise price of each option equals the market price of the Company's stock on the grant date.

     All options granted under the 1993 Directors' Option Plan became exercisable in three equal annual installments and expire upon the earlier of ten years following their grant or one year following the date the optionee ceases to be a director. All options granted under the 1996 Directors' Option Plan are exercisable immediately on their grant date. The Directors' Option Plans do not provide for the granting of stock appreciation rights; however, all options were granted in tandem with limited stock appreciation rights exercisable in the event of a change of control of the Association or the Company, as defined by the plans.

     A summary of the status of the Company's 1993 and 1996 Directors' Option Plans as of December 31, 1996, 1995 and 1994, and changes during the years ended on those dates is presented below:

                                                1996                    1995                 1994
                                         ----------------------------------------------------------------
                                                    Weighted                Weighted             Weighted
                                                     Average                 Average              Average
                                                    Exercise                Exercise             Exercise
                                          Shares      Price      Shares      Price      Shares     Price
                                         ----------------------------------------------------------------
     Outstanding at beginning
       of the year:                      554,552     $12.59     534,198     $12.50     534,198     $12.50
         Granted                          20,000      26.18      20,354      14.86        --         --
         Canceled                           --         --          --         --          --         --
         Exercised                          --         --          --         --          --         --
                                         -------                -------                -------

     Outstanding at end of year          574,552      13.06     554,552      12.59     534,198      12.50
                                         =======                =======                =======
     Options exercisable at year-end     408,354                178,066                   --

     Options to purchase 100,000 shares, 20,354 shares and 40,708 shares were available for future grants under the Directors' Option Plans at December 31, 1996, 1995 and 1994, respectively.

     Other Stock Option Grants

     Pursuant to the Fidelity Merger Plan, the Company, upon consummation of the transaction, granted certain executive officers of Fidelity options to purchase 276,036 shares of the Company's common stock. Such options, which represent the conversion of Fidelity options previously granted, have a weighted average exercise price of $8.145 per share. The Company also granted to Fidelity's former Board of Directors, excluding former employee directors, options, pursuant to the Fidelity Merger Plan to acquire 40,000 shares of the Company's common stock at an exercise price of $13.93 per share. The maximum term of the options granted is ten years and the options were immediately exercisable at the grant date.

     A summary of the status of the Company's Other Stock Option Grants as of December 31, 1996 and 1995, and changes during the years ended on those dates is presented below:

                                                       1996                   1995
                                                -------------------------------------------
                                                           Weighted               Weighted
                                                            Average                Average
                                                           Exercise               Exercise
                                                Shares       Price    Shares        Price
     --------------------------------------------------------------------------------------
     Outstanding at beginning of the year:      312,036     $8.81          --      $   --
     Granted                                       --        --         316,036        8.88
     Canceled                                      --        --            --          --
     Exercised                                  (62,000)     7.69        (4,000)      13.93
                                                --------                --------
     Outstanding at end of year                 250,036      9.09       312,036        8.81
                                                ========                ========
     Options exercisable at year-end            250,036                 312,036

     The fair value of each option grant for each of the aforementioned plans were estimated on the date of grant using the Black-Scholes option pricing model in accordance with the disclosure requirements of SFAS No. 123. A summary of the weighted-average fair values and assumptions used to determine such values for grants in each individual plan during each of the years ended December 31, 1996, 1995 and 1994 is presented below:

                                                    1996       1995       1994
--------------------------------------------------------------------------------

     Incentive Stock Option Plans:
       Weighted-average assumptions:
          Dividend yield                             1.25%      1.25%      1.25%
          Expected stock price volatility           17.65%     16.26%     17.30%
          Risk-free interest rate                    5.60%      6.59%      6.56%
          Expected option lives                    6 years    6 years    6 years

     Weighted-average fair value of options
       granted during the year                     $11.81     $ 7.72     $ 5.31

     Stock Option Plans for Outside Directors:
       Weighted-average assumptions:
          Dividend yield                             1.25%      1.25%      --
          Expected stock price volatility           17.65%     16.26%      --
          Risk-free interest rate                    5.52%      6.56%      --
          Expected option lives                    5 years    5 years      --

     Weighted-average fair value of options
       granted during the year                     $ 6.32     $ 4.62       --

     Other Stock Option Grants:
       Weighted-average assumptions:
          Dividend yield                             --         1.25%      --
          Expected stock price volatility            --        16.26%      --
          Risk-free interest rate                    --         6.51%      --
          Expected option lives                      --       4 years      --

     Weighted-average fair value of options
       granted during the year                       --       $ 7.31       --

     The weighted-average fair value of options was calculated using the above assumptions, based on management's judgments regarding future option exercise experience and market conditions. These assumptions are subjective in nature, involve uncertainties and therefore cannot be determined with precision.

     The following table summarizes information about the stock options outstanding at December 31, 1996:

                                                Options Outstanding                             Options Exercisable
                          ----------------------------------------------------------    ------------------------------------
                                                     Weighted            Weighted                               Weighted
     Range Of             Number of Options     Average Remaining         Average       Number of Options        Average
     Exercise Prices         at 12/31/96        Contractual Life      Exercise Price       at 12/31/96       Exercise Price
     -------------------------------------------------------------------------------    ------------------------------------
     $ 7.21 to $12.00            216,036            8.1 years             $ 8.33             216,036             $ 8.33
      12.50 to  22.44          2,643,326            7.0 years              13.02             852,958              12.65
      26.13 to  36.00            215,500            9.9 years              34.29              20,000              26.18
                               ---------                                                   ---------
       7.21 to  36.00          3,074,862            7.3 years              14.18           1,088,994              12.04
                               =========                                                   =========

     Recognition and Retention Plans

     The Association established the RRPs as a method of providing officers, employees and non-employee directors of the Company and the Association with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Company and the Association. The Association contributed funds from available liquid assets to the RRPs to enable the trusts to acquire 1,322,500 shares of common stock in the conversion and in open market transactions following the conversion. This contribution represents deferred compensation which is initially recorded as a reduction of stockholders' equity and ratably charged to compensation expense over the vesting period of the actual stock awards. The RRPs acquired the shares at an average price of $14.435 per share. During 1993, all of the shares were awarded under the RRP for Officers and Employees (1,035,042 shares), while 267,106 shares of the 287,458 shares available under the RRP for Outside Directors were awarded. After the close of business on January 31, 1995, 10,176 additional shares were awarded under the terms of the RRP for Outside Directors. During the year ended December 31, 1996, the Company amended the RRP so that no future awards would be made and the

     RRP Trustee sold, in the open market, the remaining 10,176 of unallocated shares remaining in the RRP for Outside Directors. During the year ended December 31, 1996, no shares were forfeited under the RRP for Officers and Employees. During the years ended December 31, 1995 and 1994, awards for 23,392 and 2,554 shares, respectively, were forfeited under the RRP for Officers and Employees. As of December 31, 1996, 25,946 shares remain unallocated under the RRPs for Officers and Employees.

     Under the RRPs, awards are granted in the form of shares of common stock held by the RRPs. Awards to outside directors vest in three equal annual installments. For the years ended December 31, 1996 and 1995, the RRP distributed to outside directors totaled 105,152 shares and 89,026 shares, respectively. Awards to executive officers vest in five equal annual installments commencing January 1995. During the years ended December 31, 1996 and 1995, 123,894 shares and 123,886 shares, respectively were distributed to executive officers. Awards to other officers and employees vest in three equal annual installments commencing on the tenth business day of January 1997. Awards will be 100% vested upon termination of employment due to death, disability or retirement of the participant or following a change in the control of the Association or the Company. For the years ended December 31, 1996, 1995 and 1994, the Company recorded $4,237,000, $4,251,000 and $4,270,000, respectively, of compensation expense relating to the RRPs.

--------------------------------------------------------------------------------

17
Regulatory
Matters

     The Financial Institutions Reform, Recovery and Enforcement Act was signed into law on August 9, 1989; regulations for savings institutions minimum capital requirements went into effect on December 7, 1989. The capital standards are also required to be no less stringent than standards applicable to national banks. At December 31, 1996, the Association was in compliance with all regulatory capital requirements.

     The following table sets forth the regulatory capital calculations for the Association.

                                                     At December 31, 1996
                                  --------------------------------------------------------------------
                                    Capital                 Actual                  Excess
     (Dollars in Thousands)       Requirement      %        Capital       %         Capital       %
     -------------------------------------------------------------------------------------------------
     Tangible                      $107,214       1.5%     $404,016      5.65%     $296,802      4.15%
     Leverage                       214,428       3.0       404,016      5.65       189,588      2.65
     Risk-based                     203,773       8.0       418,038     16.41       214,265      8.41

                                                     At December 31, 1995
                                  --------------------------------------------------------------------
                                    Capital                 Actual                  Excess
     (Dollars in Thousands)       Requirement      %        Capital       %         Capital       %
     -------------------------------------------------------------------------------------------------
     Tangible                      $ 97,523       1.5%     $395,565      6.08%     $298,042      4.58%
     Leverage                       195,045       3.0       395,565      6.08       200,520      3.08
     Risk-based                     173,995       8.0       407,209     18.72       233,214     10.72

     On December 31, 1996 and 1995, the Association's Tier 1 risk-based capital ratios were 15.86% and 18.19%, respectively.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. The regulators adopted rules which require them to take action against undercapitalized institutions, based upon the five categories of capitalization which the FDICIA created:
     "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized".

     The rules adopted generally provide that an insured institution whose total risk-based capital ratio is 10% or greater, Tier 1 risk-based capital ratio is 6% or greater, leverage ratio is 5% or greater and is not subject to any written agreement, order, capital directive or prompt corrective action directive issued by the FDIC shall be considered a "well capitalized" institution. As of December 31, 1996 and 1995, the Association is a "well capitalized" institution.

--------------------------------------------------------------------------------

18
Fair Value
of Financial
Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107"), requires disclosure of estimated fair value information for the Company's financial instruments. Fair values are most commonly derived from quoted market prices available in the formal trading marketplaces. In many cases, the Company's financial instruments are not bought or sold in formal trading marketplaces. Accordingly, in cases where quoted market prices are not available, fair values are derived or estimated based on a variety of valuation techniques. These techniques are sensitive to the various assumptions and estimates used and the resulting fair value estimates may be materially affected by minor variations in those assumptions or estimates. In that regard, it is likely that amounts different from the fair value estimates would be realized by the Company in an immediate settlement of the financial instruments.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any possible tax ramifications, estimated transaction costs, or any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a certain portion of the Company's financial instruments, fair value estimates are based on judgments regarding future loss experience, current economic conditions, risk characteristics, and other such factors. These estimates are subjective in nature, involve uncertainties and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The Company has also not included certain material items in its disclosure as such items are not considered financial instruments. The Company believes these items have significant value. For these reasons, the estimated fair value disclosures presented herein do not represent the entire underlying value of the Company.

     The following table summarizes the carrying values and estimated fair values of the Company's on and off balance sheet financial instruments at December 31, 1996 and 1995:

                                                                    At December 31,
                                               ----------------------------------------------------------
                                                       1996                            1995
                                               ----------------------------------------------------------
                                               Carrying       Estimated        Carrying       Estimated
     (In Thousands)                             Amount        Fair Value        Amount        Fair Value
     ----------------------------------------------------------------------------------------------------
     On Balance Sheet:
        Federal funds sold and
          repurchase agreements               $    56,000     $    56,000     $   100,000     $   100,000
        Mortgage-backed, mortgage-related
          and other securities available-
          for-sale                              2,296,662       2,296,662       2,515,968       2,515,968
        Mortgage-backed, mortgage-related
          and other securities
          held-to-maturity                      1,961,015       1,946,345       1,615,542       1,620,780
        Loans receivable, net                   2,637,327       2,678,789       2,043,643       2,089,209
        Deposits                                4,513,093       4,510,740       4,263,421       4,264,555
        Borrowed funds                          2,111,514       2,113,384       1,704,691       1,708,234

     Off Balance Sheet:
        Outstanding commitments                   103,986         103,986          92,288          92,288
        Interest rate swaps (a)                      --               252            --               887
        Interest rate caps (a)                       --              --              --              (213)

     (a) See Note 12.

     Methods and assumptions used to estimate fair values are stated below:

     Federal Funds Sold and Repurchase Agreements

     The carrying amounts of federal funds sold and repurchase agreements approximate fair values since all mature in six months or less.

     Mortgage-Backed, Mortgage-Related and Other Securities Available-for-Sale and Held-to-Maturity

     Fair values for all securities are based on published or securities dealers' market values.

     Loans Receivable, Net

     Fair values are calculated by discounting the expected future cash flows of pools of loans with similar characteristics. The loans are first segregated by type, such as one-to-four family residential, other residential, commercial, construction, and consumer and other, and then further segregated into fixed and adjustable rate and seasoned and nonseasoned categories. Expected future cash flows are then projected based on contractual cash flows, adjusted for prepayments. Prepayment estimates are based on a variety of factors including the Company's experience with respect to each loan category, the effect of current economic and lending conditions and regional statistics for each loan category, if available. The discount rates used are based on market rates for new loans of similar type and purpose, adjusted, when necessary, for factors such as servicing cost, credit risk and term.

     As mentioned previously, this technique of estimating fair value is extremely sensitive to the assumptions and estimates used. While management has attempted to use assumptions and estimates which are the most reflective of the loan portfolio and the current market, a greater degree of subjectivity is inherent in these values than those determined in formal trading marketplaces. As such, readers are again cautioned in using this information for purposes of evaluating the financial condition and/or value of the Company in and of itself or in comparison with any other company.

     Deposits

     SFAS No. 107 stipulates that the fair values of deposits with no stated maturity, such as demand deposits, savings, NOW accounts, money manager accounts and money market accounts, are equal to the amount payable on demand. The related insensitivity of the majority of these deposits to interest rate changes creates a significant inherent value which is not reflected in the fair value reported.

     The fair values of certificates of deposit are based on discounted contractual cash flows using rates which approximate the rates offered by the Company for deposits of similar remaining maturities.

     Borrowed Funds

     Fair value estimates are based on discounted contractual cash flows using rates which approximate the rates offered for borrowings of similar remaining maturities.

     Outstanding Commitments

     Fair value of commitments outstanding are estimated based on the rates that would be charged for similar agreements, considering the remaining term of the agreement, the rate offered and the creditworthiness of the parties.

     Interest Rate Caps and Interest Rate Swaps

     Fair values for interest rate caps and interest rate swaps are based on securities dealers' estimated market values.

--------------------------------------------------------------------------------

19
Condensed
Parent
Company Only
Financial
Statements

     The following condensed statements of financial condition as of December 31, 1996 and 1995 and condensed statements of operations and cash flows for the years ended December 31, 1996, 1995 and 1994, for Astoria Financial Corporation (parent company only) reflect the Company's investment in its wholly-owned subsidiary, the Association, using the equity method of accounting.

     Condensed Statements of Financial Condition              At December 31,

     (In Thousands)                                          1996        1995
     ---------------------------------------------------------------------------
     Assets:
        Cash                                               $     78     $     44
        Mortgage-backed and mortgage-related securities
          available-for-sale                                 23,590       27,924
        Other securities available-for-sale                   7,148         --
        ESOP loan receivable                                 26,586       28,952
        Accrued interest receivable                             116          136
        Deferred tax asset                                     --            251
        Dividends receivable                                 25,000       25,000
        Investment in the Association                       507,114      518,791
     ---------------------------------------------------------------------------
          Total assets                                     $589,632     $601,098
     ===========================================================================
     Liabilities and stockholders' equity:
        Reverse repurchase agreements                      $   --       $  8,329
        Other liabilities                                       299          111
        Amounts due the Association                             429        1,973
        Deferred tax liability                                   75         --
        Stockholders' equity                                588,829      590,685
     ---------------------------------------------------------------------------
          Total liabilities and stockholders' equity       $589,632     $601,098
     ===========================================================================

     Condensed Statements of Operations

                                                                           Year Ended December 31,
                                                                    -----------------------------------
     (In Thousands)                                                    1996         1995         1994
     --------------------------------------------------------------------------------------------------
     Interest Income:
       Mortgage-related and other securities                        $  1,621      $  1,997     $  2,840
       ESOP loan receivable                                            1,761         1,864        1,982
     --------------------------------------------------------------------------------------------------
         Total interest income                                         3,382         3,861        4,822
     Interest expense on borrowed funds                                  318           228         --
     --------------------------------------------------------------------------------------------------
     Net interest income                                               3,064         3,633        4,822
     --------------------------------------------------------------------------------------------------
     Cash dividends from the Association                              49,362         4,520         --
     --------------------------------------------------------------------------------------------------
     Non-interest expense:
       Compensation and benefits                                       1,159         1,054          623
       Other                                                             749           846          854
     --------------------------------------------------------------------------------------------------
         Total non-interest expense                                    1,908         1,900        1,477
     --------------------------------------------------------------------------------------------------
     Income before income taxes and equity in (overdistributed)
       undistributed earnings of the Association                      50,518         6,253        3,345
     Income tax expense                                                  583           835        1,516
     --------------------------------------------------------------------------------------------------
     Income before equity in (overdistributed) undistributed
       earnings of the Association                                    49,935         5,418        1,829
     Equity in (overdistributed) undistributed earnings
       of the Association (1)                                        (13,082)       40,003       41,848
     --------------------------------------------------------------------------------------------------
     Net income                                                     $ 36,853      $ 45,421     $ 43,677
     ==================================================================================================

     (1) The equity in overdistributed earnings of the Association for the year ended December 31 1996 represents dividends paid to the Company in excess of the Association's current year's earnings.

     Condensed Statements of Cash Flows

                                                                        Year Ended December 31,
                                                                  ------------------------------------
     (In Thousands)                                                 1996          1995          1994
     -------------------------------------------------------------------------------------------------
     Cash flows from operating activities:
       Net income                                                 $ 36,853      $ 45,421      $ 43,677
     Adjustments to reconcile net income to
       cash provided by operating activities:
         Equity in overdistributed (undistributed) earnings
           of the Association                                       13,082       (40,003)      (41,848)
         Increase in accrued interest receivable                        20            19           123
         Accretion of discount on other securities                     (12)          (12)         (650)
         (Decrease) increase in other liabilities and amounts
           due the Association                                      (1,356)       (1,141)        2,992
     -------------------------------------------------------------------------------------------------
           Net cash provided by operating activities                48,587         4,284         4,294
     -------------------------------------------------------------------------------------------------
     Cash flows from investing activities:
       Purchases of other securities held-to-maturity                 --            --          (9,974)
       Maturities of other securities held-to-maturity                --            --          50,000
       Purchase of other securities available-for-sale              (6,359)         --         (37,437)
       Principal payments on securities available-for-sale           4,325         2,849         1,482
       Acquisition of Fidelity stock by the Association               --           4,612          --
       Principal payment on ESOP loan receivable                     2,366         2,120         1,957
     -------------------------------------------------------------------------------------------------
           Net cash provided by investing activities                   332         9,581         6,028
     -------------------------------------------------------------------------------------------------
     Cash flows from financing activities:
       (Decrease) increase in reverse repurchase agreements         (8,329)        8,329          --
       Repurchase of Company common stock                          (31,672)      (26,592)      (34,252)
       Cash received for options exercised net of loss
         on issuance of treasury stock                                 478           107          --
       Cash dividends paid to stockholders                          (9,362)       (4,555)         --
     -------------------------------------------------------------------------------------------------
           Net cash used in financing activities                   (48,885)      (22,711)      (34,252)
     -------------------------------------------------------------------------------------------------
     Net increase (decrease) in cash and cash equivalents               34        (8,846)      (23,930)
     Cash and cash equivalents at the beginning of the year             44         8,890        32,820
     -------------------------------------------------------------------------------------------------
     Cash and cash equivalents at the end of the year             $     78      $     44      $  8,890
     =================================================================================================

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
Astoria Financial Corporation and Subsidiary

                                                                      Year Ended December 31, 1996
                                                           -----------------------------------------------------
                                                             First         Second         Third         Fourth
     (In Thousands, Except Per Share Amounts)               Quarter        Quarter       Quarter        Quarter
     -----------------------------------------------------------------------------------------------------------
     Interest income                                       $ 115,834      $ 121,242     $ 126,716      $ 127,382
     Interest expense                                         71,100         74,418        79,112         79,851
     -----------------------------------------------------------------------------------------------------------
     Net interest income                                      44,734         46,824        47,604         47,531
     Provision for loan losses                                   522          2,042           958            441
     -----------------------------------------------------------------------------------------------------------
     Net interest income after provision
       for loan losses                                        44,212         44,782        46,646         47,090
     Non-interest income                                       3,558          3,439         3,374          3,351
     -----------------------------------------------------------------------------------------------------------
     Total income                                             47,770         48,221        50,020         50,441
     -----------------------------------------------------------------------------------------------------------
     General and administrative expense                       23,927         24,674        23,872         23,692
     Real estate operations, net                              (3,255)           339           176             17
     (Recovery of) provision for real estate losses           (1,397)            65          (202)          (213)
     Amortization of excess of cost over
       fair value of net assets acquired                       2,171          2,171         2,171          2,171
     SAIF recapitalization assessment                           --             --          28,545           --
     -----------------------------------------------------------------------------------------------------------
     Income (loss) before income tax expense (benefit)        26,324         20,972        (4,542)        24,774
     Income tax expense (benefit)                             11,606          9,262        (1,320)        11,127
     -----------------------------------------------------------------------------------------------------------
     Net income (loss)                                     $  14,718      $  11,710     $  (3,222)     $  13,647
     ===========================================================================================================
     Primary earnings (loss) per common share              $    0.68      $    0.56     $   (0.17)     $    0.64
     Fully diluted earnings (loss) per common share             0.68           0.55         (0.17)          0.64
     Fully diluted earnings per common share excluding
       SAIF recapitalization assessment, net of tax             0.68           0.55          0.65           0.64

                                                                  Year Ended December 31, 1995
                                                        ------------------------------------------------------
                                                           First        Second          Third         Fourth
     (In Thousands, Except Per Share Amounts)             Quarter       Quarter        Quarter        Quarter
     ---------------------------------------------------------------------------------------------------------
     Interest income                                    $  97,883      $ 107,883      $ 113,369      $ 115,841
     Interest expense                                      55,095         65,953         71,401         73,256
     ---------------------------------------------------------------------------------------------------------
     Net interest income                                   42,788         41,930         41,968         42,585
     Provision for (recovery of) loan losses                1,001            827            349           (170)
     ---------------------------------------------------------------------------------------------------------
     Net interest income after provision
       for (recovery of) loan losses                       41,787         41,103         41,619         42,755
     Non-interest income                                    1,986          2,625          2,332          2,523
     ---------------------------------------------------------------------------------------------------------
     Total income                                          43,773         43,728         43,951         45,278
     ---------------------------------------------------------------------------------------------------------
     General and administrative expense                    21,476         23,163         22,842         22,863
     Real estate operations, net                              362           (876)        (2,251)          (579)
     (Recovery of) provision for real estate losses           (56)          (681)           704            292
     Amortization of excess of cost over
       fair value of net assets acquired                    1,611          2,232          2,232          2,232
     ---------------------------------------------------------------------------------------------------------
     Income before income taxes                            20,380         19,890         20,424         20,470
     Income tax expense                                     8,786          8,801          9,035          9,121
     ---------------------------------------------------------------------------------------------------------
     Net income                                         $  11,594      $  11,089      $  11,389      $  11,349
     =========================================================================================================
     Primary earnings per common share                  $    0.52      $    0.50      $    0.52      $    0.53
     Fully diluted earnings per common share                 0.52           0.50           0.52           0.52