Form 10-K405, Exhibit 13
period 1997-12-31
ASTORIA FINANCIAL CORP
filed 1998-03-25
CIK 910322

Astoria Financial Corporation and Subsidiary

selected consolidated financial and other data of the company

Set forth below are selected consolidated financial and other data of the Company. This financial data is derived in part from, and should be read in conjunction with, the Company's consolidated financial statements and related notes.

                                                                        At December 31,
                                            ----------------------------------------------------------------------
(In Thousands)                                  1997          1996           1995           1994          1993
------------------------------------------------------------------------------------------------------------------
Selected Financial Data:
Total assets                                $10,528,393   $ 7,272,763    $ 6,620,102    $ 4,642,547   $ 4,121,280
Federal funds sold and
  repurchase agreements                         110,550        56,000        100,000        198,490       229,820
Mortgage-backed and other
  securities available-for-sale               2,860,256     2,296,662      2,515,968         55,550            --
Mortgage-backed and other
  securities held-to-maturity                 2,610,449     1,961,015      1,615,542      2,659,533     2,227,402
Loans receivable, net                         4,304,967     2,637,327      2,043,643      1,574,760     1,506,966
Deposits                                      6,220,918     4,513,093      4,263,421      3,280,652     2,898,372
Borrowed funds                                3,272,781     2,111,514      1,704,691        766,849       652,849
Stockholders' equity                            899,424       588,829        590,685        550,575       537,349

                                                                 For the Year Ended December 31,
                                            ----------------------------------------------------------------------
(In Thousands, Except Per Share Data)           1997          1996           1995           1994          1993
------------------------------------------------------------------------------------------------------------------
Selected Operating Data:
Interest income                             $   579,401   $   491,174    $   434,976    $   301,387   $   266,983
Interest expense                                364,350       304,481        265,705        150,527       140,406
------------------------------------------------------------------------------------------------------------------
Net interest income                             215,051       186,693        169,271        150,860       126,577
Provision for loan losses                         3,061         3,963          2,007          3,733         6,959
------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                               211,990       182,730        167,264        147,127       119,618
Non-interest income                              22,263        13,722          9,466          6,218         6,374
Non-interest expense:
  General and administrative                    104,075        96,165         90,344         72,089        61,877
  Real estate operations, net                       463        (2,723)        (3,344)         1,894         3,557
  Provision for (recovery of)
    real estate losses                              359        (1,747)           259          3,017         6,020
  Amortization of goodwill                       11,264         8,684          8,307          1,788         2,250
  SAIF recapitalization assessment                   --        28,545             --             --            --
  Provision for restructuring                        --            --             --             --         8,325
------------------------------------------------------------------------------------------------------------------
Total non-interest expense                      116,161       128,924         95,566         78,788        82,029
------------------------------------------------------------------------------------------------------------------
Income before income taxes,
  extraordinary item and cumulative
  effect of accounting changes                  118,092        67,528         81,164         74,557        43,963
Income tax expense                               49,628        30,675         35,743         30,880        18,677
------------------------------------------------------------------------------------------------------------------
Income before extraordinary item and
  cumulative effect of accounting changes        68,464        36,853         45,421         43,677        25,286
Extraordinary item:
  Penalty on prepayment of FHLB-NY
    advances, net of income tax benefit              --            --             --             --        (3,499)
Cumulative effect of accounting changes              --            --             --             --         2,881
------------------------------------------------------------------------------------------------------------------
Net income                                  $    68,464   $    36,853    $    45,421    $    43,677   $    24,668
Preferred dividend requirements                   1,500            --             --             --            --
------------------------------------------------------------------------------------------------------------------
Net income available to
  common shareholders                       $    66,964   $    36,853    $    45,421    $    43,677   $    24,668
==================================================================================================================
Basic earnings per common share (1), (2)    $      3.26   $      1.87    $      2.16    $      1.88   $      0.19
Diluted earnings per
  common share (1), (2)                     $      3.04   $      1.79    $      2.10    $      1.86   $      0.19
Diluted earnings per common share
  excluding SAIF recapitalization
  assessment, net of tax (1), (2), (3)      $      3.04   $      2.58    $      2.10    $      1.86   $      0.19

(See footnotes on the following page)

                                                                     At or For the Year Ended December 31,
                                                         --------------------------------------------------------
                                                            1997        1996        1995        1994        1993
-----------------------------------------------------------------------------------------------------------------
Selected Financial Ratios and Other Data:
Return on average assets                                     0.83%       0.53%       0.73%       0.99%       0.67%
Return on average stockholders' equity                      10.23        6.38        8.01        7.95        8.37
Return on average tangible
  stockholders' equity                                      12.87        7.79        9.81        8.04        8.61
Average stockholders' equity
  to average assets                                          8.06        8.25        9.09       12.44        7.99
Average tangible stockholders' equity
  to average tangible assets                                 6.52        6.86        7.55       12.32        7.79
Stockholders' equity to total assets                         8.54        8.10        8.92       11.86       13.04
Core deposits to total deposits (4)                         43.48       38.52       39.59       38.71       47.56
Net interest spread                                          2.38        2.45        2.55        3.04        3.29
Net interest margin (5)                                      2.71        2.77        2.85        3.51        3.55
Operating income to average assets (6)                       0.18        0.17        0.15        0.14        0.17
General and administrative
  expense to average assets                                  1.25        1.37        1.45        1.63        1.68
Cash general and administrative expense
  to average assets (7)                                      1.09        1.22        1.31        1.46        1.68
Efficiency ratio (8)                                        45.20       48.37       50.55       45.89       46.54
Cash efficiency ratio (7)                                   39.15       43.00       45.88       40.95       46.54
Average interest-earning assets to
  average interest-bearing liabilities                       1.07x       1.07x       1.07x       1.13x       1.07x
Book value per common share                              $  32.42    $  27.42    $  26.13    $  22.87    $  20.39
Tangible book value per common share                        22.57       22.75       21.30       22.65       20.12
Cash dividends paid per common share                         0.56        0.43        0.20          --          --

Selected Financial Ratios, Excluding SAIF
Recapitalization Assessment (3):
Return on average assets                                     0.83%       0.77%       0.73%       0.99%       0.67%
Cash return on average assets (9)                            1.17        1.06        0.99        1.20        0.73
Return on average stockholders' equity                      10.23        9.28        8.01        7.95        8.37
Cash return on average stockholders' equity (9)             14.47       12.76       10.94        9.68        9.14
Return on average tangible stockholders' equity             12.87       11.33        9.81        8.04        8.61
Cash return on average tangible
  stockholders' equity (9)                                  18.20       15.58       13.40        9.79        9.39

Asset Quality Ratios:
Non-performing loans to total loans (10)                     0.99%       1.26%       2.16%       4.20%       6.45%
Non-performing loans to total assets (10)                    0.41        0.46        0.67        1.44        2.40
Non-performing assets to total assets (11)                   0.56        0.63        1.02        2.01        3.18
Allowance for loan losses to non-performing loans (10)      93.50       42.11       30.34       18.19       16.87
Allowance for loan losses to non-accrual loans             105.11       54.06       34.90       21.37       21.47
Allowance for loan losses to total loans                     0.93        0.53        0.65        0.76        1.09

Other Data:
Number of deposit accounts                                659,054     461,044     439,681     308,218     284,334
Mortgage loans serviced for others (in thousands)        $142,584    $109,521    $123,931    $ 54,157    $ 67,791
Number of full service banking offices                         61          46          46          28          28
Full time equivalent employees                              1,241         930         954         751         788

(1)   1993 based on net income from November 18, 1993 to December 31, 1993.
(2)   Prior periods restated as a result of the implementation of SFAS No. 128.
(3) For 1996, the one-time $16.9 million, after tax, special assessment for the recapitalization of the SAIF, was excluded.
(4) Core deposits are comprised of savings, money market, money manager and NOW accounts.
(5) Net interest margin represents net interest income divided by average interest-earning assets.
(6) Operating income represents total non-interest income less net gains on sales of securities, loans and premises and equipment of $7,050,000, $1,614,000, $11,000, $0 and $165,000, for 1997, 1996, 1995, 1994 and 1993,
      respectively.
(7) Excluding non-cash charge for amortization relating to allocation of ESOP stock and earned portion of RRP stock.
(8) Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus operating income.
(9) Excluding non-cash charge for amortization of goodwill and amortization relating to allocation of ESOP stock and earned portion of RRP stock, and related tax benefit.
(10) Non-performing loans consist of all non-accrual loans and all mortgage loans delinquent 90 days or more as to their maturity date but not their interest payments.
(11) Non-performing assets consist of all non-performing loans, real estate owned and investments in real estate, net.


                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

Astoria Financial Corporation and Subsidiary

consolidated schedule of cash earnings

                                                                        For the Year Ended
                                   ---------------------------------------------------------------------------------
                                                  December 31, 1997                            December 31, 1996
--------------------------------------------------------------------------------------------------------------------
(In Thousands,                       Reported                       Cash      Reported                        Cash
Except Per Share Data)             Earnings (1)   Adjustments     Earnings   Earnings (1)   Adjustments     Earnings
--------------------------------------------------------------------------------------------------------------------
Total interest income               $ 579,401    $      --       $ 579,401    $ 491,174    $      --       $ 491,174
Total interest expense                364,350           --         364,350      304,481           --         304,481
--------------------------------------------------------------------------------------------------------------------
Net interest income                   215,051           --         215,051      186,693           --         186,693
Provision for loan losses               3,061           --           3,061        3,963           --           3,963
--------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses           211,990           --         211,990      182,730           --         182,730
--------------------------------------------------------------------------------------------------------------------
Total non-interest income              22,263           --          22,263       13,722           --          13,722
--------------------------------------------------------------------------------------------------------------------
Non-interest expense:
  General and administrative:
    Compensation and benefits          57,235      (13,937)(2)      43,298       49,587      (10,674)(2)      38,913
    Other general and
      administrative                   46,840           --          46,840       46,578           --          46,578
--------------------------------------------------------------------------------------------------------------------
  Total general and
    administrative                    104,075      (13,937)         90,138       96,165      (10,674)         85,491
  Real estate operations, net             463           --             463       (2,723)          --          (2,723)
  Provision for (recovery of)
    real estate losses                    359           --             359       (1,747)          --          (1,747)
  Amortization of goodwill             11,264      (11,264)(3)          --        8,684       (8,684)(3)          --
  SAIF recapitalization
    assessment                             --           --              --       28,545           --          28,545
--------------------------------------------------------------------------------------------------------------------
Total non-interest expense            116,161      (25,201)         90,960      128,924      (19,358)        109,566
--------------------------------------------------------------------------------------------------------------------
Income before income
  tax expense                         118,092       25,201         143,293       67,528       19,358          86,886
Income tax expense                     49,628       (3,184)(4)      46,444       30,675         (835)(4)      29,840
--------------------------------------------------------------------------------------------------------------------
Net income                          $  68,464    $  28,385       $  96,849    $  36,853    $  20,193       $  57,046
====================================================================================================================
Basic earnings per
  common share (5)                  $    3.26    $    1.38       $    4.64    $    1.87    $    1.03       $    2.90
====================================================================================================================
Diluted earnings per
  common share (5)                  $    3.04    $    1.30       $    4.34    $    1.79    $    0.99       $    2.78
====================================================================================================================
Net income, excluding SAIF
  recapitalization assessment (6)                                             $  53,727    $  20,193       $  73,920
                                                                              ======================================
Diluted earnings per common
  share, excluding SAIF
  recapitalization assessment,
  net of taxes (5), (6), (7)                                                  $    2.58    $    0.97       $    3.55
                                                                              ======================================

(1) Results of operations reported in conformity with generally accepted accounting principles.
(2) Non-cash amortization expense relating to allocation of ESOP stock and earned portion of RRP stock.
(3)   Non-cash amortization expense of goodwill.
(4) Related tax benefit on non-cash amortization expense of earned portion of RRP stock.
(5)   Prior periods restated as a result of the implementation of SFAS No. 128.
(6)   Excluding SAIF recapitalization assessment of $16.9 million, after tax.
(7) Calculation based on inclusion of dilutive effect of common equivalent shares.

management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------
General

Astoria Financial Corporation (the "Company") was incorporated on June 14, 1993, and is the holding company for Astoria Federal Savings and Loan Association (the "Association"). The Company is headquartered in Lake Success, New York and its principal business consists of the operation of its wholly-owned subsidiary, the Association. The Association's primary business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, principal repayments and borrowed funds, primarily in one-to-four family residential mortgage loans, mortgage-backed securities and, to a lesser extent, commercial real estate loans, multi-family mortgage loans and consumer loans. In addition, the Association invests in securities issued by the U.S. Government and federal agencies and other securities. The Company had no operations prior to November 18, 1993, the date on which the Association completed its conversion from mutual to stock form of ownership, and, accordingly, the results of operations prior to that date reflect only those of the Association and its subsidiaries.

The Company's results of operations are dependent primarily on its net interest income, which is the difference between the interest earned on its assets, primarily its loan and securities portfolios, and its cost of funds, which consists of the interest paid on its deposits and borrowings. The Company's net income is also affected by its provision for loan losses as well as its non-interest income, general and administrative expense, other non-interest expense, and income tax expense. General and administrative expense consists of compensation and benefits, occupancy, equipment and systems expenses, federal deposit insurance premiums, advertising and other operating expenses. Other non-interest expense generally consists of real estate operations, net, provision for real estate losses and amortization of excess of cost over the fair value of net assets acquired ("goodwill"). The earnings of the Company are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates and U.S. Treasury yield curves, government policies and actions of regulatory authorities.

--------------------------------------------------------------------------------
The Greater Acquisition

The Company continues to consider merger and acquisition activity part of its long-term growth strategy. Following the close of business on September 30, 1997, the Company completed the acquisition of The Greater New York Savings Bank ("The Greater"), by merger of The Greater with and into the Association, in a transaction ("The Greater Acquisition"), that was accounted for as a purchase. Pursuant to the terms of The Greater Acquisition, the aggregate consideration paid to stockholders of The Greater's common stock consisted of 0.50 shares of the Company's common stock (the "Common Stock") per share of The Greater's common stock for 75% of the shares of The Greater's common stock outstanding and $19.00 per share of The Greater's common stock for the remaining 25% of the shares of The Greater's common stock outstanding. The actual consideration received by a stockholder for shares of The Greater's common stock depended on certain election, allocation and proration procedures. In addition, the Company issued 2,000,000 shares of 12% Noncumulative Perpetual Preferred Stock, Series B (the "Series B Preferred Stock"), in exchange for all of the outstanding 12% Noncumulative Preferred Stock, Series B of The Greater.

The total consideration paid in The Greater Acquisition was $399.5 million, which included $38.2 million of transaction costs. As a result of The Greater Acquisition, after the close of business on September 30, 1997, the Company had assets of $10.31 billion, deposits of $6.16 billion, net loans, real estate owned and investments in real estate of $4.29 billion and stockholders' equity of $893.1 million. The addition of The Greater's fourteen banking offices, and two new offices opened shortly after The Greater Acquisition, increased the number of the Company's banking offices to sixty-one, but more importantly, provided the Company a substantial market presence in Brooklyn, New York. Goodwill generated in the transaction was $169.3 million, which is being amortized on a straight line basis over 15 years. As of the completion of The Greater Acquisition, the Association continued to exceed each of its regulatory capital requirements. See Note 3 of "Notes to Consolidated Financial Statements."


                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

--------------------------------------------------------------------------------
Liquidity and Capital Resources

The Company's primary source of funds is cash provided by investing activities, which includes principal and interest payments on loans, mortgage-backed securities and other securities. During the years ended December 31, 1997 and 1996, principal payments on loans, mortgage-backed securities and proceeds from maturities of other securities totaled $1.21 billion and $906.3 million, respectively. During the year ended December 31, 1997, the Company received $989.0 million of funds from the sale of securities available-for-sale, loans and real estate, of which $437.6 million was received in the second quarter as part of the Company's restructuring of its securities portfolio and $216.5 million from the bulk sale of The Greater's non-performing loans and real estate. The Company's other sources of funds are provided by operating and financing activities. Net cash provided from operating activities during the years ended December 31, 1997 and 1996 totaled $160.1 million and $62.3 million, respectively, of which $68.5 million and $36.9 million, respectively, represented net income of the Company. The net increases in borrowings and deposits (excluding balances assumed from The Greater), during 1997 totaled $837.8 million and $106.4 million, respectively. The Company's primary uses of funds in its investing activities are for the purchase and origination of mortgage loans and the purchase of mortgage-backed securities and other securities. During the year ended December 31, 1997, the Company's gross purchases and originations of mortgage loans totaled $1.48 billion, compared to $928.7 million during the year ended December 31, 1996. The Company's purchases of mortgage-backed securities and other securities during the year ended December 31, 1997 totaled $1.38 billion. Mortgage-backed securities and other securities purchased during the year ended December 31, 1996 totaled $788.6 million.

Stockholders' equity totaled $899.4 million at December 31, 1997, compared to $588.8 million at December 31, 1996. The $310.6 million increase is primarily attributable to, in addition to net income of $68.5 million, the issuance of 5,785,375 common shares and 2,000,000 preferred shares associated with The Greater Acquisition, totaling $285.2 million. The increase also reflects the amortization for the allocated portion of shares held by the Employee Stock Ownership Plan ("ESOP") and the earned portion of the shares held by the Recognition and Retention Plans ("RRP") and related tax benefit, totaling $17.1 million, the effect of options exercised and related tax benefit of $6.3 million and the change in the unrealized gain on securities, net of taxes, of $7.8 million, all of which were partially offset by Common Stock repurchases totaling $61.7 million and the declaration of dividends of $12.6 million.

Tangible stockholders' equity (stockholders' equity less goodwill) totaled $641.3 million at December 31, 1997, compared to $488.7 million at December 31, 1996. This increase reflects the change in the Company's stockholders' equity noted above, less the net increase in goodwill of $158.0 million ($169.3 million from The Greater Acquisition less amortization of goodwill of $11.3 million for
1997). Tangible equity is a critical measure of a company's ability to repurchase shares, pay dividends and continue to grow. The Association is subject to various capital requirements which affect its classification for safety and soundness purposes, as well as for deposit insurance premium purposes. These requirements utilize tangible equity as a base component, not equity as defined by generally accepted accounting principles ("GAAP"). Although reported earnings and return on equity are traditional measures of a company's performance, management believes that the growth in tangible equity, or "cash earnings," is also a significant measure of a company's performance. Cash earnings exclude the effects of various non-cash expenses, such as the amortization for the allocation of ESOP and RRP stock and related tax benefit, as well as the amortization of goodwill. In the case of tangible equity, these items have either been previously charged to equity, as in the case of ESOP and RRP charges through contra-equity accounts, or do not affect tangible equity, such as the market appreciation of allocated ESOP shares, for which the operating charge is offset by a credit to additional paid-in capital, and goodwill amortization for which the related intangible asset has already been deducted in the calculation of tangible equity.

Management believes that cash earnings and cash returns on average tangible equity reflect the Company's ability to generate tangible capital that can be leveraged for future growth. For the year ended December 31, 1997, cash earnings totaled $96.8 million, or $28.3 million more than reported earnings, representing a cash return on average tangible equity of 18.20%. For the year ended December 31, 1996, cash earnings totaled $57.0 million, or $20.1 million more than reported earnings, representing a cash return on average tangible equity of 12.06%. Excluding the one time Savings Association Insurance Fund ("SAIF") recapitalization assessment, the cash earnings and cash return on average tangible equity for the year ended December 31, 1996 were $73.9 million and 15.58%, respectively. Management believes that various other performance measures should also be analyzed utilizing cash earnings. Excluding the SAIF recapitalization assessment in 1996, the cash return on average assets was 1.17% and 1.06% for the years ended December 31, 1997 and 1996, respectively. Additionally, the cash general and administrative expense (general and administrative expense, excluding non-cash amortization expense relating to certain employee stock plans) to average assets ratios and cash efficiency ratios decreased to 1.09% and 39.15%, respectively, for the year ended December 31, 1997, from 1.22% and 43.00% for the year ended December 31, 1996, reflecting similar trends to those noted in these ratios based on GAAP earnings. For more details on cash versus reported earnings, see "Consolidated Schedule of Cash Earnings."

The Association is required to maintain an average daily balance of liquid assets and short-term liquid assets as a percentage of net withdrawable deposit accounts plus short-term borrowings, as defined by the regulations of the Office of Thrift Supervision ("OTS"). During the fourth quarter of 1997, the OTS revised its liquidity requirements, which reduced the minimum required liquidity from 5.0% to 4.0% and eliminated the 1% short-term liquidity requirement. The Association's liquidity ratios were 4.73% and 8.60% at December 31, 1997 and 1996, respectively. The levels of the Association's liquid assets are dependent on the Association's operating, investing and financing activities during any given period.

In the normal course of its business, the Company routinely enters into various commitments, primarily relating to the origination and purchase of loans and the leasing of certain office facilities. Total commitments outstanding at December 31, 1997 to originate and purchase loans were $221.5 million and $30.5 million, respectively. In addition, the Company had outstanding commitments to purchase $116.4 million of mortgage-backed securities at December 31, 1997. Rental payments under non-cancelable lease commitments totaled $80.0 million at December 31, 1997. The Company anticipates that it will have sufficient funds available to meet its current commitments in the normal course of its business.

During the years ended December 31, 1997 and 1996, the Company repurchased 1,381,997 and 1,205,496 shares of Common Stock, respectively, for an aggregate cost of $61.7 million and $31.7 million, respectively. During the years ended December 31, 1997 and 1996, a total of 1,456,997 shares were purchased, at an aggregate cost of $64.3 million, as part of the Company's fifth stock repurchase plan, approved by the Board of Directors on November 27, 1996. This fifth stock repurchase plan authorizes the purchase, at the discretion of management, of up to 2,500,000 shares of the Company's outstanding common stock over a two year period. Following the close of business on September 30, 1997, as part of the stock consideration for The Greater Acquisition, the Company issued 5,695,827 treasury shares, at a total cost of $130.5 million. During the year ended December 31, 1997, 321,504 treasury shares were issued for stock options exercised.

During the years ended December 31, 1997 and 1996, the Company declared cash dividends on its Common Stock totaling $11.1 million and $8.2 million, respectively. During the year ended December 31, 1997, the Company declared cash dividends on its Series B Preferred Stock totaling $1.5 million. On January 21, 1998, the Company declared a quarterly cash dividend of $0.20 per share of Common Stock payable on March 2, 1998 to stockholders of record as of the close of business on February 13, 1998. On October 15, 1997 and January 15, 1998, the Company paid quarterly cash dividends equal to $0.75 per share on shares of its Series B Preferred Stock, aggregating $1.5 million per quarter.

On July 18, 1996, the Company adopted a Stockholder Rights Plan (the "Rights Plan") and declared a dividend of one preferred share purchase right ("Right") for each outstanding share of Common Stock of the Company. Each Right entitles stockholders to buy one one-hundredth interest in a share of a new series of preferred stock of the Company, at an exercise price of $100.00 upon the occurrence of certain events described in the Rights Plan. The Rights Plan was not adopted in response to any specific event, but is intended to help ensure that all stockholders of the Company receive fair and equitable treatment in the event of any proposed acquisition of the Company and guards against partial tender offers, squeeze-outs and other tactics that may be used to gain control of the Company without paying all stockholders a fair and full value for their investment in the Company. The Rights Plan will not prevent the Company from being acquired, but rather encourages potential acquirors to negotiate any such proposed transaction with the Board of Directors, who has the responsibility to act in the best interest of all the Company's stockholders.

At the time of the conversion to stock form, the Association was required to establish a liquidation account in an amount equal to its capital as of June 30, 1993. As part of the acquisition of Fidelity New York, F.S.B. ("Fidelity") and The Greater Acquisition, the Association established similar liquidation accounts equal to the remaining liquidation account balances previously maintained by those entities as a result of their conversions from mutual to stock form of ownership. These liquidation accounts will be reduced to the extent that eligible account holders reduce their qualifying deposits. In the unlikely event of a complete liquidation of the Association, each eligible account holder will be entitled to receive a distribution from the liquidation accounts. The Association is not permitted to declare or pay dividends on its capital stock, or repurchase any of its outstanding stock, if the effect thereof would cause its stockholders' equity to be reduced below the amounts required for the liquidation accounts or applicable regulatory capital requirements.


                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

At December 31, 1997, the Association exceeded all of its regulatory capital requirements with tangible, leverage, and risk-based capital ratios of 5.41%, 5.41%, and 15.08%, respectively. The respective minimum regulatory requirements were 1.50%, 3.00%, and 8.00%. During the first quarter of 1997, the Association created a new operating subsidiary, intended to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, which may, among other things, be utilized by the Association to raise capital in the future.

Retained earnings at December 31, 1997 and 1996 include approximately $99.0 million and $62.0 million, respectively, for which no Federal income tax liability has been recognized. These amounts represent the balance of the bad debt reserves created for tax purposes as of December 31, 1987. These amounts are subject to recapture in the unlikely event that the Association (i) makes distributions in excess of earnings and profits, (ii) redeems its stock, or
(iii) liquidates. See "Impact of 1996 Legislation--Recapture of Bad Debt Reserves."

--------------------------------------------------------------------------------
Lending and Investing Activities

The primary lending and investing activities of the Company include the origination of mortgage, consumer and other loans and the purchase of mortgage loans, mortgage-backed securities and other securities. The Company's lending and investing activities in 1997 reflect the Company's emphasis on building its loan portfolio, supplemented by purchases of mortgage-backed securities and other securities, in order to provide and enhance a stable earnings stream. The Company originates loans, either directly or through mortgage brokers who obtain applications and process loans, which are underwritten, committed for and closed by the Company. During the years ended December 31, 1997 and 1996, the Company originated gross mortgage loans totaling $1.28 billion and $612.7 million, respectively, of which $996.9 million and $378.1 million, respectively, were originated through mortgage brokers. In 1997, the Company expanded its loan production through additional mortgage broker networks located in Connecticut, Maryland and Virginia. During the years ended December 31, 1997 and 1996, gross mortgage loan purchases totaled $200.1 million and $316.0 million, respectively. Bulk loan purchases of $60.2 million were included in the gross mortgage loan purchases in 1996. With the exception of bulk loan purchases, all mortgage loan purchases are underwritten by the Company. Of the total mortgage loans purchased or originated during the years ended December 31, 1997 and 1996, $584.9 million and $303.7 million, respectively, were secured by properties located outside of New York State. As of December 31, 1997, $999.7 million, or 23.3% of the Company's total mortgage loan portfolio were secured by properties located in 42 states other than New York State. As of December 31, 1996, $592.2 million, or 22.8% of the Company's total mortgage loan portfolio, were secured by properties located in 42 states other than New York State. The Company does not have a concentration of lending in any state other than New York that comprises more than 10% of the Company's total loan portfolio. For the years ended December 31, 1997 and 1996, purchases of mortgage-backed securities totaled $615.8 million and $336.7 million, respectively, and purchases of other securities totaled $767.5 million and $451.8 million, respectively. The Company, from time to time, will restructure its securities portfolios and borrowing positions as part of its interest rate risk management. Proceeds from sales of securities will be used to purchase additional securities, satisfy certain borrowing obligations, or a combination thereof. During the year ended December 31, 1997, the Company sold $729.6 million of securities for a net gain of $3.8 million.

--------------------------------------------------------------------------------
Interest Rate Sensitivity Analysis

As a financial institution, the Company's primary component of market risk is interest rate volatility. The Company's net interest income, the primary component of its net income, is subject to substantial risk due to changes in interest rates or changes in market yield curves, particularly if there is a substantial variation in the timing between the repricing of the Company's assets and the liabilities which fund them. The Company seeks to manage this risk by monitoring and controlling the variation in repricing intervals between its assets and liabilities. To a lesser extent, the Company also monitors its interest rate sensitivity by analyzing the estimated changes in market value of its assets and liabilities assuming various interest rate scenarios. As discussed more fully below, there are a variety of factors which influence the repricing characteristics and market values of any given asset or liability.

The matching of the repricing characteristics of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice, either by its contractual terms, or based upon certain assumptions made by management, within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing within a specific time frame exceeds the amount of interest rate sensitive liabilities maturing or repricing within that same time frame. Conversely, a gap is considered negative when the amount of interest rate sensitive liabilities maturing or repricing within a specific time frame exceeds the amount of interest rate sensitive assets maturing or repricing within that same time frame. In a rising interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a greater increase in the costs of its liabilities relative to the yields of its assets and thus a decrease in the institution's net interest income, whereas an institution with a positive gap would generally be expected to experience the opposite results. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

The Company has attempted to limit its exposure to interest rate risk through the origination and purchase of adjustable-rate mortgage loans ("ARMs") and through purchases of adjustable-rate mortgage-backed securities and fixed-rate mortgage-backed securities with short-and medium-term average lives.

The actual duration of mortgage loans and mortgage-backed securities can be significantly impacted by changes in mortgage prepayment and market interest rates. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the largest determinants of prepayment rates are prevailing interest rates and related mortgage refinancing opportunities. Management monitors interest rate sensitivity so that adjustments in the asset and liability mix, when deemed appropriate, can be made on a timely basis. The Company's interest rate sensitivity was reduced during the fourth quarter of 1997 as a result of The Greater's portfolio, which contained a significant amount of adjustable rate mortgage-backed securities.

At December 31, 1997, the Company's interest-bearing liabilities maturing or repricing within one year exceeded net interest-earning assets maturing or repricing within the same time period by $286.2 million, representing a negative cumulative one-year gap of 2.72% of total assets. This compares to interest-bearing liabilities maturing or repricing within one year exceeding net interest-earning assets maturing or repricing within the same time period by $31.7 million, representing a negative cumulative one-year gap of 0.44% of total assets at December 31, 1996. The Company's December 31, 1997 and 1996 cumulative one-year gap positions reflect the classification of available-for-sale securities according to repricing periods based on their estimated prepayments and contractual maturities. If those securities at December 31, 1997 were classified within the one-year maturing or repricing category, net interest-earning assets maturing or repricing within one year would have exceeded interest-bearing liabilities maturing or repricing within the same time period by $1.21 billion, representing a positive cumulative one-year gap of 11.48% of total assets. Using this method at December 31, 1996, net interest-earning assets maturing or repricing within one year would have exceeded interest-bearing liabilities maturing or repricing within the same time period by $1.30 billion, representing a positive cumulative one-year gap of 17.94% of total assets.

The following table ("the Gap table") sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997, that are anticipated by the Company using certain assumptions based on its historical experience and other data available to management to reprice or mature in each of the future time periods shown. The Gap table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the actual repricing dates of various assets and liabilities are subject to customer discretion and competitive and other pressures. Callable features of certain assets and liabilities, in addition to the foregoing, may cause actual experience to vary from that indicated. Included in this table are $1.16 billion of callable mortgage-backed securities and other


                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report
securities, classified according to their maturity dates, which are primarily within the more than five years maturity category. Of such securities, $487.6 million are callable within one year. Also included in this table are $2.61 billion of callable borrowings, classified according to their maturity dates, which are primarily within the more than one year to three years category and the more than three years to five years category for borrowings. Of such borrowings, $1.08 billion are callable within one year. In addition, the available-for-sale securities may or may not be sold, or effectively repriced, since that activity is subject to management's discretion.

                                                                       At December 31, 1997
                                           --------------------------------------------------------------------------------
                                                               More than        More than
                                                               One Year        Three Years
                                            One Year              to               to            More than
(Dollars in Thousands)                       or Less        Three Years (1)   Five Years (1)   Five Years (1)       Total
---------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Mortgage loans (2)                       $1,237,616        $ 1,090,128         $ 941,821       $  960,509      $4,230,074
  Consumer and other loans (2)                 41,792             10,798                --               --          52,590
  Federal funds sold and
    repurchase agreements                     110,550                 --                --               --         110,550
  Mortgage-backed securities
    and other securities
    available-for-sale                      1,365,397            404,995           263,709          826,155       2,860,256
  Mortgage-backed securities
    and other securities
    held-to-maturity                          440,409            202,740           195,526        1,836,573       2,675,248
---------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets           3,195,764          1,708,661         1,401,056        3,623,237       9,928,718
Add:
  Net unamortized purchase
    premiums and deferred fees (3)              4,412              4,329             3,759            2,272          14,772
---------------------------------------------------------------------------------------------------------------------------
    Net interest-earning assets            $3,200,176        $ 1,712,990       $ 1,404,815       $3,625,509      $9,943,490
---------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Savings                                  $  257,664          $ 429,456        $  343,560       $  687,104      $1,717,784
  NOW                                          27,046             18,031            18,031           27,045          90,153
  Money manager                                74,165             49,443            49,443           74,165         247,216
  Money market                                405,516             19,008            19,008           46,754         490,286
  Certificates of deposit                   2,054,252          1,056,040           405,872               --       3,516,164
  Borrowed funds                              667,765          1,059,649         1,380,367          165,000       3,272,781
---------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities     $3,486,408        $ 2,631,627       $ 2,216,281       $1,000,068      $9,334,384
---------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                   $ (286,232)       $  (918,637)      $  (811,466)      $2,625,441      $  609,106
===========================================================================================================================
Cumulative interest sensitivity gap        $ (286,232)       $(1,204,869)      $(2,016,335)      $  609,106
===========================================================================================================================
Cumulative interest sensitivity
  gap as a percentage of total assets           (2.72)%           (11.44)%          (19.15)%           5.79%
Cumulative net interest-earning
  assets as a percentage of
  interest-bearing liabilities                  91.79%             80.31%            75.81%          106.53%

(1) For purposes of this analysis, $487.6 million of mortgage-backed securities and other securities and $1.08 billion of borrowings, which are callable within one year and at various times thereafter, are classified above according to their contractual maturity dates (primarily in the more than five years category for mortgage-backed securities and other securities and the more than one year to three years and the more than three years to five years categories for borrowings).
(2) For purposes of this analysis, mortgage, consumer and other loans exclude non-performing loans, but are not reduced for the allowance for loan losses.
(3) For purposes of this analysis, net unamortized purchase premiums and deferred fees are prorated.

Certain shortcomings are inherent in the method of analysis presented in the Gap table. For example, although certain assets and liabilities may have similar contractual maturities or periods to repricing, they may react in different ways to changes in market interest rates. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Additionally, certain assets, such as ARMs, have contractual features which restrict changes in interest rates on a short-term basis and over the life of the asset. Finally, the ability of borrowers to service their ARMs or other loan obligations may decrease in the event of an interest rate increase. The Gap table reflects the estimates of management as to periods to repricing at a particular point in time. Among the factors considered are current trends and historical repricing experience with respect to similar products. For example, the Company has a number of deposit accounts, including savings, NOW accounts, money market and money manager accounts which, subject to certain regulatory exceptions not relevant here, may be withdrawn at any time. The Company, based upon its historical experience, assumes that while all customers in these account categories could withdraw their funds on any given day, they will not do so even if market interest rates change. As a result, different assumptions may be used at different points in time. The majority of the certificates of deposit projected to mature within the next year have original terms of one and one-half to two and one-half years. The Company has and currently offers competitive market rates for products with these terms. Based upon historical experience, as well as current and projected economic conditions, the Company believes it can continue to offer competitive market rates and therefore, while there is no assurance of renewal, the Company believes a significant amount of the balance of certificates of deposit maturing will be renewed.

The Company's interest rate sensitivity is also monitored by management through analysis of the change in the net portfolio value ("NPV"). NPV is defined as the net present value of the expected future cash flows of an entity's assets and liabilities and, therefore, hypothetically represents the market value of an institution's net worth. Increases in the market value of assets will increase the NPV whereas decreases in market value of assets will decrease the NPV. Conversely, increases in the market value of liabilities will decrease NPV whereas decreases in the market value of liabilities will increase the NPV. The changes in market value of assets and liabilities due to changes in interest rates reflect the interest sensitivity of those assets and liabilities as their values are derived from the characteristics of the asset or liability (i.e. fixed rate, adjustable rate, caps, floors) relative to the interest rate environment. For example, in a rising interest rate environment the fair market value of a fixed rate asset will decline, whereas the fair market value of an adjustable rate asset, depending on its repricing characteristics, may not decline. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. This analysis, referred to in the NPV table, initially measures percentage changes from the value of projected NPV in a given rate scenario, and then measures interest rate sensitivity by the change in the NPV ratio, over a range of interest rate change scenarios. The OTS also produces a similar analysis using its own model based upon data submitted on the Association's quarterly Thrift Financial Reports, the results of which may vary from the Company's internal model primarily because of differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. For purposes of the NPV table, prepayment speeds and deposit decay rates similar to those used in the Gap table were used. In addition, the available-for-sale securities were classified according to repricing periods based on contractual maturities and estimated prepayments.

The NPV table is based on simulations which utilize institution specific assumptions with regard to future cash flows, including customer options such as loan prepayments, period and lifetime caps, puts and calls, and deposit withdrawal estimates. The NPV table uses discount rates derived from various sources including, but not limited to, treasury yield curves, thrift retail certificate of deposit curves, national and local secondary mortgage markets, brokerage security pricing services and various alternative funding sources. Specifically, for mortgage loans receivable, the discount rates used were based on market rates for new loans of similar type and purpose, adjusted, when necessary, for factors such as servicing cost, credit risk and term. The discount rates used for certificates of deposit and borrowings were based on rates which approximate the rates offered by the Company for deposits and borrowings of similar remaining maturities. The table calculates the NPV at a flat rate scenario by computing the present value of cash flows of interest earning assets less the present value of interest bearing liabilities. Certain assets, including fixed assets and real estate held for development, are assumed to remain at book value (net of valuation allowance) regardless of interest rate scenario. Other non-interest earning assets and non-interest bearing liabilities such as deferred fees, unamortized premiums, goodwill and accrued expenses and other liabilities are excluded from the NPV calculation.



                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

The following represents the Company's NPV table as of December 31, 1997:

                       Net Portfolio Value ("NPV")   Portfolio Value of Assets
Rates in      ------------------------------------------------------------------
Basis Points   Dollar       Dollar    Percentage      NPV         Percentage
(Rate Shock)   Amount       Change      Change       Ratio          Change
--------------------------------------------------------------------------------
                                  (Dollars in Thousands)
+200          $  777,883  $(262,251)   (25.21)%      7.99%         (20.42)%
+100             933,167   (106,967)   (10.28)%      9.28%          (7.57)%
-0-            1,040,134         --        --       10.04%             --
-100           1,183,513    143,379     13.78%      11.13%          10.86%
-200           1,310,851    270,717     26.03%      12.04%          19.92%

As with the Gap table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling of changes in NPV requires the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is immediate and is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. In addition, prepayment estimates and other assumptions within the model are subjective in nature, involve uncertainties and, therefore, cannot be determined with precision. Accordingly, although the NPV measurements in theory, may provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide for a precise forecast of the effect of changes in market interest rates on the Company's net portfolio value and will differ from actual results.

The Company, from time to time, in an attempt to further reduce volatility in its earnings caused by changes in interest rates will enter into financial derivative agreements with third parties. The Company did not enter into any such transactions during 1997, except for interest rate cap and floor agreements acquired from The Greater. See Note 12 of the "Notes to the Consolidated Financial Statements" for a description of such transactions. Additionally, the Company is not subject to foreign currency exchange or commodity price risk and does not own any trading assets.

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

The following table sets forth certain information relating to the Company for the years ended December 31, 1997, 1996 and 1995. Yields and costs are derived by dividing income or expense by the average balance of the related assets or liabilities, respectively, for the periods shown, except where otherwise noted. Average balances are derived from month-end balances. Management does not believe that the use of average monthly balances instead of average daily balances causes material differences in the information presented. The average balance of loans receivable includes loans on which the Company has discontinued accruing interest. The yields and costs include fees, premiums and discounts which are considered adjustments to interest rates.

                                                                   Year Ended December 31,
                                           ---------------------------------------------------------------------
                                                           1997                              1996
                                           ---------------------------------------------------------------------
                                                                     Average                         Average
                                             Average                 Yield/    Average                Yield/
(Dollars in Thousands)                       Balance     Interest     Cost     Balance     Interest    Cost
----------------------------------------------------------------------------------------------------------------
Assets:
  Interest-earning assets:
    Mortgage loans                         $3,227,702   $  255,803    7.93%  $2,317,574   $  187,219    8.08%
    Consumer and other loans                   54,944        5,418    9.86       58,753        6,021   10.25
    Mortgage-backed securities (1)          3,470,879      235,731    6.79    3,592,606      246,761    6.87
    Federal funds sold and
      repurchase agreements                   147,455        8,184    5.55       55,255        2,978    5.39
    Other securities (1)                    1,049,585       74,265    7.08      709,433       48,195    6.79
                                           ----------   ----------           ----------   ----------
      Total interest-earning assets         7,950,565      579,401    7.29    6,733,621      491,174    7.29
                                                        ----------                        ----------
  Non-interest-earning assets                 348,510                           272,034
                                           ----------                        ----------
Total assets                               $8,299,075                        $7,005,655
                                           ==========                        ==========
Liabilities and stockholders' equity:
  Interest-bearing liabilities:
    Savings                                $1,269,356       32,242    2.54   $1,146,243       29,000    2.53
    Certificates of deposit                 2,914,867      159,439    5.47    2,699,540      148,335    5.49
    NOW                                        75,711          946    1.25      114,110        2,282    2.00
    Money manager                             205,570        2,570    1.25      148,871        2,977    2.00
    Money market                              363,339       16,786    4.62      237,709        9,152    3.85
    Borrowed funds                          2,594,340      152,367    5.87    1,948,649      112,735    5.79
                                           ----------   ----------           ----------   ----------
      Total interest-bearing liabilities    7,423,183      364,350    4.91    6,295,122      304,481    4.84
                                                        ----------                        ----------
  Non-interest-bearing liabilities            206,677                           132,747
                                           ----------                        ----------
Total liabilities                           7,629,860                         6,427,869
Stockholders' equity                          669,215                           577,786

Total liabilities and
  stockholders' equity                     $8,299,075                        $7,005,655
                                           ==========                        ==========
Net interest income/net
  interest rate spread (2)                              $  215,051    2.38%               $  186,693    2.45%
                                                        ==========    ====                ==========    ====
Net interest-earning assets/
  net interest margin (3)                  $  527,382                 2.71%  $  438,499                 2.77%
                                           ==========                 ====   ==========                 ====
Ratio of interest-earnings assets
  to interest-bearing liabilities               1.07x                             1.07x

                                          --------------------------------
                                                          1995
                                          --------------------------------
                                                                   Average
                                           Average                  Yield/
(Dollars in Thousands)                     Balance      Interest     Cost
--------------------------------------------------------------------------
Assets:
  Interest-earning assets:
    Mortgage loans                        $1,828,152   $  153,262    8.38%
    Consumer and other loans                  61,480        6,496   10.57
    Mortgage-backed securities (1)         3,448,205      238,232    6.91
    Federal funds sold and
      repurchase agreements                  153,972        9,021    5.86
    Other securities (1)                     438,693       27,965    6.37
                                          ----------   ----------
      Total interest-earning assets        5,930,502      434,976    7.33
                                                       ----------
  Non-interest-earning assets                308,095
                                          ----------
Total assets                              $6,238,597
                                          ==========
Liabilities and stockholders' equity:
  Interest-bearing liabilities:
    Savings                               $1,176,433       29,764    2.53
    Certificates of deposit                2,544,542      142,052    5.58
    NOW                                      240,032        4,841    2.02
    Money manager                                 --           --      --
    Money market                             196,767        7,300    3.71
    Borrowed funds                         1,402,270       81,748    5.83
                                          ----------   ----------
      Total interest-bearing liabilities   5,560,044      265,705    4.78
                                                       ----------
  Non-interest-bearing liabilities           111,225
                                          ----------
Total liabilities                          5,671,269
Stockholders' equity                         567,328

Total liabilities and
  stockholders' equity                    $6,238,597
                                          ==========
Net interest income/net
  interest rate spread (2)                             $  169,271    2.55%
                                                       ==========    ====
Net interest-earning assets/
  net interest margin (3)                 $  370,458                 2.85%
                                          ==========                 ====
Ratio of interest-earnings assets
  to interest-bearing liabilities              1.07x

(1)   Securities available-for-sale are reported at average amortized cost.
(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.


                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report
28

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

                                              Year Ended December 31, 1997                Year Ended December 31, 1996
                                                       Compared to                                 Compared to
                                              Year Ended December 31, 1996                Year Ended December 31, 1995
                                           ---------------------------------------------------------------------------------
                                                   Increase (Decrease)                         Increase (Decrease)
                                           ---------------------------------------------------------------------------------
(In Thousands)                              Volume        Rate          Net             Volume         Rate           Net
----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Mortgage loans                           $72,127      $(3,543)      $68,584          $39,627       $(5,670)       $33,957
  Consumer and other loans                    (380)        (223)         (603)            (282)         (193)          (475)
  Mortgage-backed securities                (8,209)      (2,821)      (11,030)           9,916        (1,387)         8,529
  Federal funds sold and
    repurchase agreements                    5,115           91         5,206           (5,371)         (672)        (6,043)
  Other securities                          23,938        2,132        26,070           18,277         1,953         20,230
----------------------------------------------------------------------------------------------------------------------------
    Total                                   92,591       (4,364)       88,227           62,167        (5,969)        56,198
----------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Savings                                    3,127          115         3,242             (764)           --           (764)
  Certificates of deposit                   11,652         (548)       11,104            8,589        (2,306)         6,283
  NOW                                         (632)        (704)       (1,336)          (2,512)          (47)        (2,559)
  Money manager                                920       (1,327)         (407)           2,977            --          2,977
  Money market                               5,539        2,095         7,634            1,568           284          1,852
  Borrowed funds                            38,046        1,586        39,632           31,553          (566)        30,987
----------------------------------------------------------------------------------------------------------------------------
    Total                                   58,652        1,217        59,869           41,411        (2,635)        38,776
----------------------------------------------------------------------------------------------------------------------------
Net change in net interest income          $33,939      $(5,581)      $28,358          $20,756       $(3,334)       $17,422
============================================================================================================================

--------------------------------------------------------------------------------
Asset Quality

One of the Company's key operating objectives has been and continues to be to maintain a high level of asset quality. Through a variety of strategies, including, but not limited to, borrower workout arrangements and aggressive marketing of owned properties, the Company has been proactive in addressing problem and non-performing assets which, in turn, has helped to build the strength of the Company's financial condition. Such strategies, as well as the Company's concentration on one-to-four family mortgage lending and maintaining sound credit standards for new loan originations, have resulted in a reduction in non-performing assets from December 31, 1992 through the third quarter of 1997. During the fourth quarter of 1997, the Company completed the bulk sale of $216.5 million of non-performing assets acquired from The Greater, which included substantially all of The Greater's troubled debt restructurings, real estate owned and investments in real estate. Included in the balance of non-performing assets at December 31, 1997 are mortgage loans, real estate owned and real estate investments totaling $11.8 million, acquired from The Greater, the majority of which the Company has entered into sales contracts for, which are anticipated to close during 1998. If these loans and properties under contract had been sold prior to December 31, 1997, the balance of non-performing assets would have increased only $1.7 million from $45.6 million, at December 31, 1996, to $47.3 million at December 31, 1997 instead of being at $59.1 million at December 31, 1997.

The following set of tables shows a comparison of delinquent loans and non-performing assets at December 31, 1997, 1996 and 1995.

Delinquent Loans                                   At December 31, 1997
                                 --------------------------------------------------------
                                      60-89 Days                      90 Days or More
                                 --------------------------------------------------------
                                 Number        Principal           Number      Principal
                                  of            Balance             of          Balance
(Dollars in Thousands)           Loans         of Loans            Loans       of Loans
-----------------------------------------------------------------------------------------
One-to-four family                 85           $3,741              365          $27,960
Multi-family                        2              480               20            7,089
Commercial real estate             --               --               12            7,076
Consumer and other loans           30              299               35              696
-----------------------------------------------------------------------------------------
  Total delinquent loans          117           $4,520              432          $42,821
-----------------------------------------------------------------------------------------
Delinquent loans to total loans                   0.10%                             0.99%

                                                   At December 31, 1996
                                 --------------------------------------------------------
                                      60-89 Days                      90 Days or More
                                 --------------------------------------------------------
                                 Number        Principal           Number      Principal
                                  of            Balance             of          Balance
(Dollars in Thousands)           Loans         of Loans            Loans       of Loans
-----------------------------------------------------------------------------------------
One-to-four family                 73           $3,901              276          $25,098
Multi-family                        6            1,226               13            3,651
Commercial real estate              2              823               17            3,552
Consumer and other loans           52              337               92            1,159
-----------------------------------------------------------------------------------------
  Total delinquent loans          133           $6,287              398          $33,460
-----------------------------------------------------------------------------------------
Delinquent loans to total loans                   0.24%                             1.26%

                                                   At December 31, 1995
                                 --------------------------------------------------------
                                      60-89 Days                      90 Days or More
                                 --------------------------------------------------------
                                 Number        Principal           Number      Principal
                                  of            Balance             of          Balance
(Dollars in Thousands)           Loans         of Loans            Loans       of Loans
-----------------------------------------------------------------------------------------
One-to-four family                118           $8,173              366          $33,384
Multi-family                        3              336               17            2,851
Commercial real estate              3              384               31            6,969
Consumer and other loans           47              622               65            1,276
-----------------------------------------------------------------------------------------
  Total delinquent loans          171           $9,515              479          $44,480
-----------------------------------------------------------------------------------------
Delinquent loans to total loans                   0.46%                             2.16%


                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

The underlying credit quality of the Company's loan portfolio is dependent primarily on each borrower's ability to continue to make required loan payments and, in the event a borrower is unable to continue to do so, the value of the collateral, if any, securing the loan. A borrower's ability to pay typically is dependent primarily on employment and other sources of income, which in turn is impacted by general economic conditions, although other factors, such as unanticipated expenditures or changes in the financial markets may also impact a borrower's ability to pay. Collateral values, particularly real estate values, are also impacted by a variety of factors including general economic conditions, demographics, maintenance and collection or foreclosure delays.

Non-Performing Assets

                                                                        At December 31,
                                                                -------------------------------
(Dollars in Thousands)                                          1997 (1)    1996 (1)   1995 (1)
-----------------------------------------------------------------------------------------------
Non-accrual delinquent mortgage loans (2)                        $37,397    $24,905    $37,394
Non-accrual delinquent consumer and other loans                      696      1,159      1,276
Mortgage loans delinquent 90 days or more (3)                      4,728      7,396      5,810
-----------------------------------------------------------------------------------------------
    Total non-performing loans                                    42,821     33,460     44,480
-----------------------------------------------------------------------------------------------
Real estate owned, net (4)                                         6,091      7,421     17,677
Investment in real estate, net (5)                                10,173      4,708      5,654
-----------------------------------------------------------------------------------------------
    Total real estate owned and investment in real estate, net    16,264     12,129     23,331
-----------------------------------------------------------------------------------------------
    Total non-performing assets (6)                              $59,085    $45,589    $67,811
===============================================================================================
Allowance for loan losses to non-performing loans                  93.50%     42.11%     30.34%
Allowance for loan losses to total loans                            0.93%      0.53%      0.65%

(1) If all non-accrual loans had been performing in accordance with their original terms, the Company would have recorded interest income of $2.9 million, $2.4 million and $4.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. This compares to $1.2 million, $934,000 and $1.3 million, respectively, of actual payments recorded to interest income.
(2) 27.6%, 3.8% and 15.4% are secured by other than one-to-four family properties at December 31, 1997, 1996 and 1995, respectively.
(3) Loans delinquent 90 days or more and still accruing interest consist solely of loans delinquent 90 days or more as to their maturity date but not their interest payments, and are primarily secured by multi-family and commercial properties.
(4) Real estate acquired by the Company as a result of foreclosure or by deed in lieu of foreclosure is recorded at the lower of cost or fair value less estimated costs to sell.
(5)   Investment in real estate is recorded at the lower of cost or fair value.
(6) At December 31, 1997, balance includes $11.8 million of non-performing assets acquired from The Greater which the Company intends to sell.

Under the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), a loan is normally deemed impaired when it is probable the Company will be unable to collect both principal and interest due according to the contractual terms. Loans that were restructured prior to January 1, 1995 and performing in accordance with their restructured terms are not considered impaired loans under SFAS No. 114. Loans restructured after December 31, 1994 are considered impaired. A valuation allowance is established (with a corresponding charge to the provision for loan losses) when the fair value of the property that collateralizes the impaired loan is less than the recorded investment in the loan. The Company's procedure for identifying impaired loans is conducted in conjunction with the review of the adequacy of the allowance for loan losses. At December 31, 1997, the Company's balance of impaired loans was $25.1 million, of which $9.7 million were loans acquired from the Greater. For a further discussion of impaired loans, see Note 6 of "Notes to Consolidated Financial Statements."

The Company determines loan loss provisions by reviewing individual loans as well as an overall assessment of the loan portfolio in view of the state of the regional economies, trends in the real estate market of the Company's primary lending areas and trends in the level of the Company's non-performing loans and assets. The Company's provision for loan losses was $3.1 million for the year ended December 31, 1997, compared to $4.0 million for the year ended December 31, 1996. During the year ended December 31, 1997, net loan charge-offs totaled $2.5 million, compared to $3.4 million for the year ended December 31, 1996, of which $1.2 million related to five large commercial properties. The Company's addition of $25.4 million of allowance for loan losses acquired from The Greater, significantly improved the Company's percentages of allowance for loan losses to non-performing loans and allowance for loan losses to total loans from the prior year. The Company's allowance for loan losses to non-performing loans improved to 93.50% at December 31, 1997, from 42.11% at December 31, 1996. The Company's allowance for loan losses to total loans improved to 0.93% at December 31, 1997, from 0.53% at December 31, 1996. For the activity in the allowance for loan losses, refer to Note 7 of the "Notes to Consolidated Financial Statements."

Comparison of Financial Condition and Operating Results for the Years Ended December 31, 1997 and 1996
--------------------------------------------------------------------------------

Financial Condition

Total assets increased $3.26 billion or 44.8%, to $10.53 billion at December 31, 1997, from $7.27 billion at December 31, 1996, primarily due to The Greater Acquisition which added $2.37 billion in assets. The growth was concentrated in the mortgage loan and securities portfolios. The Company's net loan portfolio increased $1.66 billion, to $4.30 billion at December 31, 1997, from $2.64 billion at December 31, 1996. In addition to the $664.4 million of net loans acquired from The Greater, the growth in the Company's loan portfolio reflects the Company's continued emphasis on residential lending. See "Lending and Investing Activities" for further discussion. Mortgage-backed securities increased $640.3 million to $4.06 billion at December 31, 1997, from $3.42 billion at December 31, 1996. This increase was attributable to the addition of $1.15 billion of such securities acquired from The Greater, offset by $610.9 million of sales during 1997. Other securities increased $572.7 million, of which $116.9 million were acquired from The Greater, to $1.41 billion at December 31, 1997 from $835.7 million at December 31, 1996. During the year ended December 31, 1997, the Company purchased $1.38 billion of mortgage-backed and other securities.

During the year ended December 31, 1997, gross mortgage loans originated and purchased totaled $1.48 billion, of which $1.28 billion were originations and $200.1 million were third party purchases. This compares to $612.7 million and $316.0 million of originations and purchases (of which $60.2 million were bulk purchases), respectively, for the year ended December 31, 1996. The growth in these portfolios was funded primarily through medium-term (two to five years) reverse repurchase agreements, which increased $1.03 billion, of which $339.0 million was a result of The Greater Acquisition, to $2.88 billion at December 31, 1997, from $1.85 billion at December 31, 1996. Federal Home Loan Bank advances increased $123.5 million, which included $154.5 million assumed from The Greater. Deposits increased $1.71 billion to $6.22 billion at December 31, 1997 from $4.51 billion at December 31, 1996, which was primarily a result of the $1.60 billion of deposits acquired from The Greater. Additional funding sources, during the year ended December 31, 1997, included proceeds from various sales of securities and loans totaling $977.8 million.

Stockholders' equity increased to $899.4 million at December 31, 1997, from $588.8 million at December 31, 1996. The most significant impact on the increase was the issuance of 5,785,375 shares of Common Stock and 2,000,000 shares of Series B Preferred Stock to effect The Greater Acquisition. The stock portion of the consideration to acquire The Greater totaled $285.2 million. The increase in stockholders' equity also reflects net income of $68.5 million, the amortization relating to the allocation of ESOP stock and earned portion of RRP stock and related tax benefit of $17.1 million, the effect of stock options exercised and related tax benefit of $6.3 million and the change in unrealized gains on securities, net of taxes, of $7.8 million. These increases were partially offset by the repurchases of Common Stock of $61.7 million and dividends declared of $12.6 million.

--------------------------------------------------------------------------------
Results of Operations

General

The following comparisons of net income, earnings per common share and related returns reflect 1996 results exclusive of the one-time SAIF recapitalization assessment of $16.9 million, after-tax. For the year ended December 31, 1997, net income increased $14.7 million, or 27.4%, to $68.5 million, from $53.8 million for the year ended December 31, 1996. Diluted earnings per common share for the year ended December 31, 1997 increased to $3.04 per share, or 17.8%, from $2.58 for the year ended December 31, 1996. The return on average assets for the year ended December 31, 1997 increased to 0.83% from 0.77% for the year ended December 31, 1996. The return on average stockholders' equity for the year ended December 31, 1997 increased to 10.23% from 9.28% for the year ended December 31, 1996. The return on average tangible stockholders' equity for the year ended December 31, 1997 increased to 12.87% from 11.33% for the year ended December 31, 1996.

Net income, including the SAIF recapitalization assessment for the 1996 period, increased $31.6 million, to $68.5 million for the year ended December 31, 1997, from $36.9 million for the year ended December 31, 1996. For the year ended December 31, 1997, diluted earnings per common share increased to $3.04, as compared to $1.79 per share for the year ended December 31, 1996. Return on average assets increased to 0.83% for the year ended December 31, 1997, from 0.53% for the year ended December 31, 1996. Return on average stockholders' equity increased to 10.23% for the year ended December 31, 1997, from 6.38% for the year ended December 31, 1996. Return on average tangible stockholders' equity increased to 12.87% for the year ended December 31, 1997, from 7.79% for the year ended December 31, 1996.


                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

Interest Income

Interest income for the year ended December 31, 1997 increased $88.2 million, or 18.0%, to $579.4 million, from $491.2 million for the year ended December 31, 1996. This increase was the result of a $1.22 billion increase in average interest-earning assets to $7.95 billion for the year ended December 31, 1997, from $6.73 billion for 1996. The increase in average interest-earning assets was primarily due to The Greater Acquisition, which provided $689.8 million of loans held for investment and $1.29 billion of mortgage-backed securities and other securities available-for-sale. Prior to The Greater Acquisition, the Company's growth of interest-earning assets was concentrated in mortgage loans and other securities. The Company has continued to emphasize the origination of mortgage loans and, in addition, purchased higher-yielding long-term U.S. Government and agency securities with non-callable features between one to three years. Interest income on mortgage loans increased $68.6 million to $255.8 million for 1997, which was the result of an increase in the average balance of $910.l million for 1997, partially offset by a decrease in the average yield on mortgage loans to 7.93% for 1997, from 8.08% for 1996. Interest income on mortgage-backed securities decreased $11.1 million, to $235.7 million for 1997, from $246.8 million for 1996. This decrease was the result of a $121.7 million decrease in the average balance of this portfolio, coupled with a decrease in the average yield to 6.79% for 1997 from 6.87% for 1996. Interest income on other securities increased $26.1 million to $74.3 million for 1997, from $48.2 million for 1996. The increase was a result of the combined effect of an increase in the average balance of this portfolio of $340.2 million and an increase in the average yield to 7.08% for 1997, from 6.79% for 1996, primarily resulting from the callable securities purchased during 1997. Interest income on federal funds sold and repurchase agreements increased $5.2 million as a result of the combined effect of an increase in the average balance of $92.2 million and an increase in the average yield to 5.55% for 1997 from 5.39% for 1996. The changes in volume and rate discussed above, reflect the Company's strategies executed with respect to the steady flattening of the U.S. Treasury yield curve, during 1997, when long-term rates declined more than short-term rates. The increase in interest income of $88.2 million was primarily a result of the increase in the volume of average interest-earning assets during 1997.

Interest Expense

Interest expense for the year ended December 31, 1997 increased $59.9 million, or 19.7%, to $364.4 million, from $304.5 million for the year ended December 31, 1996. This increase was attributable to increases in both the average balance of interest-bearing liabilities of $1.13 billion and the average cost of such liabilities to 4.91% for 1997, from 4.84% for 1996. The increase in interest-bearing liabilities was attributable to borrowings and deposits assumed from The Greater of $493.5 million and $1.60 billion, respectively. Additionally, the Company increased borrowings with higher interest rates during 1997 which were primarily utilized to fund the asset growth discussed above.

Interest expense on deposits increased $20.3 million to $212.0 million for 1997, from $191.7 million for 1996, reflecting an increase in the average balance of total deposits of $482.4 million, offset by a decrease in the average cost of deposits to 4.39% from 4.41%. Interest expense on savings accounts increased $3.2 million as a result of an increase in the average balance of $123.1 million, coupled with a slight increase in the average cost to 2.54% for 1997, from 2.53% for 1996. Interest expense on certificates of deposit increased $11.1 million to $159.4 million for 1997, from $148.3 million for 1996. This increase was the result of the average balance of these accounts increasing $215.3 million, offset in part by a decrease in the average cost to 5.47% for 1997, from 5.49% for 1996.

During the first quarter of 1996, the Company implemented a program which converted its NOW accounts to a master account consisting of a NOW sub-account and a money market sub-account (money manager account). This resulted in a substantial shift of deposits from NOW accounts to money manager accounts during 1996 and 1997. Interest expense on NOW accounts decreased $1.3 million to $946,000 for 1997, from $2.3 million for 1996. This decrease was attributable to the combined effect of the decrease in the average balance of $38.4 million and a decrease in the average cost of these accounts to 1.25% for 1997, from 2.00% for 1996. Interest expense on money manager accounts decreased only $407,000 which was attributable to a decrease in the average cost of these accounts to 1.25% for 1997, from 2.00% for 1996, offset by an increase in average balance of $56.7 million. Interest expense on money market accounts increased $7.6 million. The average balance of money market accounts increased $125.6 million from 1996 to 1997 and the average cost of such accounts increased to 4.62% for 1997, from 3.85% for 1996. The increase in the average cost was the result of the Company increasing the rates offered on high balance money market accounts during 1997.

Interest expense on borrowed funds increased $39.7 million, or 35.2%, to $152.4 million for the year ended December 31, 1997, from $112.7 million for the year ended December 31, 1996. This increase was attributable to an increase in the average balance of borrowings of $645.7 million, to $2.59 billion for 1997, from $1.95 billion for 1996, coupled with an increase in the average cost of borrowings to 5.87% for 1997, from 5.79% for 1996. In addition to $323.5 million of borrowings assumed from The Greater (net of $170.0 million repaid), the Company incurred additional medium-term borrowings during 1997. The Company continues to utilize medium-term borrowings as a funding source for asset growth, since certificates of deposit with similar rates and terms are not readily attainable.

Net Interest Income

Net interest income increased $28.4 million, or 15.2%, to $215.1 million for the year ended December 31, 1997, from $186.7 million for the year ended December 31, 1996. This change was the result of an increase in total average interest-earning assets of $1.22 billion, offset by an increase in total average interest-bearing liabilities of $1.13 billion. The effect of the growth in average net interest-earning assets was offset by the decrease in the Company's net interest spread to 2.38% for 1997, from 2.45% for 1996. This decrease in net interest spread was the result of the average cost of interest-bearing liabilities increasing to 4.91% for 1997, from 4.84% for 1996, while the average yield on total interest-earning assets remained at 7.29% for 1997 and 1996. The Company's net interest margin decreased to 2.71% for 1997, from 2.77% for 1996.

Provision for Loan Losses

Provision for loan losses decreased $902,000, to $3.1 million for the year ended December 31, 1997, from $4.0 million for the year ended December 31, 1996. Despite record loan originations in 1997 of $1.48 billion, the Company's non-performing loans continued to decline through the nine months ended September 30, 1997. Non-performing loans decreased from $33.5 million at December 31, 1996 to $26.6 million at September 30, 1997. As a result of The Greater Acquisition, non-performing loans increased $16.2 million in the fourth quarter of 1997 to $42.8 million at December 31, 1997, and the Company recorded an additional $25.4 million of allowance for loan losses. Despite the increase in non-performing loans, the Company's percentage of non-performing loans to total loans decreased to 0.99% at December 31, 1997 from 1.26% at December 31, 1996. The Company's percentage of non-performing loans to total assets also decreased to 0.41% at December 31, 1997 from 0.46% at December 31, 1996. Total net loan charge-offs for the year ended December 31, 1997 was $2.5 million, compared to $3.4 million for the year ended December 31, 1996, which included $1.2 million relating to five large commercial properties. The net effect of the provision for loan losses and total 1997 net loan charge-offs, together with the additional loan loss allowance recorded from The Greater Acquisition, increased the Company's allowance for loan losses by $25.9 million, to $40.0 million at December 31, 1997, from $14.1 million at December 31, 1996. For further discussion on non-performing loans, see "Asset Quality."

Non-Interest Income

Non-interest income for the year ended December 31, 1997, exclusive of net gain on sales of securities and loans of $7.0 million, was $15.2 million, an increase of $3.1 million, or 25.6%, as compared to $12.1 million, exclusive of net gain on sales of securities and loans of $1.6 million for the year ended December 31, 1996. Customer service and loan fees increased $2.1 million to $11.2 million for 1997 from $9.1 million for 1996 primarily as a result of the additional banking offices acquired from The Greater. Additionally, included in net gain on sales of securities and loans was a $1.0 million gain from the sale of the Company's credit card portfolio and $2.1 million relating to the satisfaction of a former problem loan.

Non-Interest Expense

Non-interest expense for the year ended December 31, 1997 was $116.2 million, which decreased $12.7 million, or 9.9%, from $128.9 million for the year ended December 31, 1996. Exclusive of the SAIF recapitalization assessment of $28.5 million and $5.3 million of non-recurring recoveries from gains on dispositions of real estate owned and investments in real estate, non-interest expense for the year ended December 31, 1996 was $105.7 million. Excluding these one-time items in the 1996 total, non-interest expense increased $10.5 million to $116.2 million for 1997 as compared to 1996. The increase was attributable primarily to the addition of The Greater's operations in the fourth quarter, a $2.8 million increase in the amortization of goodwill created from The Greater Acquisition, and increased ESOP and RRP expense, due to an increase in the Company's Common Stock price.


                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

General and administrative expense increased to $104.1 million for the year ended December 31, 1997, from $96.2 million for the comparable 1996 period. This was the result of increases in compensation and benefits and occupancy, equipment and systems expense. Compensation and benefits increased $7.6 million, or 15.4%, to $57.2 million for 1997, from $49.6 million for 1996. This was primarily due to a $4.5 million increase in the amortization relating to the allocation of ESOP stock for 1997, as compared to 1996, resulting from the increase in the average market value of the Company's Common Stock from $28.08 per share for 1996 to $45.76 per share for 1997. Occupancy, equipment and systems expense increased $3.4 million, or 14.7%, to $26.6 million for 1997, from $23.2 million for 1996. This increase was primarily incurred in the fourth quarter of 1997 as a result of The Greater Acquisition. These increases were offset by a decrease of $6.5 million in the Company's federal deposit insurance premium to $3.1 million for 1997 from $9.6 million for 1996, as a result of the 1996 legislation to recapitalize the SAIF. The Company's percentage of general and administrative expense to average assets improved to 1.25% for the year ended December 31, 1997, from 1.37% for the year ended December 31, 1996. The Company's efficiency ratio also improved to 45.20% for the year ended December 31, 1997 from 48.37% for the year ended December 31, 1996.

Income Tax Expense

For the year ended December 31, 1997, income tax expense was $49.6 million, representing an effective tax rate of 42.0%, as compared to $30.7 million, representing an effective tax rate of 45.4%, for the 1996 period. The reduction in the Company's effective tax rate was primarily attributable to certain tax benefits associated with the creation of a subsidiary of the Association in 1997.

Comparison of Financial Condition and Operating Results for the Years Ended December 31, 1996 and 1995
--------------------------------------------------------------------------------

Changes in Financial Condition

Total assets increased $652.7 million, or 9.9%, from $6.62 billion at December 31, 1995 to $7.27 billion at December 31, 1996. The growth in assets was primarily attributable to an increase in loans receivable, net, of $593.7 million, from $2.04 billion at December 31, 1995, to $2.64 billion at December 31, 1996. The growth in total loans receivable reflects the Company's continued emphasis on residential lending. See "Lending and Investing Activities" for further discussion. During the year ended December 31, 1996, gross mortgage loan originations totaled $612.7 million and purchases totaled $316.0 million. This compares to 1995 gross mortgage loan originations of $202.7 million and purchases of $250.6 million. Additionally, other securities available-for-sale and held-to-maturity increased $370.7 million, from $465.0 million at December 31, 1995, to $835.7 million at December 31, 1996. Purchases of these securities totaled $451.8 million for 1996, compared to $232.8 million for 1995. The Company's purchases of such other securities during the year ended December 31, 1996 were primarily callable government agency notes classified as held-to-maturity. The purchases of such securities resulted in the average yield of other securities increasing from 6.37% for the year ended December 31, 1995, to 6.79% for the year ended December 31, 1996. Asset growth in 1996 was funded through increased borrowings and deposits. Deposits increased $249.7 million, from $4.26 billion at December 31, 1995, to $4.51 billion at December 31, 1996. The increase in deposits was concentrated in certificates of deposit, which increased $199.0 million, from $2.58 billion at December 31, 1995, to $2.77 billion at December 31, 1996. Borrowed funds increased $406.8 million, from $1.70 billion at December 31, 1995, to $2.11 billion at December 31, 1996, primarily reverse repurchase agreements which increased $361.7 million, from $1.48 billion at December 31, 1995 to $1.85 billion at December 31, 1996.

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

Stockholders' equity totaled $588.8 million at December 31, 1996 compared to $590.7 million at December 31, 1995. The decrease reflects the combined effect of the Company's earnings for the year ended December 31, 1996 of $36.9 million, the amortization for the allocated portion of shares held by the ESOP and the earned portion of the shares held by the RRPs, and related tax benefits, totaling $11.5 million, and the net gain on the issuance of treasury stock for option exercises and the sale of unearned RRP shares totaling $625,000, all of which were offset by stock repurchases totaling $31.7 million, the change in the unrealized gain on securities, net of taxes, of $11.0 million and the declaration of dividends of $8.2 million.

--------------------------------------------------------------------------------
Results of Operations

General

Net income for the year ended December 31, 1996 was $36.9 million, compared to $45.4 million for the year ended December 31, 1995. This $8.5 million decrease was the result of the SAIF recapitalization assessment of $16.9 million, net of taxes, recorded in the third quarter. Although net income decreased from the prior year, net income, excluding the SAIF recapitalization assessment, for the year ended December 31, 1996, would have been $53.7 million, which represents an increase of $8.3 million, or 18.3% over net income for the year ended December 31, 1995. During 1996, net interest income increased $17.4 million and non-interest income increased $4.3 million, which were partially offset by an increase in general and administrative expense of $5.8 million and an increase in the provision for loan losses of $2.0 million.

The return on average equity decreased from 8.01% for the year ended December 31, 1995, to 6.38% for the year ended December 31, 1996. Excluding the one-time SAIF recapitalization assessment, the return on average equity would have increased to 9.28% for the year ended December 31, 1996, representing a 15.9% increase from the prior year. The return on average tangible equity decreased from 9.81% for the year ended December 31, 1995, to 7.79% for the year ended December 31, 1996. Excluding the one-time SAIF recapitalization assessment, the return on average tangible equity would have increased to 11.33% for the year ended December 31, 1996, representing a 15.5% increase from the prior year. The return on average assets decreased 20 basis points, from 0.73% for the year ended December 31, 1995, to 0.53% for the year ended December 31, 1996. Excluding the one-time SAIF recapitalization assessment, the return on average assets would have increased to 0.77% for the year ended December 31, 1996, a 5.5% increase from the prior year.

Interest Income

Interest income for the year ended December 31, 1996 totaled $491.2 million, compared to $435.0 million for the year ended December 31, 1995. This increase of $56.2 million, or 12.9%, was the result of an increase in total average interest-earning assets of $803.1 million, partially offset by a decrease in the average yield on interest-earning assets. The growth in total interest-earning assets was concentrated in mortgage loans and other securities. Interest income on mortgage loans increased $33.9 million, or 22.2%, to $187.2 million for the year ended December 31, 1996, which was the result of an increase in the average balance of $489.4 million, partially offset by a decrease in the average yield on mortgage loans from 8.38% for the year ended December 31, 1995, to 8.08% for the year ended December 31, 1996. Interest income on mortgage-backed securities increased $8.6 million, from $238.2 million for the year ended December 31, 1995 to $246.8 million for the year ended December 31, 1996, which was the result of an increase in the average balance of such securities of $144.4 million and a decrease in the average yield of such securities, from 6.91% for the year ended December 31, 1995, to 6.87% for the year ended
December 31, 1996. Interest income on other securities increased $20.2 million from the combined effect of an increase in the average portfolio of $270.7 million and an increase in the average yield from 6.37% for the year ended December 31, 1995 to 6.79% for the year ended December 31, 1996. These increases were primarily the result of the Company's purchase of higher-yielding, callable agency-issued notes classified as held-to-maturity. Interest income on federal funds sold and repurchase agreements decreased $6.0 million due to decreases in both the average balance of $98.7 million and the average yield, from 5.86% for the year ended December 31, 1995 to 5.39% for the year ended December 31, 1996. The overall increase in the volume of average interest-earning assets resulted in a $62.2 million increase in interest income, whereas the overall reduction in the average yields on interest-earnings assets resulted in a $6.0 million decrease in interest income.

Interest Expense

Interest expense for the year ended December 31, 1996 totaled $304.5 million, representing an increase of $38.8 million from $265.7 million for the year ended December 31, 1995. This increase was attributable to increases in both the average balance of interest-bearing liabilities of $735.1 million and the average cost of such liabilities from 4.78% for the year ended December 31, 1995 to 4.84% for the year ended December 31, 1996. This growth in average interest-bearing liabilities was primarily used to fund the purchase and origination of mortgage loans. The Company's ability to leverage its asset growth through lower cost medium-term borrowings controlled the increase of interest expense on total interest-bearing liabilities. The increase in the average balance of total interest-bearing liabilities was concentrated in borrowed funds and certificates of deposit.


                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

Interest expense on deposit accounts increased $7.7 million, from $184.0 million for the year ended December 31, 1995, to $191.7 million for the year ended December 31, 1996. Although the average cost of deposits was relatively unchanged at 4.41% for the year ended December 31, 1996, the average balance increased $188.7 million. Interest expense on savings accounts decreased $764,000 as a result of a decrease in the average balance of $30.2 million. Interest expense on certificates of deposit increased $6.3 million, from $142.0 million for the year ended December 31, 1995, to $148.3 million for the year ended December 31, 1996. This increase reflects the impact of an increase in the average balance of certificates of deposits of $155.0 million, offset in part, by a decrease in the average cost from 5.58% during the year ended December 31, 1995 to 5.49% during the year ended December 31, 1996. During the first quarter of 1996, the Company implemented a program which converted its NOW accounts to a master account consisting of a NOW sub-account and a money market sub-account (money manager account). This resulted in a substantial shift of deposits from NOW accounts to money manager accounts. Total interest expense for NOW and money manager accounts for the year ended December 31, 1996 was $5.3 million, with a combined average balance for these accounts of $263.0 million for the same period. This compares to total interest expense for NOW accounts of $4.8 million and an average balance of $240.0 million for the year ended December 31, 1995, representing a $418,000 and $23.0 million increase in interest expense and average balance, respectively, from 1995 to 1996. Total interest expense on money market accounts increased $1.9 million, from $7.3 million for the year ended December 31, 1995, to $9.2 million for the year ended December 31, 1996. The average balance of money market accounts increased $40.9 million from 1995 to 1996 and the average cost of such accounts increased 14 basis points, from 3.71% for the year ended December 31, 1995, to 3.85% for the year ended December 31, 1996.

Interest expense on borrowed funds increased $31.0 million, from $81.7 million for the year ended December 31, 1995, to $112.7 million for the year ended December 31, 1996. While the average balance increased $546.4 million, from $1.40 billion for the year ended December 31, 1995 to $1.95 billion for the year ended December 31, 1996, the average cost of borrowings decreased from 5.83% in 1995 to 5.79% in 1996. While the average cost of borrowings is generally higher than the average cost of core deposits, the Company's utilization of such funding sources provides greater flexibility in managing cash flow and interest rate risk, primarily through the use of two to three year borrowings. The cost of these medium-term borrowings has generally been less than the all-inclusive cost associated with certificates of deposit for the same terms.

Net Interest Income

Net interest income increased $17.4 million, or 10.3%, from $169.3 million for the year ended December 31, 1995 to $186.7 million for the year ended December 31, 1996. This change was the result of an increase in total average interest-earning assets of $803.1 million, or 13.5%, offset by an increase in total average interest-bearing liabilities of $735.1 million. The Company's net interest margin decreased from 2.85% during the year ended December 31, 1995 to 2.77% during the year ended December 31, 1996. The Company's net interest spread decreased from 2.55% for the year ended December 31, 1995 to 2.45% for the year ended December 31, 1996. This decrease in net interest spread was due to a slight reduction in the average yield on total average interest-earning assets of 4 basis points, from 7.33% for the year ended December 31, 1995, to 7.29% for the year ended December 31, 1996, coupled with a slight increase in the average cost of total average interest-bearing liabilities of 6 basis points from 4.78% to 4.84% for the same periods above.

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

Non-Interest Expense

Non-interest expense increased $33.3 million, from $95.6 million for the year ended December 31, 1995 to $128.9 million for the year ended December 31, 1996. This increase includes a one-time charge of $28.5 million for the SAIF recapitalization assessment. Excluding the SAIF recapitalization assessment, non-interest expense increased $4.8 million, or 5.0%. General and administrative expense increased $5.9 million, from $90.3 million for 1995 to $96.2 million for 1996, which included an increase of $2.3 million for the amortization relating to the allocation of ESOP stock due to a higher average fair market value of the Common Stock as well as additional compensation and benefits expense, relating to normal salary increases. In addition, occupancy, equipment and systems expense increased $2.4 million, which reflect increases in banking office renovation expenses and additional information services-related expenditures. Despite these increases, the Company continued to increase efficiencies, as evidenced by the decrease in general and administrative expense as a percentage of average assets from 1.45% for the year ended December 31, 1995 to 1.37% for the year ended December 31, 1996, as well as a decrease in the efficiency ratio from 50.55% to 48.37% for the comparable periods. Real estate operations, net, and recoveries of provision for real estate losses increased $1.4 million, from a net recovery during the year ended December 31, 1995 of $3.1 million to a net recovery during the year ended December 31, 1996 of $4.5 million, which resulted from gains on dispositions of both real estate owned and investments in real estate. See "Impact of New Legislation" for discussion of the SAIF recapitalization assessment and the relative impact on future federal deposit insurance premiums.

Income Tax Expense

Income tax expense decreased $5.0 million, from $35.7 million for the year ended December 31, 1995 to $30.7 million for the year ended December 31, 1996, primarily due to the decrease in income before taxes of $13.6 million.

--------------------------------------------------------------------------------
Supervisory Goodwill Action

On July 21, 1995, the Association commenced an action, Astoria Federal Savings and Loan Association v. United States, No. 95-468C, in the United States Court of Federal Claims against the United States seeking in excess of $250 million in damages arising from the government's breach of an assistance agreement entered into by the Association's predecessor in interest, Fidelity, in connection with its acquisition in October 1984 of Suburbia Federal Savings and Loan Association, and the government's subsequent enactment and implementation of the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") in 1989. The case was stayed throughout most of 1996 awaiting the decision of the United States Supreme Court in United States v. Winstar Corp., 116 S.Ct. 2432 (1996), which held the government liable for breach of contract to the Plaintiffs in three similar cases and remanded such cases to the Court of Federal Claims to ascertain damage. In November 1996, the Association moved for partial summary judgment against the government on the issues of whether Fidelity had a contract with the government and whether the enactment of FIRREA was contrary to the terms of such contract. The government contested such motion and cross-moved for summary judgment seeking to dismiss the Association's contract claims. (The Association's complaint also asserts claims based on promissory estoppel, failure of consideration and frustration of purpose, and a taking of the Association's property without just compensation in violation of the Fifth Amendment to the United States Constitution.)

On August 7 and 8, 1997, the United States Court of Federal Claims heard oral arguments on 11 common issues raised by the government in the various partial summary judgment motions filed by the Plaintiffs in the goodwill cases. The Court heard argument on these common issues in the context of 4 specific summary judgment motions, not including the Association's. In an opinion filed December 22, 1997, all such common issues were found in favor of the Plaintiffs and the government was ordered to show cause within 60 days why partial summary judgment should not be entered in all cases which have partial summary judgment motions pending, including the Association's. The government has responded in the Association's case that if the Court will not consider case specific facts, then it has no defense to the Association's motion. The government further indicated that if the Court will consider case specific facts, then it asserts that the relevant portion of the Assistance Agreement with Fidelity did not authorize the use of its capital credit as a permanent addition to regulatory capital. In this response, the government did not raise any issues related to the supervisory goodwill portion of the Association's motion. The Association has not yet responded to the government's response pending further instructions from the Court.


                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

While management is confident that it will be successful in the pursuit of its motion and intends to aggressively pursue its claim against the government, no assurance can be given as to the result of such claim or the timing of the recovery, if any, with respect thereto. The costs incurred with respect to this litigation to date have not been material to the Association's results of operations. Based upon the current scheduling by the Court, the Association does not expect to commence significant discovery in its case until 1999.

--------------------------------------------------------------------------------
Impact of 1996 Legislation

Deposit Insurance--SAIF Recapitalization. In response to the disparity in deposit insurance assessment rates that existed between banks insured by the Bank Insurance Fund ("BIF") and thrifts insured by the SAIF, the Deposit Funds Insurance Act of 1996 (the "1996 Act") was enacted on September 30, 1996. The Funds Act authorized the Federal Deposit Insurance Corporation ("FDIC") to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. This special SAIF assessment for the Company of $28.5 million, or $16.9 million net of taxes, was charged against income in the third quarter of 1996 and paid in November 1996.

As a result of the recapitalization of the SAIF in 1996 after the enactment of the 1996 Act, the FDIC reduced the assessment rates for deposit insurance for SAIF-assessable deposits for 1997 to a range of 0 to 27 basis points. The Company's SAIF assessment rates for deposit insurance for 1997 were 0 basis points. In addition, SAIF-assessable deposits are also subject to assessments for payments on the bonds issued in the late 1980s by the Financing Corporation (the "FICO" bonds) to recapitalize the now defunct Federal Savings and Loan Insurance Corporation. The Company's total expense in 1997 for the assessments for deposit insurance and the FICO payments was $3.1 million, which was a substantial reduction from the total amount of $9.6 million paid in 1996.

Recapture of Bad Debt Reserves. Prior to the enactment, on August 20, 1996, of the Small Business Job Protection Act of 1996 (the "1996 Act"), for federal income tax purposes, thrift institutions such as the Association, were permitted to establish tax reserves for bad debts and to make annual additions thereto. Such additions could, within specified limitations, be deducted in arriving at taxable income. Similar deductions for additions to the Association's bad debt reserve were permitted under the New York State Franchise Tax and the New York City Financial Corporation Tax. Under the 1996 Act, the Association is unable to make additions to its tax bad debt reserve, is permitted to deduct bad debts only as they occur and is required to recapture the excess of the balance of such reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987.

The New York State and New York City tax laws have been amended to prevent a similar recapture of the Association's bad debt reserve, and to permit continued future use of the bad debt reserve method for purposes of determining the Association's New York State and New York City tax liabilities, so long as the Association continues to satisfy certain New York State and New York City definitional tests.

--------------------------------------------------------------------------------
Impact of New Accounting Standards

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 requires that all items that are components of "comprehensive income" be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as "the change in equity [net assets] of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Companies will be required to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, and requires reclassification of prior periods presented. As the requirements of SFAS No. 130 are disclosure-related, its implementation will have no impact on the Company's financial condition or results of operations.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires that enterprises report certain financial and descriptive information about operating segments in complete sets of financial statements of the Company and in condensed financial statements of interim periods issued to stockholders. SFAS No. 131 also requires that enterprises report certain information about their products and services, geographic areas in which they operate, and their major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. As the requirements of SFAS No. 131 are disclosure-related, its implementation will have no impact on the Company's financial condition or results of operations.

--------------------------------------------------------------------------------
The Year 2000 Problem

The Year 2000 Problem centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Company and its operations may be significantly affected by the Year 2000 Problem due to the nature of financial information. Software, hardware, and equipment both within and outside the Company's direct control and with whom the Company electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on the date field information, such as interest, payment or due dates and other operating functions, will generate results which could be significantly misstated, and the Company could experience a temporary inability to process transactions, send invoices or engage in similar normal business activities. In addition, under certain circumstances, failure to adequately address the Year 2000 Problem could adversely affect the viability of the Company's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 Problem could result in a significant adverse impact on the Company's products, services and competitive condition.

The Company has initiated formal communications with all of its significant suppliers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 Problem. The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 Problem will be mitigated without causing a material adverse impact on the operations of the Company. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Problem could have an impact on the operations of the Company. At this time, management does not believe that the impact and any resulting costs will be material.

Monitoring and managing the year 2000 project will result in additional direct and indirect costs to the Company. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software products for year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs will principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing any necessary contingency plans. The Company does not believe that such costs will have a material effect on results of operations. Both direct and indirect costs of addressing the Year 2000 Problem will be charged to earnings as incurred. Such costs have not been material to date.

--------------------------------------------------------------------------------
Impact of Inflation and Changing Prices

The consolidated financial statements and notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or, to the same extent, as the price of goods and services.

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


                                Astoria Financial Corporation 1997 Annual Report
independent auditors' report

--------------------------------------------------------------------------------
To The Board of Directors and Shareholders of Astoria Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Astoria Financial Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Astoria Financial Corporation and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
New York, New York
January 22, 1998

Astoria Financial Corporation and Subsidiary

consolidated statements of financial condition

                                                                                                   At December 31,
                                                                                           -------------------------------
(In Thousands, Except Share Data)                                                              1997                 1996
--------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                    $    31,780          $   18,923
Federal funds sold and repurchase agreements                                                   110,550              56,000
Mortgage-backed securities available-for-sale (at estimated fair value)                      2,700,920           2,100,376
Other securities available-for-sale (at estimated fair value)                                  159,336             196,286
Mortgage-backed securities held-to-maturity
  (estimated fair value of $1,369,738 and $1,309,007, respectively)                          1,361,404           1,321,613
Other securities held-to-maturity (estimated fair value of
  $1,255,097 and $637,338, respectively)                                                     1,249,045             639,402
Federal Home Loan Bank of New York stock                                                        60,050              32,354
Loans receivable                                                                             4,345,006           2,651,416
  Less allowance for loan losses                                                                40,039              14,089
--------------------------------------------------------------------------------------------------------------------------
  Loans receivable, net                                                                      4,304,967           2,637,327
Real estate owned and investments in real estate, net                                           16,264              12,129
Accrued interest receivable                                                                     60,318              43,976
Premises and equipment, net                                                                    113,727              83,424
Goodwill                                                                                       258,159             100,088
Other assets                                                                                   101,873              30,865
--------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                           $10,528,393          $7,272,763
==========================================================================================================================
Liabilities and Stockholders' Equity
Liabilities:
  Deposits                                                                                 $ 6,220,918          $4,513,093
  Reverse repurchase agreements                                                              2,882,765           1,845,000
  Federal Home Loan Bank of New York advances                                                  390,016             266,514
  Mortgage escrow funds                                                                         45,217              26,520
  Accrued expenses and other liabilities                                                        90,053              32,807
--------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                        9,628,969           6,683,934

Stockholders' Equity:
  Preferred stock, $1.00 par value; 5,000,000 shares authorized:
    Series A (325,000 authorized and -0- shares issued and
      outstanding)                                                                                  --                  --
    Series B (2,000,000 and -0- shares authorized,
      issued and outstanding, respectively)                                                      2,000                  --
  Common stock, $.01 par value;
    (70,000,000 shares authorized; 26,451,252 and
      26,361,704 issued, respectively; 26,197,768 and
      21,472,886 outstanding, respectively)                                                        265                 264
  Additional paid-in capital                                                                   497,284             330,398
  Retained earnings--substantially restricted                                                  430,549             379,876
  Treasury stock (253,484 and 4,888,818 shares,
    at cost, respectively)                                                                     (13,867)            (91,188)
  Net unrealized gains on securities, net of taxes                                               7,918                 156
  Unallocated common stock held by ESOP                                                        (21,488)            (24,489)
  Unearned common stock held by RRPs                                                            (3,237)             (6,188)
--------------------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                                 899,424             588,829
--------------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                             $10,528,393          $7,272,763
==========================================================================================================================

See accompanying Notes to Consolidated Financial Statements.


                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report
42

Astoria Financial Corporation and Subsidiary

consolidated statements of operations

                                                                  Year Ended December 31,
                                                  ----------------------------------------------------
(In Thousands, Except Share Data)                      1997                 1996                1995
------------------------------------------------------------------------------------------------------
Interest income:
  Mortgage loans                                  $   255,803          $   187,219         $   153,262
  Consumer and other loans                              5,418                6,021               6,496
  Mortgage-backed securities                          235,731              246,761             238,232
  Federal funds sold and repurchase agreements          8,184                2,978               9,021
  Other securities                                     74,265               48,195              27,965
------------------------------------------------------------------------------------------------------
Total interest income                                 579,401              491,174             434,976
------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                            211,983              191,746             183,957
  Borrowed funds                                      152,367              112,735              81,748
------------------------------------------------------------------------------------------------------
Total interest expense                                364,350              304,481             265,705
------------------------------------------------------------------------------------------------------
Net interest income                                   215,051              186,693             169,271
Provision for loan losses                               3,061                3,963               2,007
------------------------------------------------------------------------------------------------------
Net interest income after provision for loan
 losses                                               211,990              182,730             167,264
------------------------------------------------------------------------------------------------------
Non-interest income:
  Customer service and loan fees                       11,247                9,084               6,939
  Net gain on sales of securities and loans             7,045                1,604                  11
  Other                                                 3,971                3,034               2,516
------------------------------------------------------------------------------------------------------
Total non-interest income                              22,263               13,722               9,466
------------------------------------------------------------------------------------------------------
Non-interest expense:
  General and administrative:
    Compensation and benefits                          57,235               49,587              45,412
    Occupancy, equipment and systems                   26,550               23,155              20,753
    Federal deposit insurance premiums                  3,068                9,573               9,713
    Advertising                                         3,942                3,379               4,091
    Other                                              13,280               10,471              10,375
------------------------------------------------------------------------------------------------------
  Total general and administrative                    104,075               96,165              90,344
  Real estate operations, net                             463               (2,723)             (3,344)
  Provision for (recovery of) real estate losses          359               (1,747)                259
  Amortization of goodwill                             11,264                8,684               8,307
  SAIF recapitalization assessment                         --               28,545                  --
------------------------------------------------------------------------------------------------------
Total non-interest expense                            116,161              128,924              95,566
------------------------------------------------------------------------------------------------------
Income before income tax expense                      118,092               67,528              81,164
Income tax expense                                     49,628               30,675              35,743
------------------------------------------------------------------------------------------------------
Net income                                        $   68,464           $    36,853         $    45,421
======================================================================================================
Basic earnings per common share                   $     3.26           $      1.87         $      2.16
======================================================================================================
Diluted earnings per common share                 $     3.04           $      1.79         $      2.10
======================================================================================================
Basic weighted average common shares               20,552,574           19,683,273          21,017,742
Diluted weighted average common
  and common equivalent shares                     21,994,383           20,545,205          21,678,872

Shares and related amounts for prior periods have been restated as a result of the implementation of SFAS No. 128.

See accompanying Notes to Consolidated Financial Statements.

Astoria Financial Corporation and Subsidiary

consolidated statements of changes in stockholders' equity

                                                                       Year Ended December 31,
                                                              ------------------------------------------
(In Thousands, Except Share Data)                               1997             1996             1995
--------------------------------------------------------------------------------------------------------
Preferred Stock
Balance at beginning of year                                  $     --         $     --         $     --
Issuance of Series B, preferred stock (2,000,000 shares)
  to effect acquisition of The Greater New York Savings Bank     2,000               --               --
--------------------------------------------------------------------------------------------------------
Balance at end of year                                           2,000               --               --
--------------------------------------------------------------------------------------------------------
Common Stock
Balance at beginning of year                                       264              264              264
Issuance of common stock (89,548 shares) to effect
  acquisition of The Greater New York Savings Bank                   1               --               --
--------------------------------------------------------------------------------------------------------
Balance at end of year                                             265              264              264
--------------------------------------------------------------------------------------------------------
Additional Paid-In Capital
Balance at beginning of year                                   330,398          325,992          322,913
Conversion of acquiree stock options into Astoria
  Financial Corporation stock options                            8,572               --            1,755
Issuance of common stock and Series B, preferred stock to
  effect acquisition of The Greater New York Savings Bank      144,191               --               --
Amortization relating to allocation of
  ESOP stock and tax benefit of RRP stock                       11,169            4,406            1,324
Tax benefit on exercise of stock options                         2,954               --               --
--------------------------------------------------------------------------------------------------------
Balance at end of year                                         497,284          330,398          325,992
--------------------------------------------------------------------------------------------------------
Retained Earnings--Substantially Restricted
Balance at beginning of year                                   379,876          351,923          310,564
Net income                                                      68,464           36,853           45,421
Cash dividends declared on common stock
  ($0.56, $0.43 and $0.20 per share, respectively)             (11,087)          (8,201)          (4,018)
Cash dividends declared on preferred stock                      (1,500)              --               --
Loss on issuance of treasury stock (321,504 shares,
  68,442 shares and 8,072 shares, respectively)                 (5,204)            (699)             (44)
--------------------------------------------------------------------------------------------------------
Balance at end of year                                         430,549          379,876          351,923
--------------------------------------------------------------------------------------------------------
Treasury Stock
Balance at beginning of year                                   (91,188)         (60,693)         (34,252)
Common stock repurchased (1,381,997 shares,
  1,205,496 shares and 1,471,752 shares, respectively)         (61,718)         (31,672)         (26,592)
Treasury stock issued for options exercised (321,504 shares,
  68,442 shares and 8,072 shares, respectively)                  8,574            1,177              151
Issuance of treasury stock (5,695,827 shares) to effect
  acquisition of The Greater New York Savings Bank             130,465               --               --
--------------------------------------------------------------------------------------------------------
Balance at end of year                                         (13,867)         (91,188)         (60,693)
--------------------------------------------------------------------------------------------------------
Net Unrealized Gains (Losses) on Securities, Net of Taxes
Balance at beginning of year                                       156           11,126           (3,965)
Change in unrealized gains (losses) on
  securities available-for-sale                                  7,762          (10,970)          15,091
--------------------------------------------------------------------------------------------------------
Balance at end of year                                           7,918              156           11,126
--------------------------------------------------------------------------------------------------------
Unallocated Common Stock Held by ESOP
Balance at beginning of year                                   (24,489)         (27,355)         (30,126)
Amortization relating to allocation of ESOP stock                3,001            2,866            2,771
--------------------------------------------------------------------------------------------------------
Balance at end of year                                         (21,488)         (24,489)         (27,355)
--------------------------------------------------------------------------------------------------------
Unearned Common Stock Held by RRPs
Balance at beginning of year                                    (6,188)         (10,572)         (14,823)
Sale of unearned RRP stock (10,176 shares)                          --              147               --
Amortization relating to earned portion of RRP stock             2,951            4,237            4,251
--------------------------------------------------------------------------------------------------------
Balance at end of year                                          (3,237)          (6,188)         (10,572)
--------------------------------------------------------------------------------------------------------
Total stockholders' equity                                    $899,424         $588,829         $590,685
========================================================================================================

See accompanying Notes to Consolidated Financial Statements.


                                Astoria Financial Corporation 1997 Annual Report
44

Astoria Financial Corporation and Subsidiary

consolidated statements of cash flows

                                                                          Year Ended December 31,
                                                              ---------------------------------------------
(In Thousands)                                                    1997              1996           1995
-----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                  $   68,464         $  36,853       $   45,421
-----------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Amortization of net deferred loan origination fees,
     discounts, and premiums                                      (10,385)          (6,447)          (6,776)
    Provision for loan and real estate losses                       3,420            2,216            2,266
    Depreciation and amortization                                   6,835            5,662            5,021
    Net gain on sales of securities and loans                      (7,045)          (1,604)             (11)
    Amortization of goodwill                                       11,264            8,684            8,307
    Allocated and earned shares from ESOP and RRPs                 13,937           10,674            8,346
    Increase in accrued interest receivable                        (3,502)          (8,045)          (4,324)
    Increase in mortgage escrow funds                               3,255            3,935            2,366
    Decrease in other assets                                       43,345           15,341           25,335
    Increase (decrease) in accrued expenses and other
     liabilities                                                   30,521           (5,007)         (13,051)
-----------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                   160,109           62,262           72,900
-----------------------------------------------------------------------------------------------------------
  Cash flows from investing activities:
    Loan originations                                          (1,316,392)        (642,836)        (225,152)
    Loan purchases through third parties                         (201,275)        (317,180)        (254,061)
    Principal repayments on loans                                 481,505          346,924          250,472
    Principal payments on mortgage-backed securities
     held-to-maturity                                              80,635          101,063          370,898
    Principal payments on mortgage-backed securities
     available-for-sale                                           461,397          387,424            3,000
    Purchases of mortgage-backed securities
     held-to-maturity                                            (119,080)         (87,069)        (702,975)
    Purchases of mortgage-backed securities
     available-for-sale                                          (496,686)        (249,642)              --
    Purchases of other securities held-to-maturity               (743,799)        (415,482)        (232,310)
    Purchases of other securities available-for-sale              (23,694)         (36,359)            (515)
    Proceeds from maturities of other securities
     available-for-sale                                            45,001           20,009               --
    Proceeds from maturities of other securities
     held-to-maturity                                             139,514           50,860          129,538
    Proceeds from sales of securities available-for-sale
     and loans                                                    962,211           95,295          525,859
    Proceeds from sales of real estate owned and investments
     in real estate                                                26,740           18,089           26,381
    Purchases of premises and equipment, net of proceeds
     from sales                                                    (9,827)          (8,901)          (6,713)
    Cash paid for acquiree, net of cash and cash equivalents
     acquired                                                     (82,202)              --         (158,491)
-----------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                      (795,952)        (737,805)        (274,069)
-----------------------------------------------------------------------------------------------------------
  Cash flows from financing activities:
    Net increase (decrease) in deposits                           106,419          249,174          (71,129)
    Net increase in reverse repurchase agreements                 698,766          361,671          682,016
    Net (decrease) increase in FHLB of New York advances          (31,000)          45,000         (454,549)
    Costs to repurchase common stock                              (61,718)         (31,672)         (26,592)
    Cash dividends paid to stockholders                           (12,587)          (8,201)          (4,018)
    Cash received for options exercised, net of loss on
     issuance of treasury stock                                     3,370              478              107
    Cash received from sale of unallocated RRP stock                   --              147               --
-----------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                   703,250          616,597          125,835
-----------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents         67,407          (58,946)         (75,334)
  Cash and cash equivalents at beginning of year                   74,923          133,869          209,203
-----------------------------------------------------------------------------------------------------------
  Cash and cash equivalents at end of year                    $   142,330        $  74,923       $  133,869
===========================================================================================================
  Supplemental disclosures:
    Cash paid during the year:
      Interest                                                $   358,263        $ 296,555       $  262,418
===========================================================================================================
      Income taxes                                            $   11,003         $  26,065       $   31,460
===========================================================================================================
    Additions to real estate owned                            $    6,912         $   8,896       $   12,732
===========================================================================================================
    Transfers of securities from held-to-maturity to
     available-for-sale, net                                  $       --         $      --       $2,437,151
===========================================================================================================

Supplemental Information to the Consolidated Statements of Cash Flows Relating to The Greater and Fidelity Acquisitions

Noncash investing and financing transactions relating to The Greater and Fidelity acquisitions that are not reflected in the Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1995, respectively, are listed below:

(In Thousands)
-----------------------------------------------------------------------------------------------------------
Fair value of assets acquired, excluding cash and cash
  equivalents acquired                                        $ 2,340,822                        $ 1,824,776
Liabilities assumed                                            (2,140,102)                        (1,772,060)
Conversion of stock options and common stock previously
  acquired from acquiree                                          (13,132)                            (6,367)
Goodwill                                                          169,335                            112,142
75% stock consideration                                          (274,721)                                --
-----------------------------------------------------------------------------------------------------------
Cash paid for acquiree, net of cash  and cash equivalents
  acquired                                                    $    82,202                        $   158,491
============================================================================================================

See accompanying Notes to Consolidated Financial Statements.

Astoria Financial Corporation and Subsidiary

notes to consolidated financial statements

--------------------------------------------------------------------------------
1

Summary of Significant Accounting Policies

The accounting and reporting policies of Astoria Financial Corporation (the "Company") and subsidiary conform to generally accepted accounting principles. The following are the significant accounting and reporting policies that the Company follows in preparing and presenting their consolidated financial statements.

(a) Basis of Presentation

The accompanying consolidated financial statements of the Company include the accounts of its wholly-owned subsidiary, Astoria Federal Savings and Loan Association (the "Association"). All significant intercompany transactions and balances are eliminated in consolidation.

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

(b) Cash Equivalents

For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and repurchase agreements with original maturities of three months or less.

(c) Securities

The Company follows Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). The Company's available-for-sale portfolio is carried at estimated fair value, with any unrealized gains and losses, net of taxes, reported as a separate component of stockholders' equity. The securities which the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Premiums and discounts are recognized as adjustments to interest income using the interest method over the remaining period to contractual maturity, adjusted for estimated prepayments when applicable. Gains and losses on the sale of all securities are determined using the specific identification method and are reflected in earnings when realized. For the years ending December 31, 1997 and 1996, the Company did not maintain a trading portfolio.

The Company's available-for-sale and held-to-maturity portfolios consist primarily of mortgage pass-through certificates, collateralized mortgage obligations ("CMOs"), real estate investment conduits ("REMICs") and U.S. Government bonds and notes.

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


                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report
46

The Company follows Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114") and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" ("SFAS No. 118"). Under SFAS No. 114 and SFAS No. 118, a loan is considered impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement. Interest income received on impaired non-accrual loans is recognized on a cash basis. Interest income on other impaired loans is recognized on an accrual basis.

(e) Real Estate Owned and Investments in Real Estate

Real estate acquired through foreclosure or the collection process is carried at the lower of cost or estimated fair value at the date of acquisition, and at the lower of the new cost basis or estimated fair value, less estimated selling costs, thereafter. Fair value is determined through current appraisals. Write-downs required at the time of acquisition are charged to the allowance for loan losses. Thereafter, the Company maintains an allowance for actual and potential future declines in value.

Investments in unconsolidated real estate joint ventures are accounted for using the equity method of accounting. Interest and other carrying charges are capitalized on projects in process of development. The recognition of gains on the sale of real estate is dependent upon the terms of sale and various other factors. Valuation allowances for estimated losses are charged to income when the carrying value of real estate held for investment exceeds its estimated fair value.

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

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " ("SFAS No. 121"). SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss, measured by the difference between the carrying amount of the asset and its fair value, must be recognized in the event that the sum of the expected future cash flows (undiscounted and without interest charges) from the use and eventual disposition of the asset is less than the carrying value of the asset. In addition, SFAS No. 121 requires that long-lived assets and certain identified intangibles intended to be disposed of be reported at the lower of carrying amount or fair value less selling costs. The Company's adoption of SFAS No. 121 on January 1, 1996, did not have an impact on its financial condition or results of operations.

(g) Excess of Cost Over Estimated Fair Value of Net Assets Acquired ("Goodwill")

The portion, if any, of intangible assets generated in acquisitions identified as core deposit intangible is amortized using the interest method over the estimated lives of the related liabilities. The remaining portion is considered goodwill and is amortized using a straight line method over varying periods up to fifteen years. Goodwill is evaluated periodically by the Company for impairment in response to changes in circumstances or events.

(h) Reverse Repurchase Agreements (Securities Sold Under Agreements to
Repurchase)

The Company enters into sales of securities under agreements to repurchase with selected dealers and banks. Such agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the Company's consolidated statements of financial condition. The securities underlying the agreements remain in the asset accounts.

Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), except for those transactions that are governed by Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS No. 127"). SFAS No. 127 was issued in December 1996 to extend the effective date of the provisions of SFAS No. 125 as they relate to secured borrowings, collateral and repurchase agreements, dollar rolls, securities lending and similar transactions for one year. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 based on consistent application of a financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company does not expect SFAS No.
125, as amended by SFAS No. 127, to have a material effect on its financial condition or results of operations.

(i) Interest Rate Caps/Floors and Interest Rate Swaps

As part of its asset/liability management program, the Company from time-to-time utilizes interest rate caps and floors and interest rate swaps to reduce the Company's sensitivity to interest rate fluctuations. Premiums paid for interest rate caps and floors are amortized to interest expense over the terms of the agreements. Net interest income is decreased or increased on a current basis by amounts receivable or payable with respect to the rate caps and floors purchased or sold. The net interest differential, resulting from the difference between exchanging variable and fixed rate interest payments as part of an interest rate swap is recorded as a component of net interest income.

(j) Income Taxes

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

(k) Earnings Per Share ("EPS") and Stock Split

During the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). The Company has applied the provisions of SFAS No. 128 in its calculation of EPS for the year ended December 31, 1997, and has restated all prior-period EPS data presented. SFAS No. 128 simplified the standards for computing EPS previously found in Accounting Principles Board Opinion No. 15, and replaced the presentation of primary EPS and fully diluted EPS with the presentation of basic EPS and diluted EPS, respectively. Upon adoption of SFAS No. 128, the change from primary EPS to basic EPS and from fully diluted EPS to diluted EPS resulted in modest increases in both EPS presentations.

On April 17, 1996, the Company's Board of Directors approved a two-for-one stock split, in the form of a 100% stock dividend, which was paid on June 3, 1996. Accordingly, all capital accounts, share and per common share data have been restated for all reported periods to reflect the stock split.

(l) Employee Benefits

The Company follows the provisions of the AICPA's Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). In accordance with SOP 93-6, compensation expense is recorded at an amount equal to the shares allocated by the Employee Stock Ownership Plan ("ESOP") multiplied by the average fair value during the year of the Company's common stock. For EPS and other per-share disclosure, ESOP shares that have been committed to be released are considered outstanding. ESOP shares that have not been committed to be released (unallocated shares) are excluded from outstanding shares on a weighted average basis for EPS calculations. The difference between the average fair value of shares for the period and the $12.50 per share cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital.

The Company follows Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106") for medical and dental coverage provided to select individuals upon retirement. This statement requires that the cost of postretirement benefits, primarily health care benefits, be accrued during an employee's active working career.

In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") was issued. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans. SFAS No. 123 established a fair value-based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value-based method that is contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). SFAS No. 123 does not require an entity to adopt the new fair value-based method for purposes of preparing its basic financial statements. While the SFAS No. 123 fair value-based method is considered by the FASB to be preferable to the APB No. 25 method, an entity is allowed to continue to use the APB No.
25 method for preparing
its basic financial statements. The Company has chosen to continue to use the APB No. 25 method, however, SFAS No. 123 requires the presentation of pro forma net income and EPS information, in the notes to the financial statements, as if the fair value-based method had been adopted. See Note 17 for the presentation of this pro forma information.

(m) Treasury Stock

Repurchases of common stock are accounted for under the cost method, whereby shares repurchased are recorded in a contra-equity account.

--------------------------------------------------------------------------------
2

Stockholders' Equity

On May 19, 1993, the Board of Directors of the Association adopted a Plan of Conversion to convert from a federally-chartered mutual savings and loan association to a federally-chartered capital stock savings and loan association. On November 18, 1993, the conversion was completed and the Company completed its initial public offering and issued 26,361,704 shares of common stock (par value $.01 per share) at a price of $12.50 per share resulting in proceeds, net of costs related to the conversion, of approximately $322,584,000. The Company retained $105,000,000 of the net proceeds and used the remaining net proceeds to purchase all of the outstanding stock of the Association. Parent company only financial information is presented in Note 20.

At the time of conversion, the Association established a liquidation account with a balance equal to the retained earnings reflected in its June 30, 1993 statement of financial condition. As part of its acquisitions of Fidelity New York, F.S.B. ("Fidelity"), and The Greater New York Savings Bank ("The Greater"), (see Note 3), the Association established liquidation accounts equal to the account balances previously maintained by Fidelity and The Greater for eligible account holders. These liquidation accounts will be reduced annually to the extent that eligible account holders reduce their qualifying deposits as of each anniversary date. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation accounts in an amount proportionate to the current adjusted qualifying balances for accounts then held.

In connection with the acquisition of The Greater ("The Greater Acquisition"), the Company issued 5,785,375 shares of its common stock, of which 5,695,827 were treasury shares. In addition, the Company issued 2,000,000 shares of 12% Noncumulative Perpetual Preferred Stock, Series B (the "Series B Preferred Stock") in exchange for all of the outstanding 12% Noncumulative Preferred Stock, Series B of The Greater. The Series B Preferred Stock, which has a par value of $1.00 per share and a liquidation preference of $25.00 per share, may be redeemed at the option of the Company, in whole or in part, on or after October 1, 2003, at an initial price of $27.25 per share and declining ratably to $25.00 per share on October 1, 2013. Dividends on the Series B Preferred Stock are not cumulative but, if declared by the Company, are payable quarterly.

During the years ended December 31, 1997, 1996 and 1995, the Company repurchased 1,381,997, 1,205,496 and 1,471,752 shares, respectively, of its common stock for an aggregate cost of $61.7 million, $31.7 million and $26.6 million, respectively. These repurchases may be used to, among other things, satisfy obligations arising from the Company's stock option plans. During 1997, these repurchases were primarily used as consideration for The Greater Acquisition.

The Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below the Association's applicable regulatory capital maintenance requirements or the amount required for the liquidation accounts, or if such declaration and payment would otherwise violate regulatory requirements. While the payment of a cash dividend by the Company is not subject to the payment of a dividend to the Company by the Association, the ability of the Company to continue to fund the payment of future cash dividends could be dependent upon the Association continuing to declare and pay cash dividends to the Company, which is subject to regulatory requirements including in certain instances prior notice to or approval of the OTS.

On July 19, 1995, the Company adopted a dividend reinvestment and stock purchase plan (the "Plan"). The Plan which became effective on December 1, 1995, required no additional shares to be issued out of authorized and unissued shares, although 300,000 shares of authorized and unissued shares were reserved for use by the Plan, should the need arise.

On July 18, 1996, the Company adopted a Stockholders Rights Plan (the "Rights Plan") and declared a dividend of one preferred share purchase right ("Right") for each outstanding share of common stock of the Company. Each Right, initially, will entitle stockholders to buy a one one-hundredth interest in a share of a new series of preferred stock of the Company at an exercise price of $100.00 upon the occurrence of certain events described in the Rights Plan. The Company reserved 325,000 shares of its available preferred stock for such series. The Rights Plan was not adopted in response to any specific event, but is intended to help ensure that all stockholders of the Company receive fair and equitable treatment in the event of any proposed acquisition of the Company and guards against partial tender offers, squeeze-outs and other tactics that may be used to gain control of the Company without paying all stockholders a fair and full

                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report
value for their investment in the Company. The Rights Plan will not prevent the Company from being acquired, but rather encourages potential acquirors to negotiate any such proposed transaction with the Board of Directors, who has the responsibility to act in the best interest of all the Company's stockholders.

--------------------------------------------------------------------------------
3

Acquisitions

The Greater Acquisition

After the close of business on September 30, 1997, the Company successfully completed The Greater Acquisition, with The Greater merging with and into the Association in a transaction which was accounted for as a purchase. The cost of The Greater Acquisition was $399.5 million, including approximately $38.2 million of acquisition-related costs. The aggregate consideration paid to holders of The Greater's common stock consisted of 0.50 shares of the Company's common stock per share of The Greater's common stock for 75% of the shares of The Greater's common stock and $19.00 per share of The Greater's common stock for the remaining 25% of the shares of The Greater's common stock. In addition, the Company issued 2,000,000 shares of 12% Noncumulative Perpetual Preferred Stock, Series B, in exchange for all of the outstanding 12% Noncumulative Preferred Stock, Series B of The Greater.

As a result of The Greater Acquisition, after the close of business on September 30, 1997, the Company had $10.31 billion in assets and $6.16 billion in deposits. Pursuant to Accounting Principles Board Opinion No. 16, fair market value adjustments were made to the carrying value of The Greater's assets and liabilities as of September 30, 1997, with the resultant discounts and premiums being amortized to income over the expected lives of the related assets and liabilities. Goodwill generated by The Greater Acquisition was $169.3 million, which is being amortized to expense on a straight line basis over 15 years. The Company provided funds for The Greater Acquisition from its normal cash flow. As of the completion of The Greater Acquisition, the Association continued to exceed each of its regulatory capital requirements. The Company's consolidated results of operations include The Greater's results of operations commencing October 1, 1997.

A summary of the net assets acquired (at their estimated fair values) in The Greater Acquisition is as follows:

                                                     After the Close of Business
(In Thousands)                                          on September 30, 1997
--------------------------------------------------------------------------------
                                                              (Unaudited)
Assets acquired:
  Cash and cash equivalents                                   $   29,422
  Other securities                                               141,178
  Mortgage-backed securities                                   1,148,076
  Loans and real estate held for sale, net                       228,353
  Loans receivable, net                                          664,406
  Net deferred tax asset                                          70,702
  Other assets                                                    88,107
--------------------------------------------------------------------------------
    Total assets acquired                                      2,370,244
--------------------------------------------------------------------------------
Liabilities assumed:
  Deposits                                                     1,601,312
  Borrowed funds                                                 493,515
  Other liabilities                                               45,275
--------------------------------------------------------------------------------
    Total liabilities assumed                                  2,140,102
--------------------------------------------------------------------------------
Net assets acquired                                           $  230,142
================================================================================

The following summarizes the actual and projected amortization of net premiums relating to the fair market value adjustments and goodwill:

                                                                                                                  Total
                                                              Net               Net                            Net Decrease
                                                          Premium on          Premium        Net Premium         in Income
(In Thousands)                           Goodwill         Securities         on Loans      on Liabilities      Before Taxes
---------------------------------------------------------------------------------------------------------------------------
Total as of acquisition date            $ 169,335           $13,803          $ 13,014          $(2,755)         $      --
Adjustment for sale of securities              --             2,364                --               --                 --
---------------------------------------------------------------------------------------------------------------------------
Balance after sale                        169,335            16,167            13,014           (2,755)                --
Amortization:
1997 actual                                (2,822)             (544)             (122)             272             (3,216)
1998 estimated                            (11,289)           (3,618)             (498)           1,155            (14,250)
1999 estimated                            (11,289)           (3,277)             (511)           1,146            (13,931)
2000 estimated                            (11,289)           (2,871)             (525)             155            (14,530)
2001 estimated                            (11,289)           (2,393)             (544)              23            (14,203)
thereafter estimated                     (121,357)           (3,464)          (10,814)               4           (135,631)


                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

Set forth below is the pro forma unaudited combined condensed consolidated results of operations of the Company and The Greater for the years ended December 31, 1997 and 1996. This information was prepared as if The Greater Acquisition had been consummated at the beginning of each year and is based on the historical financial statements of the Company and The Greater after giving effect to The Greater Acquisition under the purchase method of accounting.

Subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of the Company and The Greater. Accordingly, the following pro forma unaudited combined condensed consolidated financial information is not intended to be indicative of the results of operations which would have been attained had The Greater Acquisition been consummated at either of the foregoing dates or which may be attained in the future. The pro forma unaudited combined condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements of the Company and the historical financial statements of The Greater.

                                                              Year Ended December 31, 1997
                             ----------------------------------------------------------------------------------------------
                                                                     (Unaudited)
                                           For the Nine Months                       For the Three
                                        Ended September 30, 1997                     Months Ended
                             -----------------------------------------------       December 31, 1997           For the
                                Historical        Historical                          Historical             Year Ended
                             Astoria Financial    The Greater                      Astoria Financial      December 31, 1997
(In Thousands,                Corporation and         and         Pro Forma         Corporation and           Pro Forma
Except Per Share Data)          Subsidiary       Subsidiaries    Adjustments          Subsidiary              Combined
---------------------------------------------------------------------------------------------------------------------------
Interest income                   $401,460          $130,323      $ (4,973)            $177,941               $704,751
Interest expense                   252,467            76,150          (879)             111,883                439,621
---------------------------------------------------------------------------------------------------------------------------
Net interest income                148,993            54,173        (4,094)              66,058                265,130
Provision for loan losses            2,809            21,500            --                  252                 24,561
---------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses        146,184            32,673        (4,094)              65,806                240,569
Non-interest income (loss)          14,861            (1,289)           --                7,402                 20,974
Non-interest expense                78,969            41,200         8,467               37,192                165,828
---------------------------------------------------------------------------------------------------------------------------
Income (loss) before
  income taxes                      82,076            (9,816)      (12,561)              36,016                 95,715
Income tax
  expense (benefit)                 34,543            (3,668)       (5,659)              15,085                 40,301
---------------------------------------------------------------------------------------------------------------------------
Net income (loss)                 $ 47,533          $ (6,148)     $ (6,902)            $ 20,931               $ 55,414
===========================================================================================================================
Diluted earnings (loss)
  per common share (1)            $   2.35          $  (0.79)                          $   0.74               $   2.12
===========================================================================================================================

                                                                   Year Ended December 31, 1996
                                     --------------------------------------------------------------------------------------
                                        Historical                Historical
                                     Astoria Financial            The Greater
(In Thousands,                        Corporation and                 and              Pro Forma               Pro Forma
Except Per Share Data)                  Subsidiary               Subsidiaries         Adjustments              Combined
---------------------------------------------------------------------------------------------------------------------------
                                                                                                  (Unaudited)
Interest income                          $491,174                  $176,934            $ (6,619)               $661,489
Interest expense                          304,481                   104,577              (1,144)                407,914
---------------------------------------------------------------------------------------------------------------------------
Net interest income                       186,693                    72,357              (5,475)                253,575
Provision for loan losses                   3,963                     1,500                  --                   5,463
---------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses               182,730                    70,857              (5,475)                248,112
Non-interest income                        13,722                    10,797                  --                  24,519
Non-interest expense                      128,924                    52,108              11,289                 192,321
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                 67,528                    29,546             (16,764)                 80,310
Income taxes                               30,675                    11,047              (5,131)                 36,591
---------------------------------------------------------------------------------------------------------------------------
Net income                               $ 36,853                  $ 18,499            $(11,633)               $ 43,719
===========================================================================================================================
Diluted earnings per
  common share (1)                       $   1.79                  $   0.83                                    $   1.66
===========================================================================================================================

(1) Historical amounts have been restated as a result of the implementation of SFAS No. 128. The December 31, 1997 pro forma combined diluted earnings per common share calculation used the Company's historical diluted weighted average common and common equivalent shares for the quarter ended December 31, 1997. The December 31, 1996 pro forma combined diluted earnings per common share calculation used the Company's historical diluted weighted average common and common equivalent shares for the year ended December 31, 1996 plus 5,785,375 shares issued to The Greater's stockholders under the terms of The Greater Acquisition.

The pro forma unaudited combined condensed consolidated results of operations for the year ended December 31, 1997 were calculated based upon actual results of operations of the individual institutions for the nine months ended September 30, 1997 and applying pro forma unaudited purchase accounting adjustments and actual results of operations of the combined institutions for the months of October through December 1997. The pro forma unaudited combined condensed consolidated results of operations for the year ended December 31, 1996 were calculated based upon actual results of operations of the individual institutions for the year ended December 31, 1996 and applying pro forma unaudited purchase accounting adjustments. Shortly after The Greater Acquisition, the Company restructured the resulting portfolio by selling $239.0 million of securities with a purchased discount of $2.4 million and utilized the proceeds from the sale to satisfy $170.0 million of short-term borrowings. In addition, during the fourth quarter of 1997, the Company sold $216.5 million of real estate assets and loans which were primarily non-performing assets.

Fidelity Acquisition

After the close of business on January 31, 1995, the Company completed the acquisition of Fidelity, with Fidelity merging with and into the Association, in a transaction which was accounted for as a purchase (the "Fidelity Acquisition"). The cost of the acquisition was $157.8 million including approximately $21.3 million of acquisition-related costs. Goodwill generated by the acquisition was $112.1 million, which is being amortized to expense on a straight line basis over 15 years. The balance of goodwill at December 31, 1997 is $90.3 million. The Company's consolidated results of operations include Fidelity's results of operations commencing February 1, 1995.

--------------------------------------------------------------------------------
4

Repurchase Agreements

The Company and the Association purchase securities under agreements to resell (repurchase agreements). These agreements represent short-term loans and are reflected as an asset in the consolidated statements of financial condition. The Company may sell, loan or otherwise dispose of such securities to other parties in the normal course of operations. Substantially the same securities are to be resold at maturity of the repurchase agreements. As of December 31, 1997, one repurchase agreement for $1,550,000 was outstanding. There were no such repurchase agreements outstanding as of December 31, 1996.

Securities purchased under repurchase agreements averaged $11,510,000 during 1997 and $13,736,000 per month for two months during 1996. The maximum amounts of such agreements outstanding at any month end, during the years ended December 31, 1997 and 1996, were $26,518,000 and $17,064,000, respectively.


                                Astoria Financial Corporation 1997 Annual Report

--------------------------------------------------------------------------------
5

Securities

The amortized cost and estimated fair value of securities available-for-sale and held-to-maturity at December 31, 1997 and 1996 are as follows:

                                                                      At December 31, 1997
                                                       --------------------------------------------------
                                                                       Gross       Gross        Estimated
                                                        Amortized   Unrealized   Unrealized       Fair
(In Thousands)                                            Cost         Gains       Losses         Value
---------------------------------------------------------------------------------------------------------
Available-for-sale:
  Mortgage-backed securities:
    GNMA pass-through certificates                     $  316,726   $    2,716   $     (440)   $  319,002
    FHLMC pass-through certificates                       362,570        3,852         (768)      365,654
    FNMA pass-through certificates                        122,864          361         (715)      122,510
    Other pass-through certificates                       497,976        8,365       (2,970)      503,371
    REMICs and CMOs:
      Agency issuance                                   1,164,895        2,845       (5,924)    1,161,816
      Non agency issuance                                 209,082        1,346          (69)      210,359
    Other                                                  18,208           14          (14)       18,208
---------------------------------------------------------------------------------------------------------
      Total mortgage-backed securities                  2,692,321       19,499      (10,900)    2,700,920
---------------------------------------------------------------------------------------------------------
  Other securities:
    Obligations of the U.S. Government and agencies        83,023           32         (298)       82,757
    FNMA and FHLMC preferred stock                         56,915        3,086           --        60,001
    Equity and other securities                            14,063        2,538          (23)       16,578
---------------------------------------------------------------------------------------------------------
      Total other securities                              154,001        5,656         (321)      159,336
---------------------------------------------------------------------------------------------------------
Total available-for-sale                               $2,846,322   $   25,155   $  (11,221)   $2,860,256
=========================================================================================================
Held-to-maturity:
  Mortgage-backed securities:
    GNMA pass-through certificates                     $   71,321   $    4,171   $       --    $   75,492
    FHLMC pass-through certificates                        21,308          969           (4)       22,273
    FNMA pass-through certificates                         19,425          104         (130)       19,399
    REMICs and CMOs:
      Agency issuance                                     926,779        6,597       (2,404)      930,972
      Non agency issuance                                 322,571          594       (1,563)      321,602
---------------------------------------------------------------------------------------------------------
      Total mortgage-backed securities                  1,361,404       12,435       (4,101)    1,369,738
---------------------------------------------------------------------------------------------------------
  Other securities:
    Obligations of the U.S. Government and agencies     1,189,300        7,282       (1,223)    1,195,359
    Obligations of states and political subdivisions       49,725           --          (34)       49,691
    Corporate debt securities                              10,020           28           (1)       10,047
---------------------------------------------------------------------------------------------------------
      Total other securities                            1,249,045        7,310       (1,258)    1,255,097
---------------------------------------------------------------------------------------------------------
Total held-to-maturity                                 $2,610,449   $   19,745   $   (5,359)   $2,624,835
=========================================================================================================

                                                                      At December 31, 1996
                                                       --------------------------------------------------
                                                                       Gross       Gross        Estimated
                                                        Amortized   Unrealized   Unrealized       Fair
(In Thousands)                                            Cost         Gains       Losses         Value
---------------------------------------------------------------------------------------------------------
Available-for-sale:
  Mortgage-backed securities:
    GNMA pass-through certificates                     $  235,751   $    2,256   $   (1,319)   $  236,688
    FHLMC pass-through certificates                       262,044        1,338       (1,785)      261,597
    FNMA pass-through certificates                         46,364           69         (319)       46,114
    Other pass-through certificates                       398,014        7,340         (439)      404,915
    REMICs and CMOs:
      Agency issuance                                   1,142,349        4,225      (11,952)    1,134,622
      Non agency issuance                                  15,764          924         (248)       16,440
---------------------------------------------------------------------------------------------------------
      Total mortgage-backed securities                  2,100,286       16,152      (16,062)    2,100,376
---------------------------------------------------------------------------------------------------------
  Other securities:
    Obligations of the U.S. Government and agencies       128,999           57       (1,454)      127,602
    FNMA and FHLMC preferred stock                         60,600          872           --        61,472
    Equity and other securities                             6,426          790           (4)        7,212
---------------------------------------------------------------------------------------------------------
      Total other securities                              196,025        1,719       (1,458)      196,286
---------------------------------------------------------------------------------------------------------
Total available-for-sale                               $2,296,311   $   17,871   $  (17,520)   $2,296,662
=========================================================================================================
Held-to-maturity:
  Mortgage-backed securities:
    GNMA pass-through certificates                     $   86,733   $    3,795   $      (73)   $   90,455
    FHLMC pass-through certificates                        28,189        1,021          (16)       29,194
    FNMA pass-through certificates                         22,044           75         (611)       21,508
    REMICs and CMOs:
      Agency issuance                                     936,692        2,315      (12,912)      926,095
      Non agency issuance                                 247,955          186       (6,386)      241,755
---------------------------------------------------------------------------------------------------------
      Total mortgage-backed securities                  1,321,613        7,392      (19,998)    1,309,007
---------------------------------------------------------------------------------------------------------
  Other securities:
    Obligations of the U.S. Government and agencies       578,293        1,810       (3,813)      576,290
    Obligations of states and political subdivisions       51,063           --          (81)       50,982
    Corporate debt securities                              10,046           22           (2)       10,066
---------------------------------------------------------------------------------------------------------
      Total other securities                              639,402        1,832       (3,896)      637,338
---------------------------------------------------------------------------------------------------------
Total held-to-maturity                                 $1,961,015   $    9,224   $  (23,894)   $1,946,345
=========================================================================================================

The total net unrealized gains on securities reported as a separate component of stockholders' equity was $7,918,000, net of taxes of $5,941,000 at December 31, 1997. At December 31, 1996, the net unrealized gains on securities reported as a separate component of stockholder's equity, was $156,000, net of taxes of $115,000.

During the year ended December 31, 1997, the Company's proceeds from sales of securities available-for-sale totaled $733,388,000. Gross gains and gross losses recognized on such sales were $5,817,000 and $2,024,000, respectively. During the year ended December 31, 1996, the Company's proceeds from sales of securities available-for-sale totaled $84,073,000. Gross gains recognized on such sales were $1,566,000. There were no gross losses recorded on sales of securities available-for-sale during the year ended December 31, 1996. During the year ended December 31, 1995, immediately subsequent to the close of the Fidelity Acquisition, the Company sold approximately $521,087,000 of securities acquired in the transaction; as these securities were already recorded at their estimated fair values, no gain or loss was recorded. There were no other sales of securities available-for-sale during the year ended December 31, 1995.

Included in the obligations of states and political subdivisions are New York City Housing Development Corporation Bonds which are tax-exempt FHA mortgage-backed bonds with an amortized cost of approximately $44,245,000 and $45,105,000 at December 31, 1997 and 1996, respectively. The fair value of these bonds is not readily available and, therefore, they are reported as having an estimated fair value equal to their amortized cost.

The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, excluding mortgage-backed securities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. As of December 31, 1997, the amortized cost of such callable securities totaled $1,123,743,000 of which $466,738,000 are callable within a year and $657,005,000 are callable in one to three years. Securities called during the year ended December 31, 1997 totaled $138,095,000.

                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

                                                         At December 31, 1997
                                                      --------------------------
                                                                      Estimated
                                                      Amortized         Fair
(In Thousands)                                           Cost           Value
--------------------------------------------------------------------------------
Available-for-sale:
Due in one year or less                               $   40,023      $   39,825
Due after one year through five years                     52,986          52,952
Due after ten years                                           48              33
--------------------------------------------------------------------------------
Total available-for-sale                              $   93,057      $   92,810
================================================================================
Held-to-maturity:
Due in one year or less                               $   66,972      $   66,407
Due after one year through five years                     27,638          27,611
Due after five years through ten years                   389,950         395,725
Due after ten years                                      764,485         765,354
--------------------------------------------------------------------------------
Total held-to-maturity                                $1,249,045      $1,255,097
================================================================================

--------------------------------------------------------------------------------
6

Loans Receivable

Loans receivable, net, are summarized as follows:

                                                           At December 31,
                                                    ----------------------------
(In Thousands)                                          1997            1996
--------------------------------------------------------------------------------
Mortgage loans:
  Secured by one-to-four family residences          $ 3,561,673     $ 2,259,409
  Secured by multi-family properties                    331,968         166,836
  Secured by commercial properties                      378,558         168,229
--------------------------------------------------------------------------------
                                                      4,272,199       2,594,474
    Net deferred loan origination fees                   (6,011)         (5,923)
    Net unamortized premium                              25,532           4,756
--------------------------------------------------------------------------------
Total mortgage loans                                  4,291,720       2,593,307
--------------------------------------------------------------------------------
Consumer and other loans:
  Home equity                                            32,652          34,895
  Passbook                                                4,956           4,022
  Credit card                                                --           8,431
  Other                                                  15,678          10,761
--------------------------------------------------------------------------------
Total consumer and other loans                           53,286          58,109
--------------------------------------------------------------------------------
Total loans                                           4,345,006       2,651,416
  Allowance for loan losses                             (40,039)        (14,089)
--------------------------------------------------------------------------------
Loans receivable, net                               $ 4,304,967     $ 2,637,327
================================================================================

As of December 31, 1997 and 1996, the Company had loans in non-accrual status, included in loans receivable, of approximately $38,093,000 and $26,064,000, respectively. If all non-accrual loans had been performing in accordance with their original terms, the Company would have recorded interest income, with respect to such loans, of $2.9 million, $2.4 million and $4.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. This compares to $1.2 million, $934,000 and $1.3 million, respectively, of actual payments recorded, with respect to such loans, as interest income.

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

The following table summarizes information regarding the Company's impaired mortgage loans:

                                                     At December 31, 1997
                                              ----------------------------------
                                                         Allowance
                                              Recorded    for Loan       Net
(In Thousands)                               Investment    Losses     Investment
--------------------------------------------------------------------------------
One-to-four family:
  With a related allowance                    $   777     $  (156)     $   621
  Without a related allowance                   8,014          --        8,014
--------------------------------------------------------------------------------
    Total one-to-four family                    8,791        (156)       8,635
--------------------------------------------------------------------------------
Commercial and multi-family:
  With a related allowance                     14,967      (2,725)      12,242
  Without a related allowance                   1,317          --        1,317
--------------------------------------------------------------------------------
    Total commercial and multi-family          16,284      (2,725)      13,559
--------------------------------------------------------------------------------
Total impaired loans                          $25,075     $(2,881)     $22,194
================================================================================

                                                     At December 31, 1996
                                              ----------------------------------
                                                         Allowance
                                              Recorded    for Loan       Net
(In Thousands)                               Investment    Losses     Investment
--------------------------------------------------------------------------------
One-to-four family:
  With a related allowance                    $ 1,383     $  (372)     $ 1,011
  Without a related allowance                     161          --          161
--------------------------------------------------------------------------------
    Total one-to-four-family                    1,544        (372)       1,172
--------------------------------------------------------------------------------
Commercial and multi-family:
  With a related allowance                      5,285        (729)       4,556
  Without a related allowance                     132          --          132
--------------------------------------------------------------------------------
    Total commercial and multi-family           5,417        (729)       4,688
--------------------------------------------------------------------------------
Total impaired loans                          $ 6,961     $(1,101)     $ 5,860
================================================================================

The Company's average recorded investment in impaired loans for the years ended December 31, 1997 and 1996 was $11,662,000 and $8,860,000, respectively.
Interest income recognized on impaired loans, which was not materially different from cash-basis interest income, amounted to $1,203,000, $947,000 and $608,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

The Company services mortgage loans for investors with unpaid principal balances of approximately $142,584,000 and $109,521,000 at December 31, 1997 and 1996,
respectively, which are not reflected in the accompanying consolidated statements of financial condition. In addition, no servicing right asset has been recognized in the consolidated statements of financial condition.

--------------------------------------------------------------------------------
7

Allowance for Loan Losses

Activity in the allowance for loan losses is summarized as follows:

                                                     Year Ended December 31,
                                                   -----------------------------
(In Thousands)                                      1997       1996      1995
--------------------------------------------------------------------------------
Balance at beginning of year                       $14,089    $13,495   $12,173
Allowance of acquired institution                   25,433         --     3,528
Provision charged to operations                      3,061      3,963     2,007
Charge-offs (net of recoveries of $1,368, $1,124
  and $1,071, respectively)                         (2,544)    (3,369)   (4,213)
--------------------------------------------------------------------------------
Balance at end of year                             $40,039    $14,089   $13,495
================================================================================

                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

--------------------------------------------------------------------------------
8

Real Estate

Real estate owned and investments in real estate are summarized as follows:

                                                             At December 31,
                                                       -------------------------
(In Thousands)                                           1997            1996
--------------------------------------------------------------------------------
One-to-four-family, co-op and condo                    $  9,860        $  6,546
Multi-family and commercial                               2,001             763
Land                                                      5,896           6,865
--------------------------------------------------------------------------------
                                                         17,757          14,174
Allowance for losses                                     (1,493)         (2,045)
--------------------------------------------------------------------------------
                                                       $ 16,264        $ 12,129
================================================================================

Activity in the allowance for losses on real estate owned and investments in real estate is summarized as follows:

                                                      Year Ended December 31,
                                                  ------------------------------
(In Thousands)                                      1997       1996       1995
--------------------------------------------------------------------------------
Balance at beginning of year                      $ 2,045    $ 3,746    $ 5,250
Allowance of acquired institution                      94         --      1,144
Provision (recovery) recorded to operations           359     (1,747)       259
Charge-offs (net of recoveries of $45, $1,666
  and $1,090, respectively)                        (1,005)        46     (2,907)
--------------------------------------------------------------------------------
Balance at end of year                            $ 1,493    $ 2,045    $ 3,746
================================================================================

--------------------------------------------------------------------------------
9

Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                             At December 31,
                                                        ------------------------
(In Thousands)                                           1997             1996
--------------------------------------------------------------------------------
Mortgage-backed securities                              $23,537          $18,973
Other securities                                         16,371           14,502
Loans receivable                                         20,410           10,501
--------------------------------------------------------------------------------
                                                        $60,318          $43,976
================================================================================

--------------------------------------------------------------------------------
10

Deposits

Deposits are summarized as follows:

                                                              At December 31,
                               ----------------------------------------------------------------------------
                                              1997                                     1996
                               ----------------------------------------------------------------------------
                               Weighted                                   Weighted
                                Average                                    Average
(Dollars in Thousands)           Rate        Balance        Percent         Rate      Balance       Percent
-----------------------------------------------------------------------------------------------------------
Core Deposits:
  Savings                        2.52%      $1,717,784       27.61%          2.50%   $1,134,038      25.12%
  Money market                   4.75          490,286        7.88           3.99       260,739       5.78
  Money manager                  1.24          247,216        3.98           1.22       201,074       4.46
  NOW                            1.24           90,153        1.45           1.24        75,159       1.67
  Non-interest bearing NOW
    and money manager              --          159,315        2.56                       67,333       1.49
                                            ----------------------                   ---------------------
                                             2,704,754       43.48                    1,738,343      38.52
Certificates of deposit          5.51        3,516,164       56.52           5.44     2,774,750      61.48
                                            ----------------------                   ---------------------
                                            $6,220,918      100.00%                  $4,513,093     100.00%
                                            ======================                   =====================

The aggregate amount of certificates of deposit with balances equal to or greater than $100,000 was $367,448,000 and $298,479,000 at December 31, 1997 and
1996, respectively.

At December 31, 1997 and 1996, scheduled maturities of certificates of deposit are as follows:

                                                              At December 31,
                               ----------------------------------------------------------------------------
                                              1997                                     1996
                               ----------------------------------------------------------------------------
                               Weighted                                   Weighted
                                Average                                    Average
(Dollars in Thousands)           Rate        Balance        Percent         Rate      Balance       Percent
-----------------------------------------------------------------------------------------------------------
Six months or less               5.08%      $1,485,263        42.25%         5.04%   $1,014,273      36.55%
Greater than six months
  through one year               5.36          568,989        16.18          5.29       568,712      20.50
Greater than one year
  through three years            5.93        1,056,040        30.03          5.72       928,134      33.45
Greater than three years         6.18          405,872        11.54          6.31       263,631       9.50
                                            -----------------------                  ---------------------

                                            $3,516,164       100.00%                 $2,774,750     100.00%
                                            =======================                  =====================

Interest expense on deposits for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                                  Year Ended December 31,
                                          --------------------------------------
(In Thousands)                              1997           1996           1995
--------------------------------------------------------------------------------
Savings                                   $ 32,242       $ 29,000       $ 29,764
Money market                                16,786          9,152          7,300
Money manager                                2,570          2,977             --
NOW                                            946          2,282          4,841
Certificates of deposit                    159,439        148,335        142,052
--------------------------------------------------------------------------------
                                          $211,983       $191,746       $183,957
================================================================================

--------------------------------------------------------------------------------
11

Borrowed Funds

Borrowed funds are summarized as follows:

                                                  At December 31,
                                   ---------------------------------------------
                                            1997                   1996
                                   ---------------------------------------------
                                               Weighted                 Weighted
                                                Average                  Average
(Dollars in Thousands)               Amount      Rate        Amount       Rate
--------------------------------------------------------------------------------
Reverse repurchase agreements      $2,882,765    5.80%      $1,845,000    5.65%
Advances from the FHLB-NY             390,016    6.12          266,514    6.13
                                   ----------               ----------
                                   $3,272,781    5.84       $2,111,514    5.71
                                   ==========               ==========

The Company enters into sales of securities under agreements to repurchase (reverse repurchase agreements). These agreements are recorded as financing transactions, and the obligations to repurchase are reflected as a liability in the consolidated statements of financial condition. The securities underlying the agreements are delivered to the dealer with whom each transaction is executed. The dealers, who may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, agree to resell to the Company, substantially the same securities at the maturities of the agreements. The Company retains the right of substitution of collateral throughout the terms of the agreements.

                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

At December 31, 1997 and 1996, all of the outstanding reverse repurchase agreements had original contractual maturities between one and ten years, with the exception of one agreement outstanding at December 31, 1997 for $12,765,000 with a contractual maturity of seven days and one agreement outstanding at December 31, 1996 for $50,000,000 with a contractual maturity of 60 days. All of the outstanding agreements were secured by U.S. Treasury and Government agency securities and mortgage-backed securities. The following is a summary of information relating to these agreements:

                                                                           At or for the year ended
                                                                                  December 31,
                                                                           ------------------------
(Dollars in Thousands)                                                        1997          1996
---------------------------------------------------------------------------------------------------
Book value of collateral (including accrued interest):
  U.S. Treasury securities                                                 $   32,572    $   62,467
  Government agency securities                                              1,001,347       305,358
  Mortgage-backed securities                                                2,056,036     1,627,246
Estimated fair value of collateral:
  U.S. Treasury securities                                                     32,114        61,611
  Government agency securities                                                995,038       304,261
  Mortgage-backed securities                                                2,044,492     1,605,054
Average balance of outstanding agreements during the year                   2,309,614     1,744,830
Maximum balance of outstanding agreements at a month end during the year    2,882,765     1,910,801
Average interest rate for the year                                               5.72%         5.58%

Reverse repurchase agreements at December 31, 1997 have contractual maturities as follows: 1998: $512,765,000, 1999: $535,000,000, 2000: $300,000,000, 2001:
$100,000,000, 2002: $1,280,000,000, 2004: $105,000,000 and 2007: $50,000,000. At
December 31, 1997, $1,075,000,000, $1,230,000,000, $150,000,000 and $155,000,000
of such agreements were callable during various months in 1998, 1999, 2000 and 2002, respectively.

Pursuant to a blanket collateral agreement with the FHLB-NY, advances are secured by all of the Company's stock in the FHLB-NY, certain qualifying mortgage loans, mortgage-backed securities and other securities not otherwise pledged in an amount at least equal to 110% of the advances outstanding. Advances at December 31, 1997 mature as follows: 1998: $120,000,000, 1999:
$160,000,000, 2000: $100,000,000 and 2004: $10,000,000.

At December 31, 1997, the Company had available an overnight line of credit with the FHLB-NY for $50,000,000 for a term of 12 months, to be priced at the federal funds rate plus 12.5 basis points.

Interest expense on borrowings for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                                   Year Ended December 31,
                                            ------------------------------------
(In Thousands)                                1997          1996          1995
--------------------------------------------------------------------------------
Reverse repurchase agreements               $134,624      $ 99,803      $ 55,826
Advances from the FHLB-NY                     17,743        12,932        25,922
--------------------------------------------------------------------------------
                                            $152,367      $112,735      $ 81,748
================================================================================

--------------------------------------------------------------------------------
12

Interest Rate Caps/Floors and Interest Rate Swaps

Interest Rate Caps/Floors

At December 31, 1997, the Company had $20,000,000 and $60,000,000 (based upon contractual notional principal) of interest rate cap and interest rate floor agreements, respectively, outstanding, resulting from The Greater Acquisition. The agreements had a weighted-average cap and floor rate of 6.94% and 6.08%, respectively, and expire in December 1998 for caps and in February 2000 for floors. The carrying amount (unamortized premium) of interest rate cap and floor agreements in the consolidated statement of financial condition at December 31, 1997 aggregated $315,000. The estimated fair value of these instruments aggregated $595,000 at December 31, 1997. The estimated fair value represents the approximate amount the Company would have received upon termination of the agreements at December 31, 1997, considering the then current levels of interest rates. The amortization of premium paid for the agreements, net of contractual amounts received, increased net interest income by $21,000 for the period from October 1, 1997 through December 31, 1997.

During the year ended December 31, 1994, the Company, as part of its overall interest rate risk management strategy, purchased an interest rate cap on $105,000,000 notional amount and simultaneously sold an interest rate cap on the same notional amount. These transactions were structured to reprice on the same dates and mature on the same dates as a $105,000,000 reverse repurchase agreement that matured on March 15, 1996. Interest expense on borrowed funds was increased by $49,000 during the year ended December 31, 1996 and decreased by $312,000 during the year ended December 31, 1995 as a result of these agreements.

Interest Rate Swaps

During the year ended December 31, 1996, the Company had an interest rate swap with a notional amount of $50,000,000 that, in effect, converted a medium term $50,000,000 variable rate borrowing into a fixed rate borrowing. The interest rate swap required the Company to pay a fixed rate of interest equal to 6.632% and receive the three month LIBOR. The agreement matured on April 21, 1997. Interest expense on borrowed funds was increased $176,000, $477,000 and $168,000 during the years ended December 31, 1997, 1996 and 1995, respectively, as a result of this agreement.

--------------------------------------------------------------------------------
13

Income Taxes

The Company files a consolidated federal income tax return on a calendar-year basis.

Prior to the enactment of the Small Business Job Protection Act of 1996 (the "1996 Act"), the Association, for Federal income tax purposes, was permitted to establish tax reserves for bad debts and to make annual additions thereto which could be deducted in arriving at its taxable income. Similar deductions for additions to the Association's bad debt reserve were permitted under the New York State Franchise Tax and the New York City Financial Corporation Tax regulations. Under the 1996 Act, the Association is permitted to deduct bad debts only as they occur and is required to recapture over a six-year period, beginning with the Association's taxable year beginning January 1, 1996, the excess, if any, of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987. However, under the 1996 Act, such recapture requirements will be suspended for each of the two successive taxable years beginning January 1, 1996 in which the Association originates a minimum amount of certain residential loans during such years that is not less than the average of the principal amounts of such loans made by the Association during its six taxable years preceding January 1, 1996. At December 31, 1997 and 1996, the Association had no such liability outstanding. The New York State and New York City tax laws have been amended to prevent a similar recapture of the Association's bad debt reserve, and to permit continued future use of the bad debt reserve method for purposes of determining the Association's New York State and New York City tax liabilities, so long as the Association continues to satisfy certain New York State and New York City definitional tests.

Retained earnings at December 31, 1997 and 1996 include approximately $99,000,000 and $62,000,000, respectively, for which no Federal income tax liability has been recognized. This amount represents the balance of the bad debt reserves created for tax purposes as of December 31, 1987. These amounts are subject to recapture in the unlikely event that the Association (i) makes distributions in excess of earnings and profits, (ii) redeems its stock, or
(iii) liquidates.

Income tax expense for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                                  Year Ended December 31,
                                             -----------------------------------
(In Thousands)                                1997          1996          1995
--------------------------------------------------------------------------------
Current
  Federal                                    $26,244       $10,876       $21,155
  State and local                              5,903         3,792         7,049
--------------------------------------------------------------------------------
                                              32,147        14,668        28,204
--------------------------------------------------------------------------------
Deferred
  Federal                                     15,197        11,908         5,311
  State and local                              2,284         4,099         2,228
--------------------------------------------------------------------------------
                                              17,481        16,007         7,539
--------------------------------------------------------------------------------
Total income tax expense                     $49,628       $30,675       $35,743
================================================================================

For the years ended December 31, 1997, 1996 and 1995, deferred tax expense resulted primarily from the deferral of losses, for tax purposes only, on the sale of securities.

                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

The total income tax expense differed from the amounts computed by applying the Federal income tax rate, for the years ended December 31, 1997, 1996 and 1995, as a result of the following:

                                                   Year Ended December 31,
                                           -------------------------------------
(In Thousands)                               1997          1996          1995
--------------------------------------------------------------------------------
Expected income tax expense
  at statutory Federal rate                $ 41,332      $ 23,635      $ 28,407
State and local taxes,
  net of Federal tax benefit                  5,321         5,129         6,030
Amortization of goodwill                      3,737         2,797         2,580
Non-deductible expense of ESOP                2,795         1,250           707
Tax exempt income                            (2,099)       (1,153)       (1,743)
Other, net                                   (1,458)         (983)         (238)
--------------------------------------------------------------------------------
Total income tax expense                   $ 49,628      $ 30,675      $ 35,743
================================================================================

The Company also files state and local tax returns on a calendar-year basis. State and local taxes imposed on the Company consist of New York State Franchise tax, New York City Financial Corporation tax and Delaware Franchise tax.

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are as follows:

                                                             At December 31,
                                                         -----------------------
(In Thousands)                                             1997         1996
--------------------------------------------------------------------------------
Deferred tax assets:
  Net operating loss carryforward                        $  47,846    $      --
  Allowances and tax reserves                               28,813        6,071
  Mortgage loans                                                --        1,673
  Deferred losses on securities sold                        10,918       15,469
  Compensation and benefits                                 11,971        5,926
  Tax credits                                                3,129        1,625
  Other                                                      3,149           36
--------------------------------------------------------------------------------
    Total gross deferred tax assets                        105,826       30,800
    Valuation allowance                                    (11,606)      (1,819)
--------------------------------------------------------------------------------
Deferred tax assets                                         94,220       28,981
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Book premiums in excess of tax                            (8,657)      (5,005)
  Unrealized gains on securities available-for-sale         (5,941)        (115)
  Mortgage loans                                            (5,517)          --
  Premises and equipment                                    (4,174)      (2,921)
  Other                                                        (32)      (1,421)
--------------------------------------------------------------------------------
    Total gross deferred tax liabilities                   (24,321)      (9,462)
--------------------------------------------------------------------------------
Net deferred tax assets                                  $  69,899    $  19,519
================================================================================

The valuation allowance for deferred tax assets, of $11.6 million at December 31, 1997, relates primarily to the portion of the tax reserves which may not be realized for New York State and New York City tax purposes, as they do not provide for net operating loss carryforwards or carrybacks. At December 31, 1997, the Company had alternative minimum tax credit carryforwards, for Federal tax purposes, of approximately $3.1 million. Federal income tax net operating loss carryforwards will expire as follows:

                       Year                     Amount
                       ----------------------------------
                                            (In Thousands)
                       2009                    $  1,662
                       2010                      11,715
                       2011                       1,055
                       2012                     122,272
                       ----------------------------------
                                               $136,704
                       ==================================

--------------------------------------------------------------------------------
14

Earnings Per Share

Basic EPS is computed by dividing net income less preferred dividends by the weighted-average common shares outstanding during the year. The weighted-average common shares outstanding includes the average number of shares of common stock outstanding adjusted for the weighted average number of unallocated shares held by the ESOP and the Recognition and Retention Plans ("RRPs").

Diluted EPS is computed by dividing net income less preferred dividends by the weighted-average common shares and common equivalent shares outstanding during the year. For the diluted EPS calculation, the weighted average common shares and common equivalent shares outstanding include the average number of shares of common stock outstanding adjusted for the weighted average number of unallocated shares held by the ESOP and the RRPs and the dilutive effect of unexercised stock options using the treasury stock method. When applying the treasury stock method, the Company's average stock price is utilized, and the Company adds to the proceeds, the tax benefit that would have been credited to additional paid-in capital assuming exercise of non-qualified stock options.

The following table is a reconciliation of basic and diluted EPS as required under SFAS No. 128:

                                                          For the Year Ended December 31,
                       ---------------------------------------------------------------------------------------------
                                    1997                          1996                          1995
                       ---------------------------------------------------------------------------------------------
(In Thousands,                    Average  Per-share             Average   Per-share            Average    Per-share
Except Share Data)     Income     Shares    Amount    Income     Shares     Amount    Income    Shares      Amount
--------------------------------------------------------------------------------------------------------------------
Net income             $68,464                        $36,853                         $45,421
Less: preferred
  stock dividends        1,500                             --                              --
                       -------                        -------                         -------
Basic EPS:
  Income available
    to common
    stockholders        66,964  20,552,574   $3.26     36,853  19,683,273    $1.87     45,421  21,017,742   $2.16
                                             =====                           =====                          =====
Effect of dilutive
  securities:
Options                          1,441,809(1)                     861,932(2)                      661,130(3)
                                 ---------                        -------                         -------
Diluted EPS:
  Income available
    to common
    stockholders
    plus assumed
    conversions        $66,964  21,994,383   $3.04    $36,853  20,545,205    $1.79    $45,421  21,678,872   $2.10
                       =======  ==========   =====    =======  ==========    =====    =======  ==========   =====

(1) Options to purchase 4,000 shares of common stock at $56.63 per share and 258,000 shares of common stock at $58.13 were outstanding as of December 31, 1997 but were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the common shares.
(2) The dilutive potential common shares of 1,112,349 in the third quarter of 1996 were not included in the computation of diluted EPS due to the third quarter net operating loss due to the SAIF assessment.
(3) Options to purchase 123,468 shares of common stock at $22.44 per share were outstanding as of December 31, 1995 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

--------------------------------------------------------------------------------
15

Commitments and Contingencies

Lease Commitments

At December 31, 1997, the Company was obligated under several non-cancelable operating leases on buildings and land used for office space and banking purposes through 2043. These operating leases contain escalation clauses which provide for increased rental expense based primarily on increases in real estate taxes and cost-of living indices. Rent expense under these operating leases was approximately $4,300,000, $3,108,000 and $2,677,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

The minimum rental payments under the terms of the non-cancelable operating leases as of December 31, 1997, are summarized below:

                     Years Ending
                      December 31,               Amount
                     ---------------------------------------
                                              (In Thousands)
                         1998                    $5,670
                         1999                     5,413
                         2000                     5,320
                         2001                     5,345
                         2002                     4,970
                         Thereafter              53,309
                     ---------------------------------------
                                                $80,027
                     =======================================

                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

Loan Commitments

The Company had outstanding commitments to originate and/or purchase loans as follows:

                                                At December 31,
                                 ---------------------------------------------
                                        1997                      1996
                                 ---------------------------------------------
                                  Fixed    Variable         Fixed    Variable
(In Thousands)                    Rate       Rate           Rate       Rate
------------------------------------------------------------------------------
Mortgage loans                   $77,589    $173,306        $45,868    $56,115
Home equity loans                    495         270            665        998
Consumer and other loans              --         340             --        340
------------------------------------------------------------------------------
                                 $78,084    $173,916        $46,533    $57,453
==============================================================================

Commitments outstanding in the above table to purchase loans as of December 31, 1997 and 1996 totaled $30,536,000 and $18,600,000, respectively. At December 31, 1997, commitments to originate residential mortgage loans and commercial mortgage loans at fixed rates had stated rates ranging from 6.50% to 8.50% and 7.88% to 9.38%, respectively. In addition, the Company had outstanding commitments to purchase $116,359,000 of mortgage-backed securities at December 31, 1997. There were no such commitments to purchase securities at December 31, 1996.

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

Assets Sold with Recourse

The Company is obligated under various recourse provisions associated with certain first mortgage loans sold in past years. The principal balance of loans sold with recourse amounted to $24,714,000 and $33,084,000 at December 31, 1997 and 1996, respectively.

As a result of The Greater Acquisition, the Company acquired two collateralized repurchase obligations with the Municipal Investment Trust Fund. Originally The Greater sold certain long-term fixed-rate municipal revenue bonds and FHA project loans to investment trust funds for proceeds that approximated par value. The trust funds have put options that require the Company to repurchase the securities or loans for specified amounts prior to maturity under certain specified circumstances, as defined in the agreements. As of December 31, 1997 the outstanding option balance on the two agreements totaled $60,096,000. In addition, various securities have been pledged as collateral, as required under the terms of these agreements.

Litigation

In the normal course of business there are various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the financial position, operating results and liquidity of the Company will not materially be adversely affected by the outcome of such legal proceedings.

--------------------------------------------------------------------------------
16

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

As of December 31, 1997 and 1996, the Plan held 60,000 and 100,000 shares, respectively, of the Company's common stock. As of December 31, 1997, and 1996, the Company's common stock was valued at a market price of $55.75 and $36.88 per share, respectively. Shares of stock held by the Plan are voted by the trustees of the Plan, three of whom are executive officers of the Company and the Association, and one of whom is an officer of the Association.

Pursuant to The Greater Acquisition, the Pension Plan for employees of The Greater will be merged into the Plan effective the first quarter of 1998. As a result of the merger of the plans, additional participants will become enrolled in the Plan and the assets of The Greater's plan of $48,620,000 will be transferred to the Plan and are included in the reconciliation of the status of the Plan set forth below.

The following is a reconciliation of the status of the plans and the amount of prepaid (accrued) pension cost recognized in the consolidated statements of financial condition:

                                                                          At December 31,
                                                      -----------------------------------------------------
                                                                  1997                     1996
                                                      -----------------------------------------------------
                                                                   Non-Qualified              Non-Qualified
                                                      Qualified    Supplemental   Qualified   Supplemental
(In Thousands)                                          Plan           Plans        Plan          Plans
-----------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation:
    Vested                                              $45,687        $ 2,955      $18,348      $ 2,524
    Non-vested                                              694            155          615           64
-----------------------------------------------------------------------------------------------------------
                                                         46,381          3,110       18,963        2,588
    Effect of projected future compensation               3,230          2,499        2,591        2,431
-----------------------------------------------------------------------------------------------------------
Projected benefit obligation for service
  rendered to date                                       49,611          5,609       21,554        5,019
Estimated plan assets, at fair value                     78,221             --       25,606           --
-----------------------------------------------------------------------------------------------------------
Excess (deficiency) of plan assets over (under)
  projected benefit obligation                           28,610         (5,609)       4,052       (5,019)
Unrecognized net (gain) loss from past experience
  different from that assumed and effects
  of changes in assumptions                              (3,276)            41         (438)        (103)
Prior service cost not yet recognized
  in periodic pension cost                                 (465)           972         (512)       1,031
Unrecognized net transition (asset) obligation
  (from adoption of SFAS No. 87) being amortized
  over 17 years and 11 years for qualified plan
  and unfunded supplemental plan, respectively             (659)           (80)        (763)          18
Additional minimum liability                                 --           (144)          --         (179)
-----------------------------------------------------------------------------------------------------------
Prepaid (accrued) pension cost                          $24,210        $(4,820)     $ 2,339      $(4,252)
===========================================================================================================

The components of net pension expense are as follows:

                                                                       Year Ended December 31,
                                         --------------------------------------------------------------------------------
                                                   1997                       1996                       1995
                                         --------------------------------------------------------------------------------
                                                     Non-Qualified              Non-Qualified               Non-Qualified
                                         Qualified   Supplemental    Qualified  Supplemental    Qualified   Supplemental
(Dollars in Thousands)                     Plan          Plans         Plan        Plans          Plan          Plans
-------------------------------------------------------------------------------------------------------------------------
Service cost (benefits earned
  during the period)                     $    625      $   248        $   618     $   218        $   447        $   214
Interest cost on projected
  benefit obligation                        1,613          306          1,512         256          1,339            229
Expected return on plan assets             (2,008)          --         (1,797)         --         (1,512)            --
Net amortization and deferral                (150)         142            (51)        147           (150)           133
-------------------------------------------------------------------------------------------------------------------------
  Net pension expense                    $     80      $   696        $   282     $   621        $   124        $   576
=========================================================================================================================
Assumptions utilized in the
  actuarial valuations are as follows:
    Discount rate (pre-tax for
      qualified plan; after-tax for
      supplemental plan)                      7.0%         6.0%           7.5%        6.0%           7.0%           6.0%
    Expected long-term rate
      of return on assets                     8.0%          --            8.0%         --            8.0%            --
    Rate of increase in
      compensation levels                     5.0%         8.0%           5.0%        8.0%           5.0%           8.0%
Assumptions utilized in The Greater
  actuarial valuations as of
  September 30, 1997 are as follows:
    Discount rate (pre-tax for
      qualified plan)                         7.5%          --             --          --             --             --
    Rate of increase in
      compensation levels                     4.0%          --             --          --             --             --

                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

Incentive Savings Plan

The Association maintains a 401K incentive savings plan which provides for contributions to trust funds by both the Association and its participating employees. Under the plan, participants may contribute up to 10% of their pre-tax base salary, not to exceed $9,500 for the calendar year ending December 31, 1997. Matching contributions, if any, will be made at the discretion of the Association. No such contributions were made for 1997, 1996 and 1995. Participants vest immediately in their own contributions and after a period of five years for Association contributions.

During 1993, an employer stock fund was established as an investment alternative for participants in connection with the conversion of the Association to stock form of ownership. As of December 31, 1997 and 1996, the fund held 272,019 and 250,767 shares, respectively, of the Company's common stock valued at $55.75 and $36.88, respectively, on behalf of participants. Shares held by the fund are voted by the fund trustee as directed by the participants for whose accounts the shares are held.

Employee Stock Ownership Plan and Trust

The Association established the ESOP for eligible employees of the Company or the Association. To fund the purchase of 2,642,354 shares of the Company's common stock issued in the conversion, the ESOP borrowed funds from the Company. The loan to the ESOP is being repaid principally from the Association's contributions to the ESOP over a period of 12 years and the collateral for the loan is the common stock of the Company purchased by the ESOP. The Association's contributions are reduced by any investment earnings realized and any dividends paid on unallocated shares. During the years ended December 31, 1997 and 1996, a total of $358,000 and $187,000 respectively, in dividends were paid on allocated shares, which increased total shares allocated in those years, and $1,121,000 and $961,000 respectively, in dividends were paid on unallocated shares which reduced the Association's contribution to the ESOP. At December 31, 1997 and 1996, the loan from the Company had an outstanding balance of $23,898,000 and $26,586,000, respectively and an interest rate of 6.00%.

Shares purchased by the ESOP are held by a trustee for allocation among participants as the loan is repaid. The number of shares released annually is based upon the ratio that the current principal and interest payment bears to the current and all remaining scheduled future principal and interest payments. For the years ended December 31, 1997, 1996 and 1995, 240,086 shares, 229,250 shares and 221,728 shares, respectively, were allocated to participants. As of December 31, 1997, 1996 and 1995, 1,719,026 shares, 1,959,112 shares and
2,188,362 shares, respectively, remain unallocated.

In accordance with SOP 93-6, for the years ended December 31, 1997, 1996 and 1995, the Company recorded compensation expense of $10,986,000, $6,437,000 and $4,095,000, respectively, which was equal to the shares allocated by the ESOP multiplied by the average estimated fair value of the common stock during the year of allocation. For the years ended December 31, 1997, 1996 and 1995, the average quoted price of a share of the Company's common stock was $45.76, $28.08 and $18.47, respectively.

Other Postretirement Benefits

In accordance with SFAS No. 106, costs of postretirement benefits, primarily health care benefits, are accrued during an employee's active working career. The Company provides medical and dental coverage to select individuals upon retirement. Pursuant to The Greater Acquisition, the Company also provides medical and dental coverage to retirees of The Greater. Postretirement benefit expense recorded for the years ended December 31, 1997, 1996 and 1995 was $313,000, $313,000 and $188,000, respectively.

The following table sets forth the accumulated postretirement benefit obligation ("APBO"):

                                                         At December 31,
                                                --------------------------------
(In Thousands)                                    1997        1996        1995
--------------------------------------------------------------------------------
Retirees                                        $ 5,559     $   289     $   (92)
Fully eligible active participants                1,828         754         693
Other active participants                         2,267       1,052       1,080
--------------------------------------------------------------------------------
Total                                           $ 9,654     $ 2,095     $ 1,681
================================================================================

The following is a reconciliation between the APBO and accrued postretirement benefit cost:

                                                         At December 31,
                                                --------------------------------
(In Thousands)                                    1997        1996        1995
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation   $ 9,654     $ 2,095     $ 1,681
Unrecognized net loss from past experience
  different from that assumed and effects of
  changes in assumptions                         (2,159)       (391)       (252)
Unrecognized prior service cost                     (62)        (69)        (76)
--------------------------------------------------------------------------------
Accrued postretirement benefit cost             $ 7,433     $ 1,635     $ 1,353
================================================================================

For the Company's calculations, the assumed medical cost trend rates used in computing the APBO was 11% in 1997 and was assumed to decrease gradually to 6% in 2002 and to remain at that level thereafter. Increasing the assumed medical care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $467,000 and increase the aggregate of service and interest cost components of the net periodic postretirement benefit cost for 1997 by $59,000.

For The Greater's calculations, the assumed medical cost trend rates used in computing the APBO was 13% in 1997 and was assumed to decrease gradually to 6% in 2007 and to remain at that level thereafter. Increasing the assumed medical care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of September 30, 1997 by $7,000.

The weighted average discount rate used in determining the Company's accumulated postretirement benefit obligation was 7.00%, 7.50% and 7.00% as of December 31, 1997, 1996 and 1995, respectively. The weighted average discount rate used in determining The Greater's accumulated postretirement benefit obligation was 7.50% as of September 30, 1997.

--------------------------------------------------------------------------------
17

Stock Option Plans

The Incentive Stock Option Plan ("1993 Employee Option Plan"), the Stock Option Plan for Outside Directors ("1993 Directors' Option Plan") and the Recognition and Retention Plan for Outside Directors and Recognition and Retention Plan for Officers and Employees ("RRPs") were adopted and implemented in 1993 upon the conversion of the Association from a mutual to stock form of ownership. In 1995, pursuant to the Fidelity Merger Agreement, certain options were granted to former officers and directors of Fidelity. In 1996, the Company adopted the 1996 Stock Option Plan for Officers and Employees ("1996 Employee Option Plan") and the 1996 Stock Option Plan for Outside Directors ("1996 Directors' Option Plan"). In 1997, pursuant to The Greater Acquisition, certain options were granted to former officers and directors of The Greater.

Stock Option Plans For Employees

Pursuant to the terms of the 1993 and 1996 Employee Option Plans, the number of shares reserved for issuance were 2,068,058 and 950,000, respectively. Options under these plans are either non-statutory stock options or incentive stock options. Under both plans, the exercise price of each option granted was equal to the market price of the Company's common stock on the grant date. Options under each of the two plans vest and are exercisable as determined by the Compensation Committee at the time of grant. All options granted will be immediately vested and exercisable in the event the optionee terminates his/her employment due to death, disability or retirement, or in the event of a change of control of the Association or the Company and, in the case of the 1996 Employee Option Plan, in the event of a threatened change of control of the Association or the Company, as defined in the plans. All options expire no later than ten years following the date of grant. The 1993 and 1996 Employee Option Plans do not provide for the granting of stock appreciation rights; however, all options granted were granted in tandem with limited stock appreciation rights exercisable in the event of a change of control of the Association or the Company as defined by the plans, and in the case of the 1996 Employee Option Plan, in the event of a threatened change of control of the Association or the Company, as defined by the plans.

Activity in the Company's 1993 and 1996 Employee Option Plans is summarized as follows:

                                                            Year Ended December 31,
                                       ----------------------------------------------------------------
                                               1997                  1996                1995
                                       ----------------------------------------------------------------
                                                   Weighted              Weighted              Weighted
                                                    Average               Average               Average
                                                   Exercise              Exercise              Exercise
                                        Shares       Price    Shares       Price    Shares       Price
-------------------------------------------------------------------------------------------------------
Outstanding at beginning
  of year:                             2,250,274    $15.03   2,064,774    $13.11   1,974,996     $12.51
    Granted                              258,000     58.13     195,500     35.12     158,786      20.41
    Canceled                                  --        --          --        --     (64,936)     12.50
    Exercised                           (180,302)    12.50     (10,000)    12.50      (4,072)     12.50
                                       ---------             ---------             ---------
Outstanding at end of year             2,327,972     20.00   2,250,274     15.03   2,064,774      13.11
                                       =========             =========             =========
Options exercisable at end of year       743,404               430,604               217,302

Options to purchase 497,748 shares, 755,748 shares and 1,248 shares were available for future grants under the Employee Option Plans at December 31, 1997, 1996 and 1995, respectively.

                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

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

All options granted under the 1993 Directors' Option Plan are exercisable in three equal annual installments and expire upon the earlier of ten years following their grant or one year following the date the optionee ceases to be a director. All options granted under the 1996 Directors' Option Plan are exercisable immediately on their grant date. The Directors' Option Plans do not provide for the granting of stock appreciation rights; however, all options were granted in tandem with limited stock appreciation rights exercisable in the event of a change of control of the Association or the Company, as defined by the plans.

Activity in the Company's 1993 and 1996 Directors' Option Plans is summarized as follows:

                                                           Year Ended December 31,
                                          ---------------------------------------------------------
                                                 1997               1996                1995
                                          ---------------------------------------------------------
                                                   Weighted            Weighted            Weighted
                                                    Average             Average             Average
                                                   Exercise            Exercise            Exercise
                                          Shares     Price    Shares     Price    Shares     Price
---------------------------------------------------------------------------------------------------
Outstanding at beginning
  of year:                                574,552    $13.06   554,552   $12.59     534,198   $12.50
    Granted                                20,000     40.73    20,000    26.18      20,354    14.86
    Exercised                             (78,314)    12.85        --       --          --       --
                                          -------             -------              -------
Outstanding at end of year                516,238     14.16   574,552    13.06     554,552    12.59
                                          =======             =======              =======
Options exercisable at end of year        509,453             408,354              178,066

Options to purchase 80,000 shares, 100,000 shares and 20,354 shares were available for future grants under the Directors' Option Plans at December 31, 1997, 1996 and 1995, respectively.

Other Stock Option Grants

Pursuant to the Fidelity Merger Agreement, the Company, upon consummation of the transaction, granted certain executive officers of Fidelity options to purchase 276,036 shares of the Company's common stock. Such options, which represented the conversion of Fidelity options previously granted, are non-qualified stock options and have a weighted average exercise price of $8.15 per share. The Company also granted to Fidelity's former Board of Directors, excluding former employee directors, options, pursuant to the Fidelity Merger Agreement to acquire 40,000 shares of the Company's common stock at an exercise price of $13.93 per share. The maximum term of the options granted is ten years and the options were immediately exercisable at the grant date.

Pursuant to The Greater Acquisition, the Company, upon consummation of the acquisition, granted certain executive officers of The Greater, options to purchase 241,840 shares of the Company's common stock. All options granted were non-qualified stock options and represented the conversion of The Greater options previously granted, having a weighted average exercise price of $14.93 per share. An additional 32,000 options were granted to The Greater's former Board of Directors at an exercise price of $50.31 per share. The maximum term of the options granted is ten years and the options were immediately exercisable at the grant date.

Activity in the Company's Other Stock Option Grants is summarized as follows:

                                                           Year Ended December 31,
                                          --------------------------------------------------------
                                                1997               1996               1995
                                          --------------------------------------------------------
                                                   Weighted            Weighted           Weighted
                                                   Average              Average           Average
                                                   Exercise            Exercise           Exercise
                                          Shares    Price     Shares     Price   Shares    Price
--------------------------------------------------------------------------------------------------
Outstanding at beginning
  of year:                                250,036   $9.09    312,036     $8.81        --   $   --
    Granted                               273,840   19.07         --        --   316,036     8.88
    Exercised                             (73,582)   8.64    (62,000)     7.69    (4,000)   13.93
                                          -------            -------             -------
Outstanding at end of year                450,294   15.23    250,036      9.09   312,036     8.81
                                          =======            =======             =======
Options exercisable at end of year        450,294            250,036             312,036

The following table summarizes information about the stock options outstanding at December 31, 1997:

                                  Options Outstanding                            Options Exercisable
                   ------------------------------------------------       --------------------------------
                     Number          Weighted           Weighted            Number            Weighted
Range Of           of Options    Average Remaining       Average          of Options           Average
Exercise Prices    at 12/31/97   Contractual Life    Exercise Price       at 12/31/97       Exercise Price
--------------------------------------------------------------------     ---------------------------------
$ 3.06 to $11.50      242,454        8.2 years            $ 7.35             242,454            $ 7.35
 12.50 to  22.44    2,528,550        6.3 years             13.52           1,390,697             13.52
 26.13 to  36.00      213,500        8.9 years             34.36              18,000             26.17
 36.75 to  58.13      310,000        9.9 years             56.20              52,000             46.63
                    ---------                                              ---------
  3.06 to  58.13    3,294,504        6.9 years             18.43           1,703,151             13.79
                    =========                                              =========

Pro Forma Net Income and Earnings Per Share--SFAS No. 123

The Company applies APB No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for these stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                                      Year Ended December 31,
                                                   -----------------------------
(In Thousands, Except Per Share Data)               1997       1996       1995
--------------------------------------------------------------------------------
Net income:
  As reported                                      $68,464    $36,853    $45,421
  Pro forma                                        $62,395    $36,605    $44,076

Basic earnings per common share:
  As reported                                      $  3.26    $  1.87    $  2.16
  Pro forma                                        $  2.96    $  1.86    $  2.10

Diluted earnings per common share:
  As reported                                      $  3.04    $  1.79    $  2.10
  Pro forma                                        $  2.77    $  1.78    $  2.03

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively:

-- Dividend yield of 1.25% for all three years.

-- Expected stock price volatility of 18.80%, 17.65% and 16.26%.

-- Risk-free interest rates based upon equivalent-term U.S. Treasury rates of 5.98%, 5.59% and 6.54%.

-- Expected option lives of 4.97 years, 5.91 years and 4.68 years.

                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

The following table summarizes the weighted average fair value of the stock options granted:

                                                 Year Ended December 31,
                     ---------------------------------------------------------------------
                             1997                    1996                   1995
                     ---------------------------------------------------------------------
                                 Weighted                Weighted                Weighted
                     Options      Average    Options      Average    Options      Average
                     Granted    Fair Value   Granted    Fair Value   Granted    Fair Value
------------------------------------------------------------------------------------------
Employees            258,000                 195,500                 158,786
Outside directors     20,000                  20,000                  20,354
Other                273,840                      --                 316,036
                     -------                 -------                 -------
                     551,840      $26.96     215,500      $11.30     495,176        $7.35
                     =======                 =======                 =======

The weighted-average fair value of options was calculated using the above assumptions, based on management's judgments regarding future option exercise experience and market conditions. These assumptions are subjective in nature, involve uncertainties and therefore cannot be determined with precision. The Black-Scholes option pricing model also contains certain inherent limitations when applied to options which are not immediately exercisable and are not traded on public markets.

Recognition and Retention Plans

The Association established the RRPs as a method of providing officers, employees and non-employee directors of the Company and the Association with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Company and the Association. The Association contributed funds to the RRPs to enable the trusts to acquire 1,322,500 shares of common stock of the Company in the conversion and in open market transactions following the conversion. This contribution represents deferred compensation which is initially recorded as a reduction of stockholders' equity and ratably charged to compensation expense over the vesting period of the actual stock awards. The RRPs acquired the shares at an average price of $14.44 per share. During 1993, all of the shares were awarded under the RRP for Officers and Employees (1,035,042 shares), while 267,106 shares of the 287,458 shares available under the RRP for Outside Directors were awarded. After the close of business on January 31, 1995, 10,176 additional shares were awarded under the terms of the RRP for Outside Directors. During the year ended December 31, 1996, the Company amended the RRP for Outside Directors so that no future awards would be made and the RRP Trustee sold, in the open market, the remaining 10,176 of unallocated shares in such plan. During the years ended December 31, 1997 and 1996, no shares were forfeited and a total of 25,946 shares were forfeited during the years ended December 31, 1995 and 1994 under the RRP for Officers and Employees. After the close of business on September 30, 1997, 15,000 additional shares were awarded under the terms of the RRPs for Officers and Employees. As of December 31, 1997, 10,946 shares remain unallocated under the RRPs for Officers and Employees.

Under the RRPs, awards are granted in the form of shares of common stock held by the RRPs. Awards to outside directors vested in three equal annual installments. For the years ended December 31, 1997, 1996 and 1995, the RRP distributions to outside directors totaled 79,712 shares, 105,152 shares and 89,026 shares, respectively. Initial awards to executive officers vest in five equal annual installments commencing January 1995. Distributions to executive officers totaled 123,894 shares for each year during the years ended December 31, 1997 and 1996, and 123,886 shares during the year ended December 31, 1995. Initial awards to other officers and employees vest in three equal annual installments commencing January 1997. During the year ended December 31, 1997, 129,834 shares were distributed to other officers. Awards will be 100% vested upon termination of employment due to death, disability or retirement of the participant or following a change in the control of the Association or the Company. For the years ended December 31, 1997, 1996 and 1995, the Company recorded $2,951,000, $4,237,000 and $4,251,000, respectively, of compensation expense relating to the RRPs.

--------------------------------------------------------------------------------
18

Regulatory Matters

Federal law requires that savings associations, such as the Association, maintain minimum capital requirements. These capital standards are required to be no less stringent than standards applicable to national banks. At December 31, 1997, the Association was in compliance with all regulatory capital requirements.

The following table sets forth the regulatory capital calculations for the
Association:

                                           At December 31, 1997
                           -----------------------------------------------------
                             Capital          Actual             Excess
(Dollars in Thousands)     Requirement   %    Capital     %      Capital    %
--------------------------------------------------------------------------------
Tangible                    $152,775    1.5% $550,780    5.41%  $398,005   3.91%
Leverage                     305,549    3.0   550,780    5.41    245,231   2.41
Risk-based                   313,486    8.0   590,819   15.08    277,333   7.08

                                           At December 31, 1996
                           -----------------------------------------------------
                             Capital          Actual             Excess
(Dollars in Thousands)     Requirement   %    Capital     %      Capital    %
--------------------------------------------------------------------------------
Tangible                    $107,214    1.5% $404,016    5.65%  $296,802   4.15%
Leverage                     214,428    3.0   404,016    5.65    189,588   2.65
Risk-based                   203,773    8.0   418,038   16.41    214,265   8.41

At December 31, 1997 and 1996, the Association's Tier 1 risked-based capital ratios were 14.06% and 15.86%, respectively.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. The regulators adopted rules which require them to take action against undercapitalized institutions, based upon the five categories of capitalization which the FDICIA created: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The rules adopted generally provide that an insured institution whose total risk-based capital ratio is 10% or greater, Tier 1 risk-based capital ratio is 6% or greater, leverage ratio is 5% or greater and is not subject to any written agreement, order, capital directive or prompt corrective action directive issued by the FDIC shall be considered a "well capitalized" institution. As of December 31, 1997 and 1996, the Association was a "well capitalized" institution.

--------------------------------------------------------------------------------
19

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

                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

The following table summarizes the carrying values and estimated fair values of the Company's on and off balance sheet financial instruments at December 31, 1997 and 1996:

                                                        At December 31,
                                      -------------------------------------------------
                                                1997                     1996
                                      -------------------------------------------------
                                       Carrying    Estimated     Carrying    Estimated
(In Thousands)                          Amount     Fair Value     Amount     Fair Value
---------------------------------------------------------------------------------------
On Balance Sheet:
  Financial assets:
    Federal funds sold and
      repurchase agreements           $  110,550   $  110,550   $   56,000   $   56,000
    Securities available-for-sale      2,860,256    2,860,256    2,296,662    2,296,662
    Securities held-to-maturity        2,610,449    2,624,835    1,961,015    1,946,345
    Loans receivable, net              4,304,967    4,385,106    2,637,327    2,678,789
  Financial Liabilities:
    Deposits                           6,220,918    6,234,821    4,513,093    4,510,740
    Borrowed funds                     3,272,781    3,259,701    2,111,514    2,113,384
Off Balance Sheet:
  Outstanding commitments                368,359      368,359      103,986      103,986
  Interest rate swaps (a)                     --           --           --          252
  Interest rate caps and floors (a)          315          595           --           --

(a) See Note 12

Methods and assumptions used to estimate fair values are stated below:

Federal Funds Sold and Repurchase Agreements

The carrying amounts of federal funds sold and repurchase agreements approximate fair values since all mature in six months or less.

Securities Available-for-Sale and Held-to-Maturity

Fair values for all securities are based on published or securities dealers' market values.

Loans Receivable, Net

Fair values are calculated by discounting the expected future cash flows of pools of loans with similar characteristics. The loans are first segregated by type, such as one-to-four family residential, other residential, commercial and consumer and other, and then further segregated into fixed and adjustable rate and seasoned and nonseasoned categories. Expected future cash flows are then projected based on contractual cash flows, adjusted for prepayments. Prepayment estimates are based on a variety of factors including the Company's experience with respect to each loan category, the effect of current economic and lending conditions and regional statistics for each loan category, if available. The discount rates used are based on market rates for new loans of similar type and purpose, adjusted, when necessary, for factors such as servicing cost, credit risk and term.

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

Deposits

SFAS No. 107 stipulates that the fair values of deposits with no stated maturity, such as savings, NOW accounts, money manager accounts and money market accounts, are equal to the amount payable on demand. The related insensitivity of the majority of these deposits to interest rate changes creates a significant inherent value which is not reflected in the fair value reported.

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

Interest Rate Caps/Floors and Interest Rate Swaps

Fair values for interest rate caps/floors and interest rate swaps are based on securities dealers' estimated market values.

--------------------------------------------------------------------------------
20

Condensed Parent Company Only Financial Statements

The following condensed statements of financial condition as of December 31, 1997 and 1996 and condensed statements of operations and cash flows for the years ended December 31, 1997, 1996 and 1995, for the Company (parent company only) reflect the Company's investment in its wholly-owned subsidiary, the Association, using the equity method of accounting:

Condensed Statements of Financial Condition

                                                              At December 31,
                                                           ---------------------
(In Thousands)                                               1997         1996
--------------------------------------------------------------------------------
Assets:
  Cash                                                     $      5     $     78
  Federal funds sold and repurchase agreements                1,550           --
  Mortgage-backed securities available-for-sale              19,334       23,590
  Other securities available-for-sale                         6,525        7,148
  ESOP loan receivable                                       23,898       26,586
  Accrued interest receivable                                    93          116
  Dividends receivable                                           --       25,000
  Other assets                                                1,616           --
  Investment in the Association                             863,599      507,114
--------------------------------------------------------------------------------
    Total assets                                           $916,620     $589,632
================================================================================
Liabilities and stockholders' equity:
  Reverse repurchase agreements                            $ 12,765     $     --
  Other liabilities                                             958          299
  Dividends payable                                           2,000           --
  Amounts due the Association                                   508          429
  Deferred tax liability                                        965           75
  Stockholders' equity                                      899,424      588,829
--------------------------------------------------------------------------------
    Total liabilities and stockholders' equity             $916,620     $589,632
================================================================================

Condensed Statements of Operations

                                                              Year Ended December 31,
                                                          -------------------------------
(In Thousands)                                              1997       1996        1995
-----------------------------------------------------------------------------------------
Interest Income:
  Mortgage-backed and other securities                    $  2,009   $  1,621    $  1,997
  ESOP loan receivable                                       1,610      1,761       1,864
-----------------------------------------------------------------------------------------
Total interest income                                        3,619      3,382       3,861
Interest expense on borrowed funds                             108        318         228
-----------------------------------------------------------------------------------------
Net interest income                                          3,511      3,064       3,633
-----------------------------------------------------------------------------------------
Cash dividends from the Association                         45,562     49,362       4,520
-----------------------------------------------------------------------------------------
Non-interest expense:
  Compensation and benefits                                  1,311      1,159       1,054
  Other                                                        899        749         846
-----------------------------------------------------------------------------------------
Total non-interest expense                                   2,210      1,908       1,900
-----------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed
  (overdistributed) earnings of the Association             46,863     50,518       6,253
Income tax expense                                             644        583         835
-----------------------------------------------------------------------------------------
Income before equity in undistributed (overdistributed)
  earnings of the Association                               46,219     49,935       5,418
Equity in undistributed (overdistributed) earnings
  of the Association (1)                                    22,245    (13,082)     40,003
-----------------------------------------------------------------------------------------
Net income                                                $ 68,464   $ 36,853    $ 45,421
=========================================================================================

(1) The equity in overdistributed earnings of the Association for the year ended December 31, 1996 represents dividends paid to the Company in excess of the Association's current year's earnings.

                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report

Condensed Statements of Cash Flows

                                                                   Year Ended December 31,
                                                               ---------------------------------
(In Thousands)                                                   1997        1996        1995
------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                   $ 68,464    $ 36,853    $ 45,421
  Adjustments to reconcile net income to cash
    provided by operating activities:
      Equity in (undistributed) overdistributed
        earnings of the Association                             (22,245)     13,082     (40,003)
      Decrease in accrued interest receivable                        23          20          19
      Accretion of discount on other securities                     (12)        (12)        (12)
      Increase (decrease) in other assets, other liabilities
        and amounts due the Association                           3,264      (1,356)     (1,141)
------------------------------------------------------------------------------------------------
          Net cash provided by operating activities              49,494      48,587       4,284
------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Increase in repurchase agreements                              (1,550)         --          --
  Purchases of other securities available-for-sale                 (294)     (6,359)         --
  Principal payments on securities available-for-sale             4,689       4,325       2,849
  Redemption of acquiree stock                                    4,560          --       4,612
  Principal payments on ESOP loan receivable                      2,688       2,366       2,120
------------------------------------------------------------------------------------------------
          Net cash provided by investing activities              10,093         332       9,581
------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Increase (decrease) in reverse repurchase agreements           12,765      (8,329)      8,329
  Repurchase of Company common stock                            (61,718)    (31,672)    (26,592)
  Cash received for options exercised net of loss
    on issuance of treasury stock                                 3,370         478         107
  Cash dividends paid to stockholders                           (14,077)     (9,362)     (4,555)
------------------------------------------------------------------------------------------------
          Net cash used in financing activities                 (59,660)    (48,885)    (22,711)
------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                (73)         34      (8,846)
Cash and cash equivalents at the beginning of the year               78          44       8,890
------------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year               $      5    $     78    $     44
================================================================================================

quarterly results of operations (unaudited)

                                                              Year Ended December 31, 1997
                                                    -----------------------------------------------
                                                      First       Second       Third       Fourth
(In Thousands, Except Per Share Data)                Quarter      Quarter     Quarter      Quarter
---------------------------------------------------------------------------------------------------
Interest income                                     $ 129,073    $ 135,412   $ 136,975    $ 177,941
Interest expense                                       79,617       85,967      86,883      111,883
---------------------------------------------------------------------------------------------------
Net interest income                                    49,456       49,445      50,092       66,058
Provision for loan losses                                 500        1,414         895          252
---------------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                      48,956       48,031      49,197       65,806
Non-interest income                                     3,471        4,661       6,729        7,402
---------------------------------------------------------------------------------------------------
Total income                                           52,427       52,692      55,926       73,208
---------------------------------------------------------------------------------------------------
General and administrative expense                     23,759       24,126      24,091       32,099
Real estate operations, net                               112           79          85          187
Provision for (recovery of) real estate losses             64          227          96          (28)
Amortization of goodwill                                2,110        2,110       2,110        4,934
---------------------------------------------------------------------------------------------------
Income before income taxes                             26,382       26,150      29,544       36,016
Income tax expense                                     10,948       10,943      12,652       15,085
---------------------------------------------------------------------------------------------------
Net income                                          $  15,434    $  15,207   $  16,892    $  20,931
===================================================================================================
Basic earnings per common share                     $    0.79    $    0.79   $    0.89    $    0.79
Diluted earnings per common share                        0.74         0.74        0.83         0.74

                                                              Year Ended December 31, 1996
                                                    -----------------------------------------------
                                                      First       Second       Third       Fourth
(In Thousands, Except Per Share Data)                Quarter      Quarter     Quarter      Quarter
---------------------------------------------------------------------------------------------------
Interest income                                     $ 115,834    $ 121,242   $ 126,716    $ 127,382
Interest expense                                       71,100       74,418      79,112       79,851
---------------------------------------------------------------------------------------------------
Net interest income                                    44,734       46,824      47,604       47,531
Provision for loan losses                                 522        2,042         958          441
---------------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                      44,212       44,782      46,646       47,090
Non-interest income                                     3,558        3,439       3,374        3,351
---------------------------------------------------------------------------------------------------
Total income                                           47,770       48,221      50,020       50,441
---------------------------------------------------------------------------------------------------
General and administrative expense                     23,927       24,674      23,872       23,692
Real estate operations, net                            (3,255)         339         176           17
(Recovery of) provision for real estate losses         (1,397)          65        (202)        (213)
Amortization of goodwill                                2,171        2,171       2,171        2,171
SAIF recapitalization assessment                           --           --      28,545           --
---------------------------------------------------------------------------------------------------
Income (loss) before income tax expense (benefit)      26,324       20,972      (4,542)      24,774
Income tax expense (benefit)                           11,606        9,262      (1,320)      11,127
---------------------------------------------------------------------------------------------------
Net income (loss)                                   $  14,718    $  11,710   $  (3,222)   $  13,647
===================================================================================================
Basic earnings (loss) per common share              $    0.73    $    0.60   $   (0.17)   $    0.70
Diluted earnings (loss) per common share                 0.69         0.57       (0.17)        0.65
Diluted earnings per common share, excluding
  SAIF recapitalization assessment, net of tax           0.69         0.57        0.66         0.65

Per share amounts have been restated as a result of the implementation of SFAS No. 128.

                                ASTORIA FINANCIAL CORPORATION 1997 Annual Report
market for common stock

Astoria Financial Corporation common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "ASFC." The table below shows the reported high and low sale price of the common stock during the periods indicated in 1997 and 1996, as adjusted for the two-for-one stock split on June 3, 1996.

                                        1997                      1996
                               -------------------------------------------------
                                 High          Low          High         Low
--------------------------------------------------------------------------------
First Quarter                  $43 1/8       $36          $25 15/16    $22 5/16
Second Quarter                  47 1/2        34 3/4       28 1/8       23 5/16
Third Quarter                   50 5/16       45 3/8       29 1/8       24 5/8
Fourth Quarter                  58 1/8        50 3/4       38           29 3/8

As of March 2, 1998, the Company had 2,758 shareholders of record. As of December 31, 1997, there were 26,197,768 shares of common stock outstanding.

The following schedule summarizes the cash dividends paid per common share for 1996 and 1997:

                                                       1997                1996
--------------------------------------------------------------------------------
First Quarter                                       $   0.11            $   0.10
Second Quarter                                          0.15                0.11
Third Quarter                                           0.15                0.11
Fourth Quarter                                          0.15                0.11

On January 21, 1998, the Board of Directors declared a quarterly cash dividend of $0.20 per common share, payable on March 2, 1998, to common stockholders of record at the close of business on February 13, 1998. The Board of Directors intends to review the payment of dividends quarterly and plans to continue to maintain a regular quarterly dividend in the future, dependent upon the Company's earnings, financial condition and other factors.

On April 17, 1996, the Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend and on June 3, 1996, stockholders received one additional share of the Company's common stock for each share of common stock owned as of May 15, 1996.

The Company is subject to the laws of the state of Delaware which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

The payment of dividends by the Company could be dependent, in large part, upon receipt of dividends from the Association. The Association is subject to certain restrictions which may limit its ability to pay dividends to the Company. See
Note 2 to the Consolidated Financial Statements for an explanation of the liquidation accounts and regulatory capital requirements on the Association's ability to pay dividends. See Note 13 to the Consolidated Financial Statements concerning the tax effect of paying a portion of the retained earnings for dividends rather than absorbing tax bad debt losses.

75